Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

AMBROS THERAPEUTICS, INC.

WEREWOLF THERAPEUTICS, INC.

and

WAVE ATLANTIS MERGER SUB, INC.

Dated as of August 21, 2026

i

(continued)

(continued)

(continued)

v

EXHIBITS

Exhibit A	Form of Werewolf Stockholder Support Agreement
Exhibit B	Form of Ambros Stockholder Support Agreement
Exhibit C	Form of Ambros Lock-Up Agreement
Exhibit D	Form of Ambros Stockholder Written Consent
Exhibit E	Form of Securities Purchase Agreement
Exhibit F	Form of CVR Agreement
Exhibit G	Form of Merger Pre-Funded Warrant

SCHEDULES

Schedule 1	Werewolf Supporting Stockholders
Schedule 2	Ambros Supporting Stockholders
Schedule 3	Legacy Assets

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 21, 2026, by and among AMBROS THERAPEUTICS, INC., a Delaware corporation (“Ambros”), WEREWOLF THERAPEUTICS, INC., a Delaware corporation (“Werewolf”), and WAVE ATLANTIS MERGER SUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of Werewolf (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Section 1.1.

RECITALS

WHEREAS, Ambros and Werewolf intend to effect a strategic combination of their businesses in accordance with this Agreement and Delaware Law;

WHEREAS, Ambros and Werewolf intend, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware Law, to effect a merger of Merger Sub with and into Ambros (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and Ambros will become a direct wholly owned Subsidiary of Werewolf;

WHEREAS, the board of directors of Ambros (the “Ambros Board”) has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Ambros and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and the other actions contemplated by this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Ambros vote to adopt this Agreement and thereby approve the Contemplated Transactions, including the Merger;

WHEREAS, the board of directors of Werewolf (the “Werewolf Board”) has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Werewolf and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Werewolf vote to adopt this Agreement and thereby approve the Contemplated Transactions at a special meeting of Werewolf stockholders;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of its sole stockholder and Merger Sub, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Merger Sub adopt this Agreement and thereby approve the Contemplated Transactions, including the Merger;

WHEREAS, the sole stockholder of Merger Sub has determined that the Agreement and the Contemplated Transactions are in the best interest of Merger Sub, and such stockholder has adopted this Agreement and approved the Contemplated Transactions, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Ambros’ willingness to enter into this Agreement, the officers and directors of Werewolf set forth on Schedule 1 hereto (solely in their capacity as stockholders of Werewolf, the “Werewolf Supporting Stockholders”) are executing support agreements in favor of Ambros in substantially the form attached hereto as Exhibit A (the “Werewolf Stockholder Support Agreements”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Werewolf Common Stock in favor of the Werewolf Stockholder Matters;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Werewolf’s willingness to enter into this Agreement, the stockholders, officers and directors of Ambros set forth on Schedule 2 hereto (solely in their capacity as stockholders of Ambros) (the “Ambros Supporting Stockholders”) are executing support agreements in favor of Werewolf in substantially the form attached hereto as Exhibit B (the “Ambros Stockholder Support Agreements”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Ambros Capital Stock in favor of this Agreement and the Contemplated Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Werewolf’s willingness to enter into this Agreement, the stockholders, officers and directors of Ambros set forth in Section A of the Ambros Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit C (collectively, the “Ambros Lock-Up Agreements”);

WHEREAS, it is expected that promptly after the Registration Statement is declared effective under the Securities Act, the stockholders of Ambros sufficient to adopt and approve this Agreement, the Merger and the Contemplated Transactions as required under Delaware Law and Ambros’ Organizational Documents will execute and deliver an action by written consent in order to obtain the Required Ambros Stockholder Approval in substantially the form attached hereto as Exhibit D (each, an “Ambros Stockholder Written Consent”), and upon delivery of the Ambros Stockholder Written Consent, the Required Ambros Stockholder Approval will have been obtained;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors have executed a Securities Purchase Agreement by and among Werewolf and the Persons named therein (representing an aggregate commitment not less than the Concurrent PIPE Financing Amount), pursuant to which such Persons will have agreed to purchase the number of shares of Werewolf Common Stock or PIPE Pre-Funded Warrants in lieu thereof set forth therein in connection with the Concurrent PIPE Financing in substantially the form attached hereto as Exhibit E (the “Securities Purchase Agreement”); and

WHEREAS, each of the parties hereto intends that, for United States federal income tax purposes, the Merger will qualify as (i) a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, with respect to which each of Ambros, Merger Sub and Werewolf, are a “party to a reorganization” under Section 368(b) of the Code, and this Agreement is intended to constitute, and is hereby adopted as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and

1.368-3(a) or (ii) a tax-deferred exchange governed by Section 351(a) of the Code (the “Intended Tax Treatment”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIVE PROVISIONS

1.1  Definitions. For purposes of this Agreement (including this Section 1.1):

“2026 Werewolf Equity Incentive Plan” shall mean an equity incentive plan of Werewolf in form and substance as agreed to by Ambros and Werewolf (such agreement not to be unreasonably withheld, conditioned or delayed by either Party), reserving for issuance a number of shares of Werewolf Common Stock to be mutually agreed upon by Ambros and Werewolf (such agreement not to be unreasonably withheld, conditioned or delayed by either Party).

“2026 Werewolf ESPP” shall mean an “employee stock purchase plan” of Werewolf in form and substance as agreed to by Ambros and Werewolf (such agreement not to be unreasonably withheld, conditioned or delayed by either Party), reserving for issuance a number of shares of Werewolf Common Stock to be mutually agreed upon by Ambros and Werewolf (such agreement not to be unreasonably withheld, conditioned or delayed by either Party).

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any “standstill” provision.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Ambros or any of its Affiliates, on the one hand, or Werewolf or any of its Affiliates, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal, other than, as applicable, solely with respect to the Concurrent PIPE Financing or a Permitted Werewolf Asset Disposition.

“Acquisition Proposal” means, with respect to any party hereto, any proposal or offer, whether written or oral, from any Person (other than an offer or proposal made or submitted by or on behalf of Ambros or any of its Affiliates, on the one hand, or by or on behalf of Werewolf or any of its Affiliates, on the other hand, to the other Party) providing for an Acquisition Transaction (in each case other than the exercise or repurchase of existing equity interests).

“Acquisition Transaction” means any transaction or series of related transactions involving (other than, as applicable, the Concurrent PIPE Financing, a Permitted Werewolf Asset Disposition or any equity financing transaction contemplated by Section 5.1):

(i)

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Person or

“group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its Subsidiaries or (ii) in which a party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its Subsidiaries; or

(ii)

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a party and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Valuation” means the sum of (A) the Ambros Equity Value, plus (B) the Werewolf Valuation, plus (C) the Concurrent PIPE Financing Proceeds.

“Ambros Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (A) the Ambros Equity Value by (B) the Aggregate Valuation.

“Ambros Associate” means any current or former employee, officer, director, individual independent contractor or other individual non-employee service provider of Ambros or any of its Subsidiaries.

“Ambros Balance Sheet” means the unaudited interim balance sheet of Ambros for the three months ended June 30, 2026.

“Ambros Capital Stock” means Ambros Common Stock and Ambros Preferred Stock.

“Ambros Capitalization Representations” means the representations and warranties of Ambros set forth in Section 3.6.

“Ambros Common Stock” means the common stock, $0.00001 par value per share, of Ambros.

“Ambros Contract” means any Contract: (i) to which Ambros or any of its Subsidiaries is a Party, (ii) by which Ambros or any of its Subsidiaries, or any Ambros IP Rights or any other asset of Ambros, is or may become bound or under which Ambros or any of its Subsidiaries has, or may become subject to, any obligation or (iii) under which Ambros or any of its Subsidiaries has or may acquire any right or interest.

“Ambros Employee Plan” means any Employee Plan that Ambros or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through,

or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability with respect to (including on account of an ERISA Affiliate), or (v) utilizes to provide benefits to or otherwise cover any Ambros Associate (or their spouses, dependents, or beneficiaries).

“Ambros Equity Plan” means the 2024 Equity Incentive Plan of Ambros, as amended from time to time.

“Ambros Equity Value” means $500,000,000.

“Ambros Exchange Ratio” means the quotient (rounded to four decimal places) obtained by dividing (i) the number of Ambros Merger Shares by (ii) the number of Ambros Outstanding Shares.

“Ambros Fundamental Representations” means the representations and warranties of Ambros set forth in Sections 3.1, 3.2, 3.3, 3.6 and 3.21.

“Ambros IP Rights” means any and all Intellectual Property rights that are owned or purported to be owned, whether wholly or jointly with others, or controlled by Ambros or any of its Subsidiaries (“Ambros Owned IP Rights”), or licensed or sublicensed by Ambros or any of its Subsidiaries (“Ambros Licensed IP Rights”).

“Ambros IP Rights Agreement” means any Contract governing, related to or pertaining to any Ambros IP Rights other than any confidential information provided under confidentiality agreements.

“Ambros Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of an Ambros Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Ambros or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following, alone or in combination, shall not be taken into account in determining whether there has been an Ambros Material Adverse Effect: (i) the announcement of this Agreement, the pendency or the consummation of the Contemplated Transactions, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto (other than, in the case of this clause (i), for purposes of Section 3.5(b)), (ii) the taking of any action, or the failure to take any action, by Ambros that is expressly required to be taken or not taken under the terms of this Agreement, (iii) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (iv) any change in, or any compliance with GAAP or applicable Law or the interpretation thereof (provided that this clause (iv) does not exclude any Effect resulting from any underlying noncompliance with GAAP or applicable Law), (v) general economic, financial and capital markets, political conditions or conditions, including any instability in the banking sector, including the failure or placement into receivership of any financial institution, in each case generally affecting the industries in which Ambros and its Subsidiaries operate or any changes in the conditions thereof, (vi) any change in the cash position of Ambros and its Subsidiaries which results from operations in the Ordinary Course of Business, or any failure of Ambros to meet any projections, business plans or forecasts (provided that, this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in an Ambros Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Ambros Material Adverse Effect)), or (vii) with respect to any Ambros Product Candidate, in each case, to the extent not involving any wrongdoing by Ambros or its Subsidiaries, (a) any rejection or refusal of, any request to refile or any delay in obtaining or making any regulatory application or filing or any adverse finding from a dispute resolution process with any Governmental Authority, (b) any pre-clinical or clinical studies, tests or results or announcements thereof, (c) any decision or action by any Governmental Authority (or other payor) with respect to pricing and/or reimbursement, (d) any delay, hold or termination of any clinical trial or any delay, hold or termination of any planned application for marketing approval, or (e) other than with respect to Ambros Product Candidates that have received marketing approval, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse effects, adverse events or safety observations, but excluding in the case of this clause (e) side effects, adverse effects, adverse events or safety observations events that result in a broad based product recall of, or withdrawal from the market of, any Ambros Product Candidate; provided, however, that any Effect referred to in clauses (i) through (v) may be taken into account (unless not excluded by another clause of this definition) to the extent that the impact of any such Effect on Ambros and its Subsidiaries, taken as a whole, is materially and disproportionately adverse relative to the impact of such Effect on companies operating in the industry in which Ambros and its Subsidiaries operate, and then such Effect may be taken into account solely to the extent of such disproportionate impact.

“Ambros Merger Shares” means the product determined by multiplying (i) the Post-Closing Werewolf Shares times (ii) the Ambros Allocation Percentage.

“Ambros Option” means each option to purchase shares of Ambros Common Stock granted by Ambros including, without limitation, under the Ambros Equity Plan.

“Ambros Outstanding Shares” means, the total number of shares of Ambros Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Ambros Preferred Stock Conversion and the conversion of any outstanding convertible notes of Ambros) expressed on a fully-diluted and as-converted to Ambros Common Stock on a “treasury method” basis and assuming, without limitation or duplication, the issuance of all shares of Ambros Common Stock that would be issued assuming the acceleration and exercise and conversion of all Ambros Options outstanding as of immediately prior to the Effective Time.

“Ambros Preferred Stock” means, collectively, the Ambros Series A-1 Preferred Stock and the Ambros Series A-2 Preferred Stock.

“Ambros Registered IP” means any and all Ambros IP Rights that are registered, filed, issued or otherwise granted under the authority of, with or by any Governmental Authority, including all Patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Ambros Series A-1 Preferred Stock” means the preferred stock, $0.00001 par value per share, of Ambros, designated as Series A-1 Preferred Stock.

“Ambros Series A-2 Preferred Stock” means the preferred stock, $0.00001 par value per share, of Ambros, designated as Series A-2 Preferred Stock.

“Ambros Triggering Event” shall be deemed to have occurred if: (i) there shall have occurred any Ambros Board Adverse Recommendation Change; (ii) the Ambros Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (iii) Ambros shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement); (iv) Ambros or any director or officer of Ambros shall have willfully breached any of the provisions set forth in Section 5.4 or Section 6.2; or (v) Ambros or the Ambros Board committing to take or cause to occur, or publicly propose to take or cause to occur, any of the foregoing actions.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Cash and Cash Equivalents” means all (i) unrestricted cash and cash equivalents and (ii) marketable securities (determined net of any sales discount or commission), in each case determined in accordance with GAAP.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Concurrent PIPE Financing” means the issuance and sale of shares of Werewolf Common Stock and PIPE Pre-Funded Warrants in a private placement to be consummated immediately prior to or substantially concurrently with the Effective Time pursuant to the Securities Purchase Agreement.

“Concurrent PIPE Financing Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (i) the Concurrent PIPE Financing Proceeds by (ii) the Aggregate Valuation.

“Concurrent PIPE Financing Amount” means $150,000,000.

“Concurrent PIPE Financing Merger Shares” means the product determined by multiplying (i) the Post-Closing Werewolf Shares by (ii) the Concurrent PIPE Financing Allocation Percentage.

“Concurrent PIPE Financing Proceeds” means the gross proceeds resulting from the Concurrent PIPE Financing.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 3, 2026, by and between Ambros and Werewolf.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement, including the CVR Agreement and the Concurrent PIPE Financing.

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (i) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; (ii) any other plan, program, policy, agreement or arrangement providing for stock options, stock purchases, restricted stock, restricted stock units, phantom equity, other equity or equity-based incentives, bonuses, commissions, severance, retention, deferred compensation, change in control, transaction, supplemental income, vacation, retirement, pension, profit-sharing, post-retirement health and welfare, disability, fringe benefit, sick, vacation or paid time-off, life insurance, perquisites, medical, dental, vision, employee assistance, health savings accounts, flexible spending accounts, Section 125 “cafeteria”, or similar benefits; and (iii) all other plans, programs, policies, agreements or arrangements (whether written or unwritten) providing compensation or benefits to any current or former employee, officer, director, individual independent contractor and other non-employee service provider.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity, part of the same “controlled group” as such Entity or under common control with such Entity under Sections 414(b),(c),(m) or (o) of the Code or 4001(b)(1) of ERISA, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fraud” shall mean common law fraud under the Laws of the State of Delaware.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, supra-national or other government or institution, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (iv) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” means any and all intellectual property and similar proprietary rights of any kind or nature, whether protected, created or arising under any Law, throughout the world, including any and all state, United States, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (i) United States, foreign and international patents, patent applications, including all provisional applications, non-provisional applications, substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, term extensions, confirmations, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (ii) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs or other names and locators associated with the internet, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith and symbolized thereby, (iii) works of authorship (whether or not copyrightable) and all copyrights, copyrightable works, derivative works, including registrations and applications for registration thereof, and all renewals, extensions, restorations or reversions of the foregoing, including all rights of authorship, use, publication, publicity, reproduction, distribution, income, performance and transformation, (iv) software, including all source code, object code, firmware, development tools files, records and data, all media on which any of the foregoing is recorded, and all related documentation, (v) all inventions, invention disclosures, improvements, formulae, customer lists, trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common Law), know-how (including recipes, specifications, formulae, manufacturing and other processes, operating procedures, methods, techniques and all research and development information), technology, technical data, databases, data collections, confidential information and other proprietary rights and intellectual property, whether patentable or not, and all documentation relating to any of the foregoing, (vi) registrations, applications, extensions, restorations and renewals of any of the foregoing in any jurisdiction, (vii) all United States and foreign rights arising under or associated with any of the foregoing, (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world and (ix) all other rights similar or pertaining to, or tangible embodiments of, any of the foregoing in any country worldwide.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means, with respect to any Person, (i) an executive officer of such Person; and (ii) any employee of such Person, that reports directly to the chief executive officer of such Person.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lookback Date” means (i) as it relates to Werewolf, its Subsidiaries and Affiliates, January 1, 2024, and (ii) as it relates to Ambros, its Subsidiaries and Affiliates, September 4, 2024.

“Merger Pre-Funded Warrants” has the meaning set forth in Section 2.4.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” as described in Section 413(c) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Nasdaq” means The Nasdaq Stock Market.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of Ambros and Werewolf, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association, formation, incorporation or organization or limited partnership, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Out of the Money Werewolf Options” means Werewolf Options with a per share exercise price equal to or greater than the closing sale price of one share of Werewolf Common Stock as reported on Nasdaq on the last trading day immediately preceding the Effective Time, in each case as equitably adjusted to reflect the Werewolf Reverse Stock Split, if any.

“Party” or “Parties” means Ambros, Merger Sub, and Werewolf.

“Payoff Indebtedness” has the meaning set forth in Section 6.18.

“Permitted Werewolf Asset Disposition” means a sale, license, transfer or other disposition of solely any or all of Werewolf’s legacy pipeline assets set forth on Schedule 3 hereto (the “Legacy Assets”).

“Permitted Werewolf Asset Disposition Agreement” means a Contract executed by Werewolf providing for a Permitted Werewolf Asset Disposition entered into from and after the date hereof in accordance with this Agreement, including following receipt of the consent of Ambros.

“Permitted Encumbrance” means (i) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Ambros Balance Sheet or the Werewolf Balance Sheet, as applicable, in accordance with GAAP, (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Ambros or Werewolf, as applicable, (iii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (v) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies,(vi) liens arising under applicable securities Law, and (vii) non-exclusive licenses of Intellectual Property granted by Werewolf or Ambros, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means (i) data and information concerning an identifiable natural person, or (ii) any information that constitutes “personal data”, “personal information”, “personally identifiable information” or similar term as defined by applicable Privacy Laws.

“PIPE Pre-Funded Warrants” means the pre-funded warrants to purchase shares of Werewolf Common Stock substantially in the form attached to the Securities Purchase Agreement, which form is attached hereto as Exhibit E.

“Post-Closing Werewolf Shares” means the total number of shares of Werewolf Common Stock outstanding immediately after the Effective Time expressed on a fully-diluted basis, subject to the assumptions set forth on Section 1.1 of the Ambros Disclosure Schedule, including the Ambros Merger Shares, the Concurrent PIPE Financing Merger Shares and the shares of Werewolf Common Stock issuable upon exercise of the Pre-Funded Warrants.

“Pre-Funded Warrants” means the Merger Pre-Funded Warrants and the PIPE Pre-Funded Warrants.

“Privacy Laws” mean Laws relating to the privacy, security, collection, use or other processing of Personal Information.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Section 382 Study” means an up-to-date, detailed analysis or report issued by a “Big 4” accounting firm regarding the usability of net operating loss carryforwards or other similar Tax attributes under Section 382 of the Code or similar provisions of applicable state or local Tax Law.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Stockholders” means the Werewolf stockholders party to the Werewolf Stockholder Support Agreements.

“Subsidiary” means, with respect to a Person, an Entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (i) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (ii) is on terms and conditions that the Ambros Board or the Werewolf Board, as applicable, determines in good faith, based on all relevant factors (including the likelihood of consummation thereof and the financing terms and any termination or break-up fees and conditions to consummation thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Ambros’ stockholders or Werewolf’s stockholders, as applicable, than the terms of the Contemplated Transactions and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

“Tax” means (i) any U.S. federal, state or local or non-U.S. tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, environmental tax, withholding tax, imputed underpayment amount, payroll tax, customs duty, escheat, unclaimed property, alternative or add-on minimum or other tax or similar charge (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any attachment, amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Expenses” means, with respect to Werewolf, the aggregate amount (without duplication) of all costs, fees, Taxes and expenses incurred by Werewolf and its Subsidiaries, or for which Werewolf and any of its Subsidiaries are or may become liable in connection with the Merger and the CVR Agreement and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Merger and the CVR Agreement, including (i) the maximum amount of brokerage fees and commissions, finders’ fees and financial advisory fees, and any fees and expenses of legal counsel, accountants, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of Werewolf payable by Werewolf and its Subsidiaries; (ii) the maximum amount of CVR Fees (which shall include estimated CVR payment distribution fees); (iii) any Taxes actually incurred by Werewolf with respect to the payment of any other item listed in this definition of Transaction Expenses; and (iv) all amounts payable or expected to be paid pursuant to Transaction Litigation (net of any amounts payable or expected to be paid pursuant to any insurance policies of Werewolf); provided, however, that Transaction Expenses shall specifically exclude (A) any fees and expenses in respect of the Concurrent PIPE Financing and (B) 50% of all Nasdaq fees associated with the Nasdaq Listing Application, in each case of clauses (A) and (B), which shall be payable by Ambros and its Subsidiaries.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar law.

“Werewolf Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (A) the Werewolf Valuation by (B) the Aggregate Valuation.

“Werewolf Associate” means any current or former employee, officer, director, individual independent contractor or other individual non-employee service provider of Werewolf or any of its Subsidiaries.

“Werewolf Authorized Common Stock Increase” means the increase of the authorized capital stock of Werewolf a number of shares of Werewolf Common Stock mutually agreeable to Werewolf and Atlantis, with no change to the amount of authorized Werewolf Preferred Stock, upon receipt of, and subject in all respects to, approval of the Werewolf stockholders and filing of the necessary amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

“Werewolf Balance Sheet” means the unaudited interim balance sheet of Werewolf for the three months ended June 30, 2026.

“Werewolf Capitalization Representations” means the representations and warranties of Werewolf set forth in Section 4.6.

“Werewolf Closing Financial Certificate” means a certificate executed by the Chief Financial Officer of Werewolf, on behalf of Werewolf and not in his or her personal capacity, certifying Werewolf Net Cash as of the Anticipated Closing Date.

“Werewolf Common Stock” means the common stock, $0.0001 par value per share, of Werewolf.

“Werewolf Contract” means any Contract: (i) to which Werewolf is a party, (ii) by which Werewolf or any Werewolf IP Rights or any other asset of Werewolf is or may become bound or under which Werewolf has, or may become subject to, any obligation or (iii) under which Werewolf has or may acquire any right or interest.

“Werewolf Covered Person” means, with respect to Werewolf as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Werewolf Employee Plan” means any Employee Plan that Werewolf or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability with respect to (including on account of an ERISA Affiliate), or (v) utilizes to provide benefits to or otherwise cover any Werewolf Associate (or their spouses, dependents, or beneficiaries).

“Werewolf Equity Plans” means the Werewolf 2021 Stock Incentive Plan, the Werewolf 2017 Stock Incentive Plan, the Werewolf ESPP and the Werewolf Inducement Stock Option Agreement entered into between Werewolf and a certain executive officer relating to an inducement stock option award granted on May 1, 2025, in each case as amended from time to time.

“Werewolf Equity Value” means $47,500,000.

“Werewolf ESPP” means the Werewolf 2021 Employee Stock Purchase Plan, as amended from time to time.

“Werewolf Fundamental Representations” means the representations and warranties of Werewolf set forth in Sections 4.1, 4.2, 4.3, and 4.21.

“Werewolf IP Rights” means any and all Intellectual Property rights that are owned or purported to be owned, whether wholly or jointly with others, or controlled by Werewolf or any of its Subsidiaries (“Werewolf Owned IP Rights”), or licensed or sublicensed to Werewolf or any of its Subsidiaries (“Werewolf Licensed IP Rights”).

“Werewolf IP Rights Agreement” means any Contract governing, related or pertaining to any Werewolf IP Rights other than any confidential information provided under confidentiality agreements.

“Werewolf Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Werewolf Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Werewolf or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following, alone or in combination, shall not be taken into account in determining whether there has been a Werewolf Material Adverse Effect: (i) the announcement of this Agreement the pendency or the consummation of the Contemplated Transactions, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto (other than, in the case of this clause (i), for purposes of Section 4.5(b)), (ii) the taking of any action, or the failure to take any action, by Werewolf that is expressly required under the terms of this Agreement, (iii) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (iv) any change in, or any compliance with, GAAP or applicable Law or the interpretation thereof (provided that this clause (iv) does not exclude any Effect resulting from any underlying noncompliance with GAAP or applicable Law), (v) general economic, financial and capital markets, political conditions or conditions, including any instability in the banking sector, including the failure or placement into receivership of any financial institution, in each case generally affecting the industries in which Werewolf and its Subsidiaries operate, (vi) any change in the stock price or trading volume of Werewolf Common Stock, (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Werewolf Common Stock may be taken into account in determining whether a Werewolf Material Adverse Effect has occurred, unless such Effect is otherwise excepted from this definition of Werewolf Material Adverse Effect), (vii) any failure of Werewolf to meet any projections, business plans or forecasts (provided that, this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Werewolf Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Werewolf Material Adverse Effect)), (viii) with respect to any Legacy Asset or any of Werewolf’s competitors’ or potential competitors’ product candidates, products or programs, in each case, to the extent not involving any wrongdoing by Werewolf or its Subsidiaries, (a) any rejection or refusal of, any request to refile or any delay in obtaining or making any regulatory application or filing or any adverse finding from a dispute resolution process with any Governmental Authority, (b) any pre-clinical or clinical studies, tests or results or announcements thereof, (c) any decision or action by any Governmental Authority (or other payor) with respect to pricing and/or reimbursement, (d) any delay, hold or termination of any clinical trial or any delay, hold or termination of any planned application for marketing approval, or (e) other than with respect to Werewolf Product Candidates that have received marketing approval, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse effects, adverse events or safety observations, but excluding in the case of this clause (e) side effects, adverse effects, adverse events or safety observations events that result in a broad based product recall of, or withdrawal from the market of, any Werewolf Product Candidate, (ix) any change in the cash position of Werewolf and its Subsidiaries resulting from operations in the Ordinary Course of Business or (x) the consummation of any Permitted Werewolf Asset Disposition pursuant to and in accordance with the terms of the applicable Permitted Werewolf Asset Disposition Agreement; provided, however, that any Effect referred to in clauses (i) through (v) may be taken into account (unless not excluded by another clause of this definition) to the extent that the impact of any such Effect on Werewolf and its Subsidiaries, taken as a whole, is materially and disproportionately adverse relative to the impact of such Effect on companies operating in the industry in which Werewolf and its Subsidiaries operate, and then such Effect may be taken into account solely to the extent of such disproportionate impact.

“Werewolf Net Cash” means, as of the Closing, without duplication, (i) Werewolf’s Cash and Cash Equivalents determined in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Werewolf Balance Sheet; minus (w) any accrued and unpaid Taxes of Werewolf or its Affiliates for taxable periods (or portions thereof) ending on or before the Closing Date (including any Taxes arising from or payable in connection with any Permitted Werewolf Asset Disposition consummated prior to the Closing), which shall be computed without taking into account any net operating loss carryforwards or other similar Tax attributes if Werewolf has not delivered the Section 382 Study pursuant to Section 2.8(a), minus (x) total short and long term Liabilities whether absolute, contingent or otherwise, in each case recorded on the Werewolf Balance Sheet in which such items were historically determined as of the Closing (including for the avoidance of doubt Transaction Expenses of Werewolf (including any post-Closing fees related to the Rights Agent and the Legacy Asset Consultant) and CVR Fees accrued and unpaid as of Closing) to the extent unpaid as of Closing, accounts payable and accrued expenses, the cost of a D&O insurance “tail” policy, lease termination costs (if any), notice payments, penalties or other payments to be made by Werewolf in order to terminate any existing agreement to which Werewolf is a party and any other Wind-Down Estimated Expenses) and net financial obligations associated with lease payments that require a cash payment or future cash payment to settle, minus (y) any change in control payments and severance to employees (including associated payroll taxes) that are to be paid by Werewolf in connection with, or at the time of, the Closing, including in connection with the termination of its then employees who were employed with Werewolf prior to the Closing (if any), minus (z) 50% of financial printer and EDGARization expenses associated with SEC filings relating to the Contemplated Transactions and 50% of SEC filing and registration fees, plus (ii) 100% of all Nasdaq fees associated with the Nasdaq Listing Application, to the extent paid by Werewolf. For avoidance of doubt, (1) the Cash and Cash Equivalents received in the Concurrent PIPE Financing and any fees, commissions, discounts, expenses or other costs incurred in connection with the Concurrent PIPE Financing (including placement agent fees, legal fees and other transaction expenses), shall be excluded from the calculation of Werewolf Net Cash and (2) to the extent Werewolf has agreed that any amounts in the definition of Werewolf Net Cash shall be borne by a third party, including pursuant to existing Contractual arrangements, such amounts shall not be deducted from the calculation of Werewolf Net Cash. For the avoidance of doubt, CVR Fees shall be deducted only once in the calculation of Werewolf Net Cash and shall not also be deducted from any amounts payable under the CVR Agreement. In addition, if the closing of any Permitted Werewolf Asset Disposition involving Werewolf or any of its Subsidiaries (as consented by Ambros) occurs prior to the Closing of the Merger, then any deduction, reserve, holdback, offset or other adjustment that would otherwise have been permitted or required to be made against, or funded out of, the consideration payable in respect of such other transaction after its closing (including any reserve for indemnification obligations, any unpaid Transaction Expenses or other unpaid fees and expenses of Werewolf in connection with such other transaction, and any unpaid Taxes of Werewolf arising from or payable in connection with such other transaction) under the CVR Agreement shall instead, to the extent not otherwise actually paid or funded prior to the Closing, be deducted from Werewolf’s Cash and Cash Equivalents in the calculation of Werewolf Net Cash.

“Werewolf Option” means each option to purchase shares of Werewolf Common Stock granted by Werewolf, including, without limitation, under the Werewolf Equity Plans, but, for the avoidance of doubt, excluding the Werewolf ESPP.

“Werewolf Outstanding Shares” means the total number of shares of Werewolf Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis and assuming, without limitation or duplication, the issuance of shares of Werewolf Common Stock that would be issued assuming the acceleration and exercise and conversion of all Werewolf Options outstanding as of immediately prior to the Effective Time (assuming cashless exercise), and the exclusion of shares of Werewolf Common Stock otherwise reserved for issuance or held by Werewolf as treasury stock or owned by Ambros or any of its Subsidiaries or any Subsidiary of Werewolf immediately prior to the Effective Time; provided, however, that any shares of Werewolf Common Stock issued in the Concurrent PIPE Financing will not be included for the purpose of calculating the number of Werewolf Outstanding Shares; provided, further, that no Out of the Money Werewolf Options shall be included in the total number of shares of Werewolf Common Stock outstanding for purposes of determining the Werewolf Outstanding Shares.

“Werewolf Preferred Stock” means the preferred stock of Werewolf, par value $0.0001 per share.

“Werewolf Registered IP” means any and all Werewolf IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Werewolf Reverse Stock Split” means, subject to the approval by the Werewolf stockholders of an amendment to the Organizational Documents of Werewolf authorizing the same, a reverse stock split of all outstanding shares of Werewolf Common Stock at a reverse stock split ratio mutually agreed to by Ambros and Werewolf that is effected by Werewolf for the purpose of maintaining compliance with Nasdaq listing standards or for the combined company to meet the initial listing standards of Nasdaq or otherwise if deemed advisable by Ambros.

“Werewolf Target Net Cash” means $30,000,000.

“Werewolf Triggering Event” shall be deemed to have occurred if: (i) there shall have occurred any Werewolf Board Adverse Recommendation Change, (ii) the Werewolf Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal, (iii) Werewolf shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.4); (iv) the Werewolf Board shall have failed to recommend against any Acquisition Proposal that is a tender offer or exchange offer within 10 Business Days after the commencement thereof; (v) the Werewolf Board shall have failed to publicly announce its recommendation against any Acquisition Proposal that is not a tender offer or exchange offer within 10 Business Days after the public announcement or disclosure thereof; (vi) the Werewolf Board shall have failed to publicly reaffirm the Werewolf Board Recommendation within ten (10) Business Days after Ambros so requests in writing, provided, that Ambros may only make such request once every ten (10) Business Days unless there has been an Acquisition Proposal or any modification or amendment thereof; (vii) Werewolf or any director or officer of Werewolf shall have willfully breached any of the provisions set forth in Section 5.4 or Section 6.3; or (viii) Werewolf or the Werewolf Board committing to take or cause to occur, or publicly propose to take or cause to occur, any of the foregoing actions.

“Werewolf Valuation” means the Werewolf Equity Value; provided, that if the Final Werewolf Net Cash is above or below the Werewolf Target Net Cash, then the Werewolf Valuation will be adjusted (up or down, as applicable) on a dollar-for-dollar basis by the difference of (i) the Final Werewolf Net Cash and (ii) the Werewolf Target Net Cash (and, if Final Werewolf Net Cash is a negative number, the Werewolf Valuation will be adjusted down on a dollar-for-dollar basis by an amount equal to the sum of Werewolf Target Net Cash plus the absolute value of Final Werewolf Net Cash; provided that, unless Werewolf has materially breached its representations, warranties, covenants and agreements under this Agreement, in no event shall the Werewolf Valuation be less than $5.5 million). For the avoidance of doubt, the Concurrent PIPE Financing Proceeds shall not be included in the calculation or determination of the Werewolf Valuation or any component thereof. Set forth on Section 1.1 on the Ambros Disclosure Schedule is an illustrative example of the calculation of the Ambros Merger Shares.

“Wind-Down Estimated Expenses” means any estimated costs or expenses that may become payable in connection with either (i) the divestiture of any of the Legacy Assets or (ii) any wind-down of Werewolf’s activities related to any of the Legacy Assets that may become payable from and after the Closing if the Legacy Assets are not divested as provided by the CVR Agreement.

(iii)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	2.8(e)
Agreement	Preamble
Allocation Certificate	6.13
Anticipated Closing Date	2.8(a)
Anti-Corruption Laws	4.28
Assumed Ambros Option	2.4(g)
Ambros	Preamble
Ambros Board	Recitals
Ambros Board Adverse Recommendation Change	6.2(b)
Ambros Board Recommendation	6.2(b)
Ambros Closing Certificate	7.3(d)
Ambros Disclosure Schedule	Article III
Ambros Financial Statements	3.7(a)
Ambros Intervening Event	6.2(c)
Ambros IT Systems	3.22(b)
Ambros Lock-Up Agreements	Recitals
Ambros Material Contract	3.13(a)
Ambros Permits	3.14(b)
Ambros Privacy Policies	3.22(a)
Ambros Product Candidates	3.14(d)
Ambros Real Estate Leases	3.11
Ambros Regulatory Permits	3.14(d)
Ambros Stockholder Support Agreements	Recitals
Ambros Stockholder Written Consent	Recitals
Ambros Supporting Stockholders	Recitals
Ambros Termination Fee	8.3(b)
Capitalization Date	4.6(a)
Cash Determination Time	2.8(a)
Certificate of Merger	2.1
Closing	2.2

Term	Section
Closing Date	2.2
Code	Recitals
Costs	6.6(a)
Current Offering Period	5.6
CVR	2.5(a)
CVR Agreement	2.5(a)
CVR Fees	2.5(d)
Delivery Date	2.8(a)
Designated Parties	4.27(b)
Dispute Notice	2.8(b)
Disqualifying Event	4.23
Dissenting Shares	2.11
D&O Indemnified Parties	6.6(a)
D&O tail policy	6.6(d)
DPA	4.29
Drug Regulatory Agency	3.14(a)
Effective Time	2.1
Enforcement Action	4.28
Equity Plan Proposals	6.16
Exchange Agent	2.7(a)
Export Control Laws	4.26
FCPA	3.25
FDA	3.14(a)
FDCA	3.14(a)
Final Werewolf Net Cash	2.8(c)
Form S-4	6.1(a)
Government Official	4.28
Intended Tax Treatment	Recitals
Investors	4.25(a)
Legacy Asset Consultant	2.5(c)
Liability	3.9
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Nasdaq Listing Application	6.8(a)
Ordinary Course Agreement	3.16(f)
Outbound Investment Security Program	4.30(a)
Outside Date	8.1(b)
PCAOB	3.7(e)
PCAOB Auditor	3.7(e)
Permitted Alternative Agreement	8.1(k)

Term	Section
Permitted Encumbrances	3.16(d)
PHSA	3.14(a)
Pre-Closing Distribution	2.5(a)
Pre-Closing Period	5.1(a)
Registration Statement	6.1(a)
Required Ambros Stockholder Approval	3.4
Required Werewolf Stockholder Approval	4.4(a)
Response Date	2.8(b)
Restricted Countries	4.27(b)
Rights Agent	2.5(a)
Sanctioned Parties	4.27(b)
Sanctions	4.27(a)
Securities Purchase Agreement	Recitals
Surviving Corporation	2.1
Termination Fees	8.3(c)
Transaction Litigation	6.4(b)
Transaction Litigation Party	6.4(b)
Transfer Taxes	6.7(a)
Werewolf	Preamble
Werewolf Authorized Share Increase Proposal	6.3(a)(iii)
Werewolf Board	Recitals
Werewolf Board Adverse Recommendation Change	6.3(c)
Werewolf Board Recommendation	6.3(c)
Werewolf Certifications	4.7(a)
Werewolf Common Stock	4.6(a)
Werewolf Contingent Workers	4.17(b)
Werewolf Disclosure Schedule	Article IV
Werewolf Intervening Event	6.3(d)
Werewolf IT Systems	4.24(b)
Werewolf Material Contract	4.13(a)
Werewolf Material Contracts	4.13(a)
Werewolf Net Cash Calculation	2.8(a)
Werewolf Net Cash Schedule	2.8(a)
Werewolf Notice Period	6.3(d)
Werewolf Permits	4.14(b)
Werewolf Privacy Policies	4.24(a)
Werewolf Product Candidates	4.14(d)
Werewolf Proxy Statement	6.1(a)
Werewolf Real Estate Leases	4.11
Werewolf Regulatory Permits	4.14(d)
Werewolf SEC Documents	4.7(a)
Werewolf Stockholder Matters	6.3(a)(iii)

Term	Section
Werewolf Stockholder Meeting	6.3(a)
Werewolf Stockholder Support Agreements	Recitals
Werewolf Supporting Stockholders	Recitals
Werewolf Termination Fee	8.3(c)
Withholding Agent	2.10

1.2  Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Ambros Disclosure Schedule or the Werewolf Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article III or Article IV respectively. The disclosures in any section or subsection of the Ambros Disclosure Schedule or the Werewolf Disclosure Schedule shall qualify other sections and subsections in Article III or Article IV respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, that prior to 11:59 p.m. (New York City time) on the date that is two (2)

calendar days prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions. The inclusion of any information in the Ambros Disclosure Schedule or Werewolf Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in an Ambros Material Adverse Effect or Werewolf Material Adverse Effect, as the case may be, or is outside the Ordinary Course of Business.

ARTICLE II

THE MERGER

2.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement and subject to the applicable provisions of Delaware Law, at the Closing, Werewolf and Ambros shall cause Merger Sub to be merged with and into Ambros, whereupon the separate existence of Merger Sub shall cease and Ambros shall continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Werewolf (the “Surviving Corporation”). Werewolf and Ambros shall cause the Merger to be consummated and effective under Delaware Law by executing and filing with the Secretary of State of the State of Delaware a certificate of merger, satisfying the applicable requirements of Delaware Law in a form mutually agreed by Werewolf and Ambros (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger and the acceptance by the Secretary of State of the State of Delaware, or at such later time as may be specified in such Certificate of Merger with the consent of Werewolf and Ambros (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.2  Closing. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the consummation of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, (a) no later than the second Business Day after all the conditions precedent set forth in Article VII shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be so satisfied)) or (b) at such other time, date and place as the Parties may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

2.3  Organizational Documents; Directors and Officers. At the Effective Time:

(a)  the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at or immediately prior to the Effective Time, the Surviving Corporation shall file an amendment to its certificate of incorporation to change the name of the Surviving Corporation to “Ambros Merger Sub,” or such other name as shall be mutually agreed upon by Werewolf and Ambros prior to filing such amendment;

(b)  the certificate of incorporation of Werewolf shall be identical to the certificate of incorporation of Werewolf immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at or immediately prior to the Effective Time, Werewolf shall file an amendment to its certificate of incorporation (the “Werewolf Charter Amendment”) to: (i) change the name of Werewolf to “Ambros Therapeutics, Inc.”; (ii) effect the Werewolf Reverse Stock Split; (iii) subject to the approval of the Werewolf Authorized Share Increase Proposal, effect the Werewolf Authorized Common Stock Increase; and (iv) make such other changes as shall be mutually agreed upon by Werewolf and Ambros prior to filing such amendment;

(c)  the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation in such bylaws shall reflect the name identified in Section 2.3(a)), until thereafter amended as provided by the DGCL and such bylaws;

(d)  the Parties shall act in compliance with Section 6.10 (including, to the extent necessary, procuring the resignation or removal of any directors or officers of Werewolf immediately prior to the Effective Time) so that, as of the Effective Time, the directors and officers of Werewolf, each to hold office in accordance with the certificate of incorporation and bylaws of Werewolf, shall consist of the Persons set forth in Section 6.10(a)(i) of the Ambros Disclosure Schedule after giving effect to the provisions of Section 6.10, or such other Persons as shall be designated by Ambros in its sole discretion; and

(e)  the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Merger Sub.

2.4  Conversion of Shares of Ambros.

(a)  Immediately prior to the Effective Time, all issued and outstanding Ambros Preferred Stock shall be converted into Ambros Common Stock in accordance with, and pursuant to the terms and conditions of, the Organizational Documents of Ambros (the “Ambros Preferred Stock Conversion”).

(b)  At the Effective Time (after giving effect to the Ambros Preferred Stock Conversion), by virtue of the Merger and without any further action on the part of Ambros, Werewolf, Merger Sub, or any stockholder of Werewolf or Ambros, subject to Section 2.4(d), each share of Ambros Common Stock outstanding immediately prior to the Effective Time (excluding Dissenting Shares, as defined below) shall be automatically converted solely into the right to receive a number of shares of Werewolf Common Stock equal to the Ambros Exchange Ratio. Werewolf shall issue a number of shares of Werewolf Common Stock equal to the Ambros Exchange Ratio for each share of Ambros Common Stock outstanding immediately prior to the Effective Time (excluding Dissenting Shares, as defined below); provided, however, that if a holder of Ambros Capital Stock sends written notice to Werewolf and Ambros at least ten (10) Business Days prior to the Closing, (i) setting forth such holder’s holdings of Ambros Capital Stock in sufficient detail to evidence that the aggregate number of shares of Werewolf Common Stock to be issued to such holder at Closing (including Werewolf Common Stock to be issued in connection with the Concurrent PIPE Financing) would result in such holder and its affiliates beneficially owning, immediately after giving effect to the Merger and the Concurrent PIPE Financing, a number of shares of Werewolf Common Stock (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) in excess of 9.99% of the Werewolf Common Stock issued and outstanding immediately after giving effect to the Merger and the Concurrent PIPE Financing (the “Beneficial Ownership Limitation”) (if any), and (iii) electing to receive pre-funded warrants in lieu of any shares of Werewolf Common Stock in excess of the Beneficial Ownership Limitation (such excess shares, the “Remaining Entitlement”), then Werewolf shall issue to such holder in lieu of the issuance of shares of Werewolf Common Stock to which such holder would otherwise receive by virtue of the Merger (x) shares of Werewolf Common Stock up to the Beneficial Ownership Limitation and (y) pre-funded warrants, substantially in the form attached hereto as Exhibit G , to purchase a number of shares of Werewolf Common Stock (the “Merger Pre-Funded Warrants”) upon exercise of such Merger Pre-Funded Warrants equal to the Remaining Entitlement, in such manner to provide any such holder of Ambros Common Stock with the same economic effect as contemplated by this Agreement. If any stockholder shall fail to make any such election, such stockholder shall receive the Remaining Entitlement in the form of Werewolf Common Stock. For the avoidance of doubt, no holder of Ambros Common Stock whose ownership of Werewolf Common Stock upon Closing will be below the Beneficial Ownership Limitation shall have the right to elect to receive the Merger Pre-Funded Warrants. Other than as used in this Section 2.4(b), references to Werewolf Common Stock issued as consideration in the Merger in any other provision of this Agreement shall be deemed to also reference Merger Pre-Funded Warrants issued as consideration in the Merger unless inconsistent with such provision.

(c)  If any Ambros Common Stock underlying any restricted stock award agreement or other similar agreement with Ambros outstanding immediately prior to the Effective Time is unvested or is subject to a repurchase option or a risk of forfeiture, then the shares of Werewolf Common Stock issued in exchange for such Ambros Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture and other applicable terms and conditions, and such shares of Werewolf Common Stock shall accordingly be marked with appropriate legends. From and after the Closing, Werewolf shall be entitled to exercise any such repurchase option or other right set forth in any such restricted stock award agreement or other agreement without any further action by Werewolf, Merger Sub or any holder of Ambros Capital Stock.

(d)  No fractional shares of Werewolf Common Stock shall be issued in connection with the Merger, and no certificates, book-entry credits, scrip or warrants representing fractional shares of Werewolf Common Stock (or Merger Pre-Funded Warrants in lieu thereof) shall be issued. For purposes of determining the number of shares of Werewolf Common Stock (or Merger Pre-Funded Warrants in lieu thereof) issuable to any holder of Ambros Common Stock pursuant to this Agreement, all shares of Ambros Common Stock held by such holder immediately prior to the Effective Time shall be aggregated, and the aggregate number of shares of Werewolf Common Stock issuable to such holder shall be rounded up to the nearest whole share. No cash shall be paid in lieu of any fractional share of Werewolf Common Stock that is so rounded up.

(e)  At the Effective Time, by virtue of the Merger and without any further action on the part of Ambros, Werewolf, Merger Sub, or any stockholder of Ambros, each share of common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation. If applicable, each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation until presented for transfer or exchange.

(f)  If, between the date of this Agreement and the Effective Time, the outstanding Ambros Common Stock or Werewolf Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Werewolf Reverse Stock Split to the extent such split has not been previously taken into account in calculating the Ambros Exchange Ratio), combination or exchange of shares or other like change, the Ambros Merger Shares and the Concurrent PIPE Financing Merger Shares shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Ambros Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split (including the Werewolf Reverse Stock Split), combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit Ambros or Werewolf to take any action with respect to Ambros Common Stock or Werewolf Common Stock that is prohibited or not expressly permitted by the terms of this Agreement.

(g)  At the Effective Time, each Ambros Option outstanding and unexercised immediately prior to the Effective Time shall automatically without any further action on the part of Ambros, Werewolf, Merger Sub, or any holder of an Ambros Option, be assumed and converted into an option (an “Assumed Ambros Option”) to acquire, on the same terms and conditions (including the same vesting and exercisability terms and conditions) as were applicable under the Ambros Equity Plan and option agreement applicable to such Ambros Option immediately prior to the Effective Time, the number of shares of Werewolf Common Stock determined by multiplying the number of shares of Ambros Common Stock subject to such Ambros Option immediately prior to the Effective Time by the Ambros Exchange Ratio, rounding down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Ambros Option immediately prior to the Effective Time by the Ambros Exchange Ratio, rounding up to the nearest whole cent; provided, that the conversion of the Ambros Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion will not constitute a “modification” of such Ambros Options for purposes of Section 409A or Section 424 of the Code. As of the Effective Time, Werewolf will assume the Ambros Equity Plan; provided, further, that (i) the terms of the Assumed Ambros Options shall be further amended as may be necessary to reflect such assumption and conversion of the Ambros Options into Assumed Ambros Options (such as by making any change in control or similar definition relate to Werewolf instead of Ambros and having any provision that provides for the adjustment of Ambros Options upon the occurrence of certain corporate events of Ambros relate to similar corporate events of Werewolf instead); and (ii) the Werewolf Board or a committee thereof shall succeed to the authority and responsibility of the Ambros Board or any committee thereof with respect to each Assumed Ambros Option.

2.5  Contingent Value Right; Process for Pre-Closing Permitted Werewolf Asset Disposition Agreements.

(a)  Immediately prior to the Effective Time, Werewolf shall declare a distribution (the “Pre-Closing Distribution”) to holders of Werewolf Common Stock of record the right to receive one non-transferable contingent value right (each, a “CVR”) for each outstanding share of Werewolf Common Stock held by such stockholder (less applicable withholding Taxes), each representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement in the form attached hereto as Exhibit F, to be entered into between Werewolf and such nationally recognized rights agent agreed to between Werewolf and Ambros) (the “Rights Agent”), with such revisions thereto requested by the Rights Agent that are not, individually or in the aggregate, materially detrimental to the holders of CVRs and reasonably acceptable to Werewolf and Ambros (the “CVR Agreement”). The record date for the Pre-Closing Distribution shall be the close of business on the last Business Day prior to the Effective Time (prior to giving effect to the Werewolf Reverse Stock Split) and the payment date for the Pre-Closing Distribution shall be three (3) Business Days after the Effective Time; provided that the payment of such distribution may be conditioned upon the occurrence of the Effective Time. For the avoidance of doubt, the number of CVRs issuable to each holder of Werewolf Common Stock shall be determined based on the number of shares of Werewolf Common Stock held by such holder as of the record date on a pre-Werewolf Reverse Stock Split basis. In connection with the Pre-Closing Distribution, Werewolf shall cause the CVR Agreement to be duly authorized, executed and delivered by Werewolf and the Rights Agent.

(b)  The CVRs are solely contractual rights and shall not constitute equity or ownership interests in Werewolf, Ambros or any of their respective Affiliates, and Werewolf and Ambros shall cooperate, including by making changes to the CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or applicable state securities or “blue sky” Laws. Notwithstanding anything to the contrary herein or in the CVR Agreement, none of Werewolf, Ambros or any of their respective Affiliates shall owe any fiduciary or other duties to any holder of CVRs, except to the extent expressly set forth in the CVR Agreement.

(c)  Prior to the Closing Date, Werewolf shall engage a consultant (the “Legacy Asset Consultant”) mutually agreed by, and pursuant to an agreement on terms and conditions acceptable to, each of the Parties to oversee, market and negotiate the Permitted Werewolf Asset Disposition as set forth in the CVR Agreement; provided that any definitive agreement for such Permitted Werewolf Asset Disposition shall remain subject to Ambros’ prior written approval (prior to the Closing) or Werewolf’s prior written approval (following the Closing) as provided in clause (d) below or the CVR Agreement, respectively. The Legacy Asset Consultant shall provide Werewolf with periodic reporting on the status of monetization efforts relating to the Legacy Assets and such other information as requested by Werewolf following the Effective Time as provided in the CVR Agreement.

(d)  As of the date hereof, neither Werewolf nor any of its Subsidiaries is party to, or bound by, any Permitted Werewolf Asset Disposition Agreements. Notwithstanding anything to the contrary set forth in this Agreement (but subject to the provisions of this Section 2.5(d)), prior to the Effective Time, Werewolf shall not, nor shall it permit any of its Subsidiaries, to enter into, or become bound by, any Permitted Werewolf Asset Disposition Agreement without Ambros’ prior written consent. Prior to Werewolf or any of its Subsidiaries entering into or becoming bound by any Permitted Werewolf Asset Disposition Agreement, Werewolf shall seek consent thereto from Ambros and shall provide a summary of the material terms and conditions of the proposed Permitted Werewolf Asset Disposition thereunder and written copies of any proposed transaction agreements related thereto and all other information within the possession or control of Werewolf reasonably requested by Ambros with respect to such proposed Permitted Werewolf Asset Disposition.

(e)  Werewolf agrees to pay all costs and fees of the Rights Agent, the Legacy Asset Consultant and any other relevant CVR relates costs and expenses contemplated by this Section 2.5, otherwise in this Agreement or in the CVR Agreement (the “CVR Fees”).

2.6  Closing of Transfer Books. At the Effective Time, (i) all Ambros Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.4, and all holders of certificates representing Ambros Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Ambros (other than the right to receive Ambros Merger Shares or Merger Pre-Funded Warrants in lieu thereof) and (ii) the stock transfer books of Ambros shall be closed with respect to all Ambros Common Stock (including any Ambros Common Stock underlying Ambros Options) outstanding immediately prior to the Effective Time. No further transfer of any such Ambros Common Stock shall be made on such stock transfer books after the Effective Time.

2.7  Surrender of Ambros Common Stock.

(a)  On or prior to the Closing Date, Werewolf and Ambros shall jointly select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Werewolf shall deposit with the Exchange Agent, for the benefit of the holders of Ambros Common Stock evidence of book-entry shares representing the shares of Werewolf Common Stock issuable pursuant to Section 2.4 in exchange for Ambros Common Stock, together with one or more certificates representing shares of Werewolf Common Stock in an amount sufficient to satisfy any elections made by holders of certificated Ambros Common Stock to receive certificated shares of Werewolf Common Stock pursuant to Section 2.7(b).

(b)  Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Ambros Common Stock that were converted into the right to receive Ambros Merger Shares or Merger Pre-Funded Warrants in lieu thereof: (i) a letter of transmittal in customary form and containing such provisions as Werewolf may reasonably specify, including, in the case of any holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Ambros Common Stock (an “Ambros Certificate”), an option for such holder to elect to receive its Ambros Merger Shares (or Merger Pre-Funded Warrants in lieu thereof) in certificated form in lieu of book-entry form and (ii) instructions for effecting the surrender of Ambros Common Stock (including, where applicable, any Ambros Certificates) in exchange for the Ambros Merger Shares or Merger Pre-Funded Warrants in lieu thereof (the “Letter of Transmittal”). Upon execution and delivery of a duly executed Letter of Transmittal and, in the case of a holder surrendering an Ambros Certificate, such Ambros Certificate (or an affidavit of loss in lieu thereof), together with such other documents as may be reasonably required by the Exchange Agent or Werewolf, the holder of such Ambros

Common Stock shall be entitled to receive in exchange therefor (x) book-entry shares representing Ambros Merger Shares (in a number of whole shares of Werewolf Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.4, or Merger Pre-Funded Warrants in lieu thereof or (y) if such holder has validly elected to receive certificated shares in accordance with this Section 2.7(b), one or more certificates representing such number of whole shares of Werewolf Common Stock. Until so surrendered, each Ambros Certificate shall be deemed, for all purposes, to represent only the right to receive the Ambros Merger Shares (or Merger Pre-Funded Warrants in lieu thereof) issuable in respect thereof pursuant to this Agreement .

(c)  No dividends or other distributions declared or made with respect to Werewolf Common Stock with a record date after the Effective Time shall be paid to the holder of any Ambros Common Stock with respect to the shares of Werewolf Common Stock or Merger Pre-Funded Warrants in lieu thereof that such holder has the right to receive in the Merger until such holder delivers a duly executed Letter of Transmittal (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d)  Any shares of Werewolf Common Stock deposited with the Exchange Agent that remain undistributed to holders of Ambros Common Stock as of the date that is 180 days after the Closing Date shall be delivered to Werewolf upon demand, and any holders of Ambros Common Stock who have not theretofore delivered a duly executed Letter of Transmittal in accordance with this Section 2.7 shall thereafter look only to Werewolf for satisfaction of their claims for Werewolf Common Stock and any dividends or distributions with respect to shares of Werewolf Common Stock.

(e)  No Party shall be liable to any former holder of any Ambros Common Stock or to any other Person with respect to any shares of Werewolf Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.8  Calculation of Net Cash.

(a)  Not less than fifteen (15) Business Days prior to the anticipated date for Closing as mutually agreed in good faith by Werewolf and Ambros (the “Anticipated Closing Date”), Werewolf will deliver to Ambros a certificate that includes a (i) schedule (the “Werewolf Net Cash Schedule”, and the date of delivery of the Werewolf Net Cash Schedule, the “Delivery Date”) setting forth, in reasonable detail, Werewolf’s good faith, estimated calculation of Werewolf Net Cash (the “Werewolf Net Cash Calculation”), including a good faith estimate of the CVR Fees, at the close on business of the Anticipated Closing Date (the “Cash Determination Time”) prepared and signed by Werewolf’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Werewolf) and (ii) the Section 382 Study. Werewolf shall make available to Ambros (electronically to the greatest extent possible), as reasonably requested by Ambros, the work papers and back-up materials (including, without limitation, documentation supporting the calculation of any accrued and unpaid Taxes of Werewolf or its Affiliates for taxable periods (or portions thereof) ending on or before the Closing

Date) used or useful in preparing the Werewolf Net Cash Schedule and, if reasonably requested by Ambros, Werewolf’s accountants and counsel at reasonable times and upon reasonable notice. Set forth on Section 2.8(a) of the Werewolf Disclosure Schedule is an illustrative example of Werewolf Net Cash calculation calculated on a hypothetical basis as of the date described therein.

(b)  Within ten (10) Business Days after the Delivery Date (the last day of such period, the “Response Date”), Ambros shall have the right to dispute any part of the Werewolf Net Cash Calculation by delivering a written notice to that effect to Werewolf (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the Werewolf Net Cash Calculation.

(c)  If, on or prior to the Response Date, (i) Ambros notifies Werewolf in writing that it has no objections to the Werewolf Net Cash Calculation or (ii) if prior to 5:00 p.m. (New York City time) on the Response Date, Ambros has failed to deliver a Dispute Notice as provided in Section 2.8(b), then the Werewolf Net Cash Calculation as set forth in the Werewolf Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Werewolf Net Cash at the Cash Determination Time (the “Final Werewolf Net Cash”) for purposes of this Agreement.

(d)  If Ambros delivers a Dispute Notice on or prior to 5:00 p.m. (New York City time) on the Response Date, then Representatives of Werewolf and Ambros shall promptly, and in no event later than one calendar day after the delivery of the Dispute Notice, meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Werewolf Net Cash, which agreed upon Werewolf Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Werewolf Net Cash for purposes of this Agreement.

(e)  If Representatives of Werewolf and Ambros are unable to negotiate an agreed-upon determination of Final Werewolf Net Cash pursuant to Section 2.8(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Werewolf and Ambros may mutually agree upon), then any remaining disagreements as to the calculation of Werewolf Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by Werewolf and Ambros (the “Accounting Firm”). The Accounting Firm shall act as an expert and not as an arbitrator and shall resolve only those matters that remain in dispute and that have been submitted to the Accounting Firm in accordance with this Section 2.8(e). The Accounting Firm shall make its determination in accordance with the applicable definitions and provisions of this Agreement, including the definition of Werewolf Net Cash, and shall not make any determination on the basis of principles of equity, independent legal standards or any other basis inconsistent with this Agreement. Werewolf shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the Werewolf Net Cash Schedule, and Werewolf and Ambros shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. Werewolf and Ambros shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Werewolf and Ambros. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm, and the Accounting Firm shall not assign a value to any item greater than the highest value claimed by either party or lower than the lowest value claimed by either party with respect to such item. The determination of the amount of Werewolf Net Cash made by the Accounting Firm shall be made in writing delivered to each of Werewolf and Ambros, shall be final and binding on Werewolf and Ambros and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Werewolf Net Cash for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.8(e). The fees and expenses of the Accounting Firm shall be allocated between Werewolf and Ambros in the same proportion that the disputed amount of Werewolf Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of Werewolf Net Cash. If this Section 2.8(e) applies as to the determination of the Final Werewolf Net Cash described in Section 2.8(a), upon resolution of the matter in accordance with this Section 2.8(e), the Parties shall not be required to determine Werewolf Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Werewolf or Ambros may require a redetermination of the Final Werewolf Net Cash if the Closing Date is more than five (5) calendar days after the Anticipated Closing Date or if there shall occurred any closing of any Permitted Werewolf Asset Disposition. Notwithstanding anything to the contrary in this Section 2.8, if the process for determining Final Werewolf Net Cash could reasonably be expected to extend past the Outside Date, then notwithstanding the time periods provided for in this Agreement, each of the Parties shall use commercially reasonable efforts to cooperate with the other to expedite the process for calculating Final Werewolf Net Cash in a manner reasonably acceptable to each of the Parties and designed to facilitate the occurrence of the Closing prior to the Outside Date.

2.9  Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Ambros, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of Ambros, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.10 Withholding. Each of the Exchange Agent, Werewolf and the Surviving Corporation (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law; provided, however, that if any Withholding Agent determines that any payment to any stockholder of Ambros hereunder is subject to deduction and/or withholding (other than with respect to compensatory payments, or as a result of a failure (i) by Ambros to deliver the certificate described in Section 6.7(b) or (ii) by any stockholder to deliver an IRS Form W-9 or applicable IRS Form W-8), then the applicable Withholding Agent shall (x) provide written notice to Ambros as soon as reasonably practicable after such determination (and in no event later than three (3) Business Days prior to undertaking such deduction and/or withholding), and (y) cooperate with Ambros in good faith prior to the Closing to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent such amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.11  Appraisal Rights.Notwithstanding any provision of this Agreement to the contrary, shares of Ambros Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Ambros Common Stock in accordance with Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration described in Section 2.4 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Ambros Common Stock held by them in accordance with Delaware Law, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under Delaware Law. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Ambros Common Stock under Delaware Law (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.4. Ambros shall give Werewolf prompt written notice of any demands by dissenting stockholders received thereby, withdrawals of such demands and any other instruments served thereupon and any material correspondence received thereby in connection with such demands, and Werewolf shall have the right to direct all negotiations and proceedings with respect to such demands; provided that Ambros shall have the right to participate in such negotiations and proceedings. Neither Ambros nor Werewolf shall, except with the other party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AMBROS

Except as set forth in the written disclosure schedule delivered by Ambros to Werewolf (the “Ambros Disclosure Schedule”), Ambros represents and warrants to Werewolf as follows:

3.1  Due Organization; Subsidiaries.

(a)  Each of Ambros and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. All of Ambros’ Subsidiaries are directly or indirectly wholly-owned by Ambros.

(b)  Each of Ambros and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Ambros Material Adverse Effect.

(c)  Except as set forth on Section 3.1(c) of the Ambros Disclosure Schedule, Ambros has no Subsidiaries and Ambros does not directly or indirectly own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity. Ambros is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Ambros has not agreed and is not obligated to make, nor is Ambros bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Ambros has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2  Organizational Documents. Ambros has delivered to Werewolf accurate and complete copies of Ambros’ and its Subsidiaries’ Organizational Documents. Neither Ambros nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

3.3  Authority; Binding Nature of Agreement.

(a)  Each of Ambros and its Subsidiaries has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Ambros Board (at meetings duly called and held or by written consent in lieu thereof in accordance with the Organizational Documents of Ambros) has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Ambros and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Ambros vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Ambros and assuming the due authorization, execution and delivery by Werewolf, constitutes the legal, valid and binding obligation of Ambros, enforceable against Ambros in accordance with its terms, subject to the Enforceability Exceptions.

3.4  Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of capital stock of Ambros, voting together as a single class on an as-converted to Common Stock basis (as required by Delaware Law), and (ii) the Requisite Holders (as defined in Ambros’ Amended and Restated Certificate of Incorporation) (the “Required Ambros Stockholder Approval”), is sufficient to adopt and approve this Agreement and approve the Contemplated Transactions, and no other vote of the holders of any class or series of Ambros Capital Stock is necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

3.5  Non-Contravention; Consents.

(a)  Subject to obtaining the Required Ambros Stockholder Approval and the filing of the Certificate of Merger required by Delaware Law, neither (x) the execution, delivery or performance of this Agreement by Ambros, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)  contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Ambros or its Subsidiaries;

(ii)  contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Ambros or its Subsidiaries, or any of the assets owned or used by Ambros or its Subsidiaries, is subject;

(iii)  contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Ambros or its Subsidiaries or that otherwise relates to the business of Ambros, or any of the assets owned, leased or used by Ambros;

(iv)  contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Ambros Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Ambros Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Ambros Material Contract, (C) accelerate the maturity or performance of any Ambros Material Contract or (D) cancel, terminate or modify any term of any Ambros Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v)  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Ambros or its Subsidiaries (except for Permitted Encumbrances).

(b)  Except for (i) any Consent set forth on Section 3.5 of the Ambros Disclosure Schedule under any Ambros Contract, (ii) the Required Ambros Stockholder Approval, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Delaware Law and (iv) such Consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Ambros nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c)  The Ambros Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of Delaware Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

3.6  Capitalization.

(a)  The authorized capital stock of Ambros consists of (i) 54,000,000 shares of Ambros Common Stock of which 11,608,333 shares have been issued and are outstanding as of the date of this Agreement, and (ii) 34,476,913 shares of Ambros Preferred Stock of which 26,686,702 shares have been designated Ambros Series A-1 Preferred Stock of which 26,686,702 shares have been issued and are outstanding as of the date of this Agreement and of which

7,790,211 shares have been designated Ambros Series A-2 Preferred Stock of which 7,790,211 shares have been issued and are outstanding as of the date of this Agreement. Ambros does not hold any shares of its capital stock in its treasury.

(b)  All of the outstanding shares of Ambros Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than under applicable securities Laws. None of the outstanding shares of Ambros Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. All of the outstanding shares of Ambros Common Stock are subject to a right of first refusal in favor of Ambros. Except as contemplated herein, there is no Ambros Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Ambros Common Stock. Ambros is not under any obligation, nor is Ambros bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Ambros Common Stock or other securities.

(c)  Except for the Ambros Equity Plan and the Ambros Options granted thereunder, Ambros does not have any stock incentive plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person and there were no other equity or equity-based awards outstanding as of the date of this Agreement. As of the date of this Agreement, Ambros has reserved 7,660,768 shares of Ambros Common Stock for issuance under the Ambros Equity Plan, of which 43,333 shares have been issued and are outstanding pursuant to the exercise of Ambros Options, 5,997,167 shares are subject to outstanding Ambros Options, 1,565,000 shares have been issued and are outstanding in the form of restricted stock, and 55,268 shares remain available for future grant pursuant to the Ambros Equity Plan. Section 3.6(c) of the Ambros Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each outstanding Ambros Option, including: (i) the name of the holder, (ii) the number of shares of Ambros Common Stock subject to such Ambros Option, (iii) the per share exercise price, (iv) the date of grant, (v) the applicable vesting schedule, including any acceleration provisions, and the number of vested and unvested shares, (vi) the expiration date, and (vii) whether each Ambros Option is intended to be an “incentive stock option”; (as defined in the Code) or a non-qualified stock option. Ambros has made available to Werewolf accurate and complete copies of the following: (A) the standard form of agreement evidencing Ambros Options; and (B) each agreement evidencing an Ambros Option that does not conform in all material respects to the standard form agreement. All Ambros Options have been granted with an exercise price equal to the “fair market value” of the underlying share on the date of grant of such option, as determined in accordance with Section 409A of the Code, and no Ambros Option is subject to Section 409A of the Code. Each Ambros Option was duly authorized no later than the date on which such Ambros Option was to be effective by all necessary company action.

(d)  Except as set forth on Section 3.6(c) of the Ambros Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Ambros, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Ambros, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Ambros is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Ambros.

(e)  All outstanding shares of Ambros Common Stock, and other securities of Ambros have been issued and granted in compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

3.7  Financial Statements.

(a)  Section 3.7(a) of the Ambros Disclosure Schedule includes true, correct and complete copies of (i) the Ambros Balance Sheet, (ii) Ambros’ unaudited consolidated statements of income and cash flow for the three and six months ended June 30, 2026, and (iii) Ambros’ unaudited balance sheet and the related unaudited statements of income and cash flow for the years ended December 31, 2025 and December 31, 2024 (collectively, the “Ambros Financial Statements”).

(b)  The Ambros Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis unless otherwise noted therein throughout the periods indicated, (ii) fairly present, in all material respects, the financial position of Ambros as of the respective dates thereof and the results of operations and cash flows of Ambros for the periods covered thereby and (iii) when delivered by Ambros for inclusion in the Registration Statement (as defined below) for filing with the SEC following the date of this Agreement in accordance with Section 6.1, shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. Other than as expressly disclosed in the Ambros Financial Statements, there has been no material change in Ambros’ accounting methods or principles that would be required to be disclosed in Ambros’ financial statements in accordance with GAAP. The books of account and other financial records of Ambros and each of its Subsidiaries are true and complete in all material respects.

(c)  There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Ambros, the Ambros Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls.

(d)  Ambros maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Ambros maintains records that in reasonable detail accurately and fairly reflect Ambros’ transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Ambros Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Ambros’ assets that could have a material effect on Ambros’ financial statements. Ambros has evaluated the effectiveness of Ambros’ internal control over financial reporting and, to the extent required by applicable Law, presented its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such financial reporting based on such evaluation. Ambros has disclosed to Ambros’ auditors and the Audit Committee of the Ambros Board (and made available to Werewolf a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Ambros’ ability to record, process, summarize and report financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Ambros or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Ambros Financial Statements filed prior to the date hereof, Ambros’ internal control over financial reporting is effective and Ambros has not identified any material weaknesses in the design or operation of Ambros’ internal control over financial reporting.

(e)  Ambros’ auditor has at all times since the Lookback Date been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Ambros, “independent” with respect to Ambros within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Ambros, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) thereunder (such firm, the “PCAOB Auditor”).

3.8  Absence of Changes. Except as set forth on Section 3.8 of the Ambros Disclosure Schedule, since January 1, 2026, Ambros and its Subsidiaries have conducted their business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Ambros Material Adverse Effect or (b) action, event or occurrence that would have required Consent of Werewolf pursuant to Section 5.1 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9  Absence of Undisclosed Liabilities. Neither Ambros nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Ambros Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Ambros or its Subsidiaries since the date of the Ambros Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Ambros or any of its Subsidiaries under Ambros Contracts (excluding Liabilities from breach thereof), (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities listed in Section 3.9 of the Ambros Disclosure Schedule.

3.10  Title to Assets. Each of Ambros and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Ambros Balance Sheet and (b) all other tangible assets reflected in the books and records of Ambros as being owned by Ambros. All of such assets are owned or, in the case of leased assets, leased by Ambros or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. Neither Ambros nor any of its Subsidiaries owns or has ever owned any real property. Ambros has made available to Werewolf (a) an accurate and complete list of all real properties with respect to which Ambros directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Ambros or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Ambros Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12 Intellectual Property.

(a)  Section 3.12(a) of the Ambros Disclosure Schedule is an accurate, true and complete listing of all Ambros Registered IP, including for each item (i) the record owner(s) (and name of any other Person with an ownership interest in such item of Ambros Registered IP and the nature of such ownership interest, if any), jurisdiction, status, and registration or application number of each item, as applicable, (ii) all filing, registration, issuance and grant dates and (iii) any actions that are required to be taken within 180 days of the date hereof for any Ambros Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of or response to any documents, applications or certificates, for the purposes of prosecuting, obtaining, perfecting, maintaining or renewing any Ambros Registered IP. Section 3.12(a) of the Ambros Disclosure Schedule also sets forth, as of the date of this Agreement, a list of all internet domain names with respect to which Ambros or any of its Subsidiaries are the registrant and, with respect to each domain name, the record owner of such domain name and if different, the legal and beneficial owner(s) of such domain name and the applicable domain name registrar. All Ambros Registered IP is subsisting and in full force and effect and, to Ambros’ Knowledge, all Ambros Registered IP (other than pending applications) is valid and enforceable. All fees due to, and all documents, powers and other filings required to be filed with, a Governmental Authority with respect to any such Ambros Registered IP have been fully and timely paid and filed as necessary for the filing, prosecuting, obtaining grant of and maintaining such item of Ambros Registered IP.

(b)  Section 3.12(b) of the Ambros Disclosure Schedule is a true, correct and complete listing of all Ambros Contracts pursuant to which any Ambros IP Rights are licensed to Ambros (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Ambros’ or its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents or other applicable materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Ambros or its Subsidiaries and their respective employees in Ambros’ standard form thereof). To the Knowledge of Ambros, each Ambros Contract listed in Section 3.12(b) of the Ambros Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Ambros, its Subsidiaries and each other party thereto, and is enforceable against Ambros, its Subsidiaries and each other party thereto in accordance with its terms. To the Knowledge of Ambros, neither Ambros, its Subsidiaries, nor, to the Knowledge of Ambros, any other party to any Ambros Contract listed in Section 3.12(b) of the Ambros Disclosure Schedule has been or is, or has been or is alleged to be, in material default under, or has provided or received any notice of breach under, or intention to terminate (including by non-renewal), any Ambros Contract listed in Section 3.12(b) of the Ambros Disclosure Schedule, except as would not reasonably be expected to have, individually or in the aggregate, an Ambros Material Adverse Effect.

(c)  Section 3.12(c) of the Ambros Disclosure Schedule is a true, correct and complete listing of each Ambros Contract pursuant to which any Person has been granted any license, sublicense, option or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Ambros IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Ambros IP Rights non-exclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Ambros’ or its Subsidiaries’ benefit). To the Knowledge of Ambros, each Ambros Contract listed in Section 3.12(c) of the Ambros Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Ambros, its Subsidiaries and each other party thereto, and is enforceable against Ambros, its Subsidiaries and each other party thereto in accordance with its terms. Neither Ambros, its Subsidiaries nor, to the Knowledge of Ambros, any other party to any Ambros Contract listed in Section 3.12(c) of the Ambros Disclosure Schedule has provided or received any written notice of breach under, or intention to terminate (including by non-renewal), any Ambros Contract listed in Section 3.12(c) of the Ambros Disclosure Schedule.

(d)  Except as identified on Section 3.12(d) of the Ambros Disclosure Schedule, neither Ambros nor any of its Subsidiaries is bound by, and no Ambros Owned IP Rights are subject to, and to the Knowledge of Ambros, no Ambros Licensed IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Ambros or any of its Subsidiaries to use, exploit, assert, or enforce any Ambros IP Rights anywhere in the world.

(e)  (i) Ambros or one of its Subsidiaries exclusively owns all right, title, and interest to and in the Ambros IP Rights (other than (A) Ambros Licensed IP Rights, or co-owned rights each as identified in Section 3.12(b) of the Ambros Disclosure Schedule, and (B) any non-customized software that (1) is licensed to Ambros or its Subsidiaries solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Ambros’ or its Subsidiaries’ products or services, (ii) all Ambros Owned IP Rights and, to the Knowledge of Ambros, other Ambros IP Rights that are exclusively licensed to Ambros are free and clear of any Encumbrances (other than Permitted Encumbrances) and (iii) Ambros owns, or has a valid and enforceable right pursuant to a binding written Contract to use, all material Ambros IP Rights currently used or practiced by Ambros. Without limiting the generality of the foregoing:

(i)  To the Knowledge of Ambros, all documents and instruments necessary to register or apply for or renew registration of Ambros Registered IP owned by Ambros, and all documents and instruments necessary to register or apply for or renew registration of Ambros Registered IP exclusively licensed to Ambros, have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority. To the Knowledge of Ambros, Ambros has filed all statements of use and paid all renewal and maintenance fees, annuities and other fees with respect to the Ambros Registered IP owned by Ambros that are due or payable as of the date of this Agreement, and to the Knowledge of Ambros, all documents and instruments necessary to register or apply for or renew registration of Ambros Registered IP exclusively licensed to Ambros.

(ii)  Except for instances that would not reasonably be expected to have, individually or in the aggregate, an Ambros Material Adverse Effect, to the Knowledge of Ambros each Person who is or was an employee, contractor or consultant of Ambros or any of its Subsidiaries and who is or was involved in the creation, discovery, reduction to practice or development of any Intellectual Property for Ambros or any of its Subsidiaries has signed a valid, enforceable written agreement containing a present assignment of all right, title and interest in and to such Intellectual Property to Ambros or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Ambros and its Subsidiaries.

(iii)  To the Knowledge of Ambros, no current or former member, officer, director, or employee of Ambros or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Ambros IP Rights purported to be owned by Ambros. To the Knowledge of Ambros, no current employee of Ambros or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Ambros or such Subsidiary or (B) in material breach of any Contract with any former employer or other Person concerning Ambros IP Rights purported to be owned by Ambros or such Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising Ambros IP Rights purported to be owned by Ambros or such Subsidiary.

(iv)  Except as identified on Section 3.12(e)(iv) of the Ambros Disclosure Schedule, no funding, facilities, or personnel of any Governmental Authority or any educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Ambros Owned IP Rights, or, to the Knowledge of Ambros, any Ambros Licensed IP Rights. Except as identified on Section 3.12(e)(iv) of the Ambros Disclosure Schedule, to the Knowledge of Ambros, no Governmental Authority or any educational or research institution has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, commercialization of, or right to royalties or other payments for any Ambros Owned IP Rights, or, to the Knowledge of Ambros, any Ambros Licensed IP Rights.

(v)  Ambros and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect, maintain and enforce its rights in all proprietary information that Ambros or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi)  Neither Ambros nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Ambros IP Rights to any other Person.

(vii)  To the Knowledge of Ambros, each item of Ambros IP Right has been duly maintained and is not expired, abandoned or cancelled. To the Knowledge of Ambros, each of the Patents included in the Ambros IP Rights identifies each and every inventor of the claims thereof as determined in accordance with the applicable laws of the jurisdiction in which such Patent is issued or pending. To the Knowledge of Ambros, each of Ambros and its Subsidiaries and their respective patent counsel have complied with its duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Patents included in the Ambros IP Rights for which Ambros or any of its Subsidiaries is responsible for prosecuting.

(viii)  To the Knowledge of Ambros, the Ambros IP Rights constitute all Intellectual Property material to or necessary for Ambros to conduct its business as currently conducted or currently proposed to be conducted as of the date hereof ; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(f)  Ambros has delivered, or made available to Werewolf, a complete and accurate copy of all material Ambros IP Rights Agreements.

(g)  To the Knowledge of Ambros, the conduct of the business of Ambros as has been conducted since the Lookback Date and as is currently being conducted, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Ambros (i) has not violated, and does not presently violate, any license or agreement between Ambros or its Subsidiaries and any Person in any material respect, and, (ii) to the Knowledge of Ambros, has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any valid and issued Patents or other Intellectual Property of any other Person, which infringement would reasonably be expected to have an Ambros Material Adverse Effect. To the Knowledge of Ambros, since the Lookback Date, no Person has engaged in the unauthorized use of, or has infringed, misappropriated or otherwise violated any Patents within the Ambros IP Rights, or otherwise violating any Ambros IP Rights Agreement.

(h)  As of the date of this Agreement and since the Lookback Date, neither Ambros nor any of its Subsidiaries is or has been a party to any, or is the subject of any pending or, to the Knowledge of Ambros, threatened in writing, Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, offer for sale, license or dispose of any Ambros IP Rights. None of the Ambros Owned IP Rights, and to the Knowledge of Ambros, any Ambros Licensed IP Rights, have been adjudged invalid or unenforceable in whole or part, and all Ambros Owned IP Rights, and to the Knowledge of Ambros, all Ambros Licensed IP Rights, are in full force and effect. Neither Ambros nor any of its Subsidiaries have received any written notice asserting that any Ambros IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that Ambros or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(i)  To the Knowledge of Ambros, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Ambros conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have an Ambros Material Adverse Effect. To the Knowledge of Ambros, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Ambros or its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Ambros in accordance with GAAP. Section 3.12(i) of the Ambros Disclosure Schedule sets forth all material unregistered trademarks included in the Ambros IP Rights.

(j)  Except (i) as would not reasonably be expected to have an Ambros Material Adverse Effect, (ii) as may be set forth in Section 3.12(j) of the Ambros Disclosure Schedule or (iii) as contained in license, distribution or service agreements entered into in the Ordinary Course of Business by Ambros, to the Knowledge of Ambros, (A) neither Ambros nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Ambros or any of its Subsidiaries, taken as a whole and (B) neither Ambros nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k)  None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance by Ambros of its obligations hereunder conflict or will conflict with, alter or impair any of Ambros’ rights in, to and under any material Ambros IP Rights or the validity, enforceability, priority, scope or duration of any material Ambros IP Rights. Without limiting the foregoing, to the Knowledge of Ambros, neither Ambros nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will (i) cause the grant, assignment, or transfer to any other Person of any license or other right to or in any Ambros IP Rights, (ii) result in breach of, default under or termination of such Contract with respect to any Ambros IP Rights, (iii) alter, encumber, impair or extinguish, or result in any Encumbrance with respect to the right of Ambros or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Ambros IP Rights or portion thereof, or (iv) result in Ambros or any of its Subsidiaries being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any Ambros IP Rights, except, in each of (i), (ii), (iii) and (iv), for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in an Ambros Material Adverse Effect.

3.13 Agreements, Contracts and Commitments.

(a)  Section 3.13(a) of the Ambros Disclosure Schedule lists the following Ambros Contracts in effect as of the date of this Agreement (each, an “Ambros Material Contract” and collectively, the “Ambros Material Contracts”):

(i)   each Ambros Contract for the employment or engagement of any individual on an employee, consulting or other basis that provides for annual base compensation in excess of $500,000;

(ii)  each Ambros Contract with any Ambros Associate that provides for retention, change in control, transaction or other similar payments or benefits, whether or not payable as a result of the Contemplated Transactions;

(iii)     each Ambros Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iv)   each Ambros Contract containing (A) any covenant limiting the freedom of Ambros or any of its Subsidiaries to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of Ambros’ products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(v)   each Ambros Contract (A) pursuant to which any Person granted Ambros an exclusive license under any Intellectual Property, or (B) pursuant to which Ambros granted any Person an exclusive license under any Ambros IP Rights;

(vi)   each Ambros Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $500,000 pursuant to its express terms and not cancelable without penalty;

(vii)  each Ambros Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $500,000 after the date of this Agreement;

(viii) each Ambros Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $500,000 or creating any material Encumbrances with respect to any assets of Ambros or any loans or debt obligations with officers or directors of Ambros;

(ix)  each Ambros Contract requiring payment by or to Ambros after the date of this Agreement in excess of $500,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Ambros, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Ambros or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Ambros or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Ambros or such Subsidiary or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Ambros or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Ambros or any of its Subsidiaries, in each case, except for Ambros Contracts entered into in the Ordinary Course of Business;

(x)   each Ambros Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Ambros in connection with the Contemplated Transactions;

(xi)  each Ambros Contract to which Ambros or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Ambros or such Subsidiary in excess of $500,000;

(xii)  an Ambros Real Estate Lease;

(xiii)  a Contract disclosed in or required to be disclosed in Section 3.12(a) or Section 3.12(b) of the Ambros Disclosure Schedule;

(xiv)  each Ambros Contract requiring the payment of, or including obligations or interests involving (A) any research, regulatory or commercial milestones, or other milestone-based or periodic payments, (B) any royalty, earn-out, dividend or similar arrangement based on the revenues or profits of, or sales of products or services by, Ambros or its Subsidiaries;

(xv)   each Ambros Contract with any sole-source supplier, single-source supplier or limited-source supplier with respect to any material raw material, active pharmaceutical ingredient, drug substance, drug product, component, product candidate, manufacturing, fill-finish, testing, clinical supply or other material goods or services used in the conduct of the business of Ambros or its Subsidiaries, in each case, where, to the Knowledge of Ambros, there are no reasonably available substitute sources on commercially reasonable terms; and

(xvi) any other Ambros Contract that is not terminable at will (with no penalty or payment) by Ambros or any of its Subsidiaries, and (A) which involves payment or receipt by Ambros or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $500,000 in the aggregate, or obligations after the date of this Agreement in excess of $500,000 in the aggregate or (B) that is material to the business or operations of Ambros and its Subsidiaries taken as a whole.

(b)  Ambros has delivered or made available to Werewolf accurate and complete copies of all Ambros Material Contracts, including all amendments thereto. There are no Ambros Material Contracts that are not in written form. Ambros has not, nor to the Knowledge of Ambros, as of the date of this Agreement, has any other party to an Ambros Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Ambros Material Contract in such manner as would permit any other party to cancel or terminate any such Ambros Material Contract, or would permit any other party to seek damages which would reasonably be expected to have an Ambros Material Adverse Effect. As to Ambros and its Subsidiaries, as of the date of this Agreement, each Ambros Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Ambros Material Contract to change, any material amount paid or payable to Ambros under any Ambros Material Contract or any other material term or provision of any Ambros Material Contract.

3.14 Compliance; Permits; Restrictions.

(a)  Ambros and each of its Subsidiaries is, and since the Lookback Date has been, in material compliance with all applicable Laws, including the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), Food and Drug Administration (“FDA”) regulations adopted thereunder or any other applicable Law promulgated by the FDA or other Governmental Authority responsible for regulation of the research, development, testing, manufacturing, packaging, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug or biologic products (“Drug Regulatory Agency”). No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Ambros, threatened against Ambros or any of its Subsidiaries. There is no agreement or Order binding upon Ambros or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Ambros or any of its Subsidiaries, any acquisition of material property by Ambros or any of its Subsidiaries or the conduct of business by Ambros or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Ambros’ ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)  Each of Ambros and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Ambros as currently conducted (collectively, the “Ambros Permits”). Section 3.14(b) of the Ambros Disclosure Schedule identifies each Ambros Permit. Each of Ambros and its Subsidiaries is in material compliance with the terms of Ambros Permits. No Legal Proceeding is pending or, to the Knowledge of Ambros, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Ambros Permit.

(c)  There are no Legal Proceedings pending or, to the Knowledge of Ambros, threatened in writing with respect to an alleged material violation by Ambros or any of its Subsidiaries of the FDCA, PHSA and FDA regulations adopted thereunder, the Controlled Substances Act or any other applicable Law promulgated by a Drug Regulatory Agency.

(d)  Each of Ambros and its Subsidiaries holds all required material Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Ambros as currently conducted, and, as applicable, the research, development, testing, manufacturing, packaging, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Ambros Product Candidates”) (collectively, the “Ambros Regulatory Permits”) and no such Ambros Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any material, adverse manner, in each case (i) and (ii) by a Drug Regulatory Agency. Ambros has timely maintained and is in compliance in all material respects with the Ambros Regulatory Permits and neither Ambros nor any of its Subsidiaries has, since the Lookback Date, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Ambros Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Ambros Regulatory Permit.

(e) As of the date of this Agreement, all clinical, pre-clinical and other studies and tests conducted by or, to the Knowledge of Ambros, on behalf of, or sponsored by, Ambros or its Subsidiaries, in which Ambros or its Subsidiaries or their respective product candidates, including the Ambros Product Candidates, have participated, were and, if still pending, are being conducted in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312, 45 C.F.R. Part 46, and all other applicable Laws governing informed consent, institutional review boards and the protection of human subjects. Neither Ambros nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring or, to the Knowledge of Ambros, threatening any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Ambros or any of its Subsidiaries or in which Ambros or any of its Subsidiaries or its current product candidates, including the Ambros Product Candidates, have participated.

(f) Neither Ambros nor any of its Subsidiaries, and, to the Knowledge of Ambros, any contract manufacturer in relation to its activities with respect to any Ambros Product Candidate, is the subject of any pending or, to the Knowledge of Ambros, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or any other applicable Law. To the Knowledge of Ambros, neither Ambros nor any of its Subsidiaries nor any contract manufacturer in relation to its activities with respect to any Ambros Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of Ambros’ business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto, or any other applicable Law. Neither Ambros nor any of its Subsidiaries, nor their officers, directors, employees or to the Knowledge of Ambros, their agents, have been or currently is debarred or excluded under (i) 21 U.S.C. Section 335a, (ii) 42 U.S.C. § 1320a 7, or (iii) any other applicable Law. None of Ambros, any of its Subsidiaries, and to the Knowledge of Ambros, any contract manufacturer in relation to its activities with respect to any Ambros Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a, (ii) 42 U.S.C. § 1320a-7, or (iii) any other applicable Law. To the Knowledge of Ambros, no debarment or exclusionary claims, actions, proceedings or investigations in respect of Ambros’ and its Subsidiaries’ business or Ambros Product Candidates are pending or threatened against Ambros, any of its Subsidiaries, and to the Knowledge of Ambros, any contract manufacturer in relation to its activities with respect to any Ambros Product Candidate, or any of its respective officers, employees or agents. Neither Ambros nor any of its Subsidiaries is a party to or has any reporting obligations under any corporate integrity agreements, monitoring agreements, deferred or non-prosecution agreements, consent decrees, settlement orders, or similar Orders with or imposed by any Governmental Authority.

(g)  All manufacturing operations conducted by, or to the Knowledge of Ambros, for the benefit of, Ambros or its Subsidiaries in connection with any Ambros Product Candidate, since the Lookback Date, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600-680 and 1271 and the applicable respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)  No manufacturing site owned by Ambros or its Subsidiaries, and to the Knowledge of Ambros, no manufacturing site of a contract manufacturer or laboratory, with respect to any Ambros Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has since the Lookback Date received any unresolved Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting material noncompliance with the FDCA, PHSA or any applicable Law, and, to the Knowledge of Ambros, neither the FDA nor any other Governmental Authority is considering such action.

3.15 Legal Proceedings; Orders.

(a)  There is no pending Legal Proceeding and, to the Knowledge of Ambros, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Ambros or any of its Subsidiaries or any Ambros Associate (in his or her capacity as such) or any of the material assets owned or used by Ambros or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)  There is no Order to which Ambros or any of its Subsidiaries, or any of the material assets owned or used by Ambros or any of its Subsidiaries, is subject. To the Knowledge of Ambros, no officer or other Key Employee of Ambros or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Ambros or any of its Subsidiaries or to any material assets owned or used by Ambros or any of its Subsidiaries.

3.16 Tax Matters.

(a)  Each of Ambros and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where Ambros or any of its Subsidiaries does not file a particular type of Tax Return that Ambros or any of its Subsidiaries is subject to taxation by that jurisdiction that would require the filing of such a Tax Return.

(b)  All income and other material amounts of Taxes due and owed by Ambros and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of Ambros and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Ambros Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Ambros Balance Sheet. Since the date of the Ambros Balance Sheet, neither Ambros nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)  Each of Ambros and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)  There are no Encumbrances for material Taxes (other than Encumbrances described in clause (i) of the definition of “Permitted Encumbrances”) upon any of the assets of Ambros or any of its Subsidiaries.

(e)  No deficiencies for a material amount of Taxes with respect to Ambros or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any Liability in respect of Taxes of Ambros or any of its Subsidiaries. Neither Ambros nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f)  Neither Ambros nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial Contracts entered into in the Ordinary Course of Business with vendors, customers, lenders, or landlords (an “Ordinary Course Agreement”).

(g)  Neither Ambros nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Ambros). Neither Ambros nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than Ambros) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(h)  Since the Lookback Date, neither Ambros nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code .

(i) Neither Ambros nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither Ambros nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued outside the Ordinary Course of Business on or prior to the Closing Date; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k)  Neither Ambros nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification.

(l)  Neither Ambros nor any of its Subsidiaries has taken or knowingly failed to take any action, nor to the Knowledge of Ambros, are there any facts or circumstances, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

3.17 Employee and Labor Matters; Benefit Plans.

(a)  Neither Ambros nor any of its Subsidiaries is a party to, bound by the terms of, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, works council or labor organization representing any Ambros Associate, and there are no labor unions, works council or labor organizations representing or, to the Knowledge of Ambros, purporting to represent or seeking to represent any Ambros Associates, including through the filing of a petition for representation election.

(b)  Section 3.17(b) of the Ambros Disclosure Schedule lists all material Ambros Employee Plans.

(c)  As applicable with respect to each material Ambros Employee Plan, Ambros has made available to Werewolf, true and complete copies of (i) the plan document, including all amendments thereto, and in the case of an unwritten Employee Plan, a written description of all material terms thereof, (ii) all related trust instruments or other funding-related documents and insurance contracts, (iii) the summary plan description and each summary of material modifications thereto, (iv) the financial statements for the most recent year for which such financial statements are available (in audited form, if available or required by ERISA) and, where applicable, annual reports required to be filed with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination or opinion letter, (vi) written results of any required compliance testing for the three most recent plan years, and (vii) all material, non-routine notices, filings or correspondence during the past three years with any Governmental Authority.

(d)  Each Ambros Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely on a favorable opinion letter with respect to such qualified status from the IRS to the effect that such plan is qualified under Section 401(a) of the Code. To the Knowledge of Ambros, nothing has occurred that would reasonably be expected to cause the loss of the qualified status of any such Ambros Employee Plan or the Tax exempt status of any related trust.

(e)  Each Ambros Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms and all applicable Laws, including, without limitation, the Code and ERISA. No material Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Ambros, threatened with respect to any Ambros Employee Plan. All material payments and/or contributions required to have been made with respect to all Ambros Employee Plans have been made or accrued on the financial statements of Ambros in accordance with the terms of the applicable Ambros Employee Plan and applicable Law and neither Ambros nor any Ambros ERISA Affiliate has any material Liability for any such unpaid contributions with respect to any Ambros Employee Plan.

(f)  Neither Ambros, any of its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has any Liability with respect to, or has in the past six (6) years, maintained, contributed to, has been required to contribute to, or has had any Liability with respect to (i) any “employee benefit plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any Multiple Employer Plan, or (iv) any Multiple Employer Welfare Arrangement.

(g)  No Ambros Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state Law requirement (the full cost of which is borne by such Person or such Person’s dependents or beneficiaries) or (ii) continuation coverage through the end of the month in which such termination or retirement occurs.

(h)  No Ambros Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(i)  Each Ambros Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, and no compensation has been or would reasonably be expected to be includable in the gross income of any Ambros Associate as a result of the operation of Section 409A of the Code.

(j)  Ambros and its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including terms and conditions of employment, worker classification, tax withholding, unemployment compensation, workers’ compensation, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, work authorization and immigration status, employee safety and health, wages (including overtime wages), pay equity, affirmative action, restrictive covenants, compensation, and hours of work. Except as would not reasonably be expected to have, individually or in the aggregate, an Ambros Material Adverse Effect, there are no, and since the Lookback Date there have been no, Legal Proceedings pending or, to the Knowledge of Ambros, threatened against Ambros or any of its

Subsidiaries relating to any labor or employment matters or any Ambros Associate. Ambros is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(k)  Since the Lookback Date, (i) Ambros has not taken any action which would constitute a “plant closing”, “collective dismissal”, “group dismissal”, “group termination”, “mass termination”, or “mass layoff” within the meaning of the WARN Act, (ii) issued any written notification of a plant closing or mass layoff required by the WARN Act (nor has Ambros or any of its Subsidiaries been under any requirement or obligation to issue any such notification), or (iii) incurred any Liability or obligation under the WARN Act that remains unsatisfied.

(l)  Since the Lookback Date, there has not been, nor to the Knowledge of Ambros has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, or any similar activity or dispute, affecting Ambros or its Subsidiaries.

(m)  There is no contract, agreement, plan or arrangement to which Ambros or any of its Subsidiaries is a party or by which it is bound to provide any Ambros Associate with the right to a gross up, indemnification, or reimbursement for any excise or additional Taxes incurred pursuant to Section 4999 or Section 409A of the Code.

(n)  None of the execution and delivery of this Agreement, the stockholder approval of this Agreement, or the consummation of the Contemplated Transactions (either alone or in conjunction with any other event, including without limitation, a termination of employment) would result in any (i) payment or benefit (including severance, forgiveness of indebtedness or otherwise) becoming due to Ambros Associate, (ii) increase in any benefits or the compensation payable under any Ambros Employee Plan, (iii) acceleration of the time of payment, funding or vesting of any such compensation or benefits or any loan forgiveness under any Ambros Employee Plan, (iv) restriction on the right of Ambros or any of its Subsidiaries or, after the consummation of Contemplated Transactions, the Surviving Corporation, to merge, amend, terminate or transfer any Ambros Employee Plan, or (v) “parachute payment” (within the meaning of Section 280G of the Code).

3.18 Environmental Matters. Since the Lookback Date, Ambros and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Ambros of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in an Ambros Material Adverse Effect. Neither Ambros nor any of its Subsidiaries has received since the Lookback Date, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Ambros or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Ambros, there are no circumstances that may prevent or interfere with Ambros’ or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have an Ambros Material Adverse Effect. To the Knowledge of Ambros: (a) no current or prior owner of any property leased or controlled by Ambros or any of its Subsidiaries has received since the Lookback Date, any written notice or other communication relating to property owned or leased at any time by Ambros or any of its

Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Ambros or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (b) neither Ambros nor any of its Subsidiaries has any material Liability under any Environmental Law.

3.19 Insurance. Ambros has made available to Werewolf accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Ambros and its Subsidiaries. Each of such insurance policies is in full force and effect and Ambros and its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the Lookback Date, neither Ambros nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Ambros and its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Ambros or such Subsidiary for which Ambros or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Ambros of its intent to do so.

3.20 Transactions with Affiliates. Section 3.20 of the Ambros Disclosure Schedule describes any material transactions or relationships, since the Lookback Date, between, on one hand, Ambros and, on the other hand, any executive officer or director of Ambros or any of such executive officer’s or director’s immediate family members, owner of more than five percent of the voting power of the outstanding shares of Ambros Common Stock or to the Knowledge of Ambros, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Ambros) in the case of each of Item 404 of Regulation S-K under the Securities Act.

3.21 No Financial Advisors. Except as set forth on Section 3.21 of the Ambros Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Ambros.

3.22 Privacy and Data Security.

(a)  Since the Lookback Date, Ambros and its Subsidiaries have complied with all applicable Privacy Laws and the applicable terms of any Ambros Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Ambros or any of its Subsidiaries in connection with the operation of Ambros’ and its Subsidiaries’ business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Ambros Material Adverse Effect. To the Knowledge of Ambros, except as would not reasonably be expected to have, individually or in the aggregate, an Ambros Material Adverse Effect, Ambros and its Subsidiaries have implemented, maintained and complied with commercially reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws and Ambros Contracts, concerning the privacy, security, collection and use of Personal Information (the “Ambros Privacy Policies”). To the Knowledge of Ambros, as of the date hereof, no claims have been, in writing, asserted or threatened against Ambros by any Person alleging a material violation of Privacy Laws, Ambros Privacy Policies and/or the applicable terms of any Ambros Contracts relating to privacy, security, collection or use of Personal Information of any individuals. To the Knowledge of Ambros, there have been no data security incidents or personal data breaches related to Personal Information in the custody or control of Ambros or any service provider acting on behalf of Ambros, where such incident or breach would result in a notification obligation to any Person under applicable Law or pursuant to the terms of any applicable Ambros Contract.

(b)  The information technology assets and equipment of Ambros and its Subsidiaries (collectively, “Ambros IT Systems”) are reasonably adequate for, and operate and perform in all material respects as required in connection with the operation of the business of Ambros and its Subsidiaries as currently conducted, and to the Knowledge of Ambros, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Ambros and its Subsidiaries have implemented and maintain commercially reasonable physical, technical and administrative safeguards to protect Personal Information processed by or on behalf of Ambros and its Subsidiaries, any other material confidential information of Ambros or its Subsidiaries and the integrity and security of Ambros IT Systems used in connection with their businesses, and during the past three years, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or Liability or the duty to notify any other Person under applicable Law or applicable Ambros Contract.

3.23 Export Control Laws. Ambros has conducted any export transactions in compliance in all material respects with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and the export control laws and regulations of any other applicable jurisdiction, including the United Kingdom and European Union (collectively, “Export Control Laws”). Without limiting the foregoing: (a) Ambros has obtained all required export licenses and other approvals and timely filed any other required filings to the extent required pursuant to Export Control Laws; (b) Ambros is in compliance in all material respects with the terms of all applicable export licenses, filing requirements or other approvals; (c) there are no pending or, to the Knowledge of Ambros, threatened claims or investigations against Ambros with respect to Export Control Laws; and (d) to the Knowledge of Ambros there are no actions, conditions, or circumstances pertaining to Ambros’s export transactions that would reasonably be expected to give rise to any material future claims.

3.24 Sanctions.

(a)  Since the Lookback Date, Ambros and its Subsidiaries have complied with applicable laws and regulations pertaining to trade and economic sanctions administered by the United States, European Union, or United Kingdom (collectively, “Sanctions”).

(b)  None of Ambros, its Subsidiaries, or their respective directors, officers, employees, or, to the Knowledge of Ambros, Ambros’s or its Subsidiaries’ agents are: (i)

organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (“Restricted Countries”); (ii) 50% or more owned or controlled by the government of a Restricted Country; or (iii) (A) designated on a sanctioned parties list administered by the United States, European Union, or United Kingdom, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List (collectively, “Designated Parties”); or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such persons are prohibited pursuant to applicable Sanctions (collectively, “Sanctioned Parties”).

(c)  Since April 24, 2019, none of Ambros, its Subsidiaries, or any of their respective officers, directors, or employees: (i) have been the subject or target of any investigation, prosecution, other enforcement action, or government inquiry related to Sanctions violations; or (ii) submitted a voluntary self-disclosure to any U.S. or other relevant government agency regarding actual or potential Sanctions violations.

(d)  Ambros maintains policies and procedures reasonably designed to promote compliance with applicable Sanctions.

3.25 Foreign Corrupt Practices Act. To the Knowledge of Ambros, none of Ambros’s or its Subsidiaries, nor any of their directors, officers, employees or agents (in each case, while acting in such capacities), have directly or indirectly made, offered, promised, or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office (each, a “Government Official”) for the purpose of (i) influencing any official act or decision of such Government Official, (ii) inducing such Government Official to do or omit to do any act in violation of their lawful duty, (iii) inducing such Government Official to use their influence to affect any act or decision of a governmental authority, or (iv) securing any improper advantage, in the case of (i)-(iv) above in order to assist Ambros or its Subsidiaries in obtaining or retaining business for or with, or directing business to, any person. Neither Ambros nor its Subsidiaries, nor any of their directors, officers, employees or, to the Knowledge of Ambros, agents (in each case, while acting in such capacities), have made or authorized any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment of funds or received or retained any funds in violation of any applicable Anti-Corruption Law (as defined below). Ambros represents that it has maintained, and has caused its subsidiaries to maintain, systems of internal controls (accounting systems, purchasing systems and billing systems) and written policies reasonably designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law (collectively, “Anti-Corruption Laws”), and reasonably designed to ensure that all books and records of Ambros accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither Ambros nor, to the Knowledge of Ambros, any of its officers, directors, or employees, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to applicable Anti-Corruption Laws (“Enforcement Action”).

3.26 CFIUS. Ambros does not engage in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. Ambros has no current intention of engaging in such activities in the future.

3.27 Not a Covered Outbound Investment.

(a)  Ambros either is (i) not a “person of a country of concern” or (ii) not engaged in any “covered activity,” as these terms are defined in 31 C.F.R. Part 850, as implemented or revised from time to time (the “Outbound Investment Security Program”).

(b)  Ambros has no intention of becoming a “person of a country of concern” that engages in any “covered activity.”

(c)  Ambros is not, and does not intend to become, a person that directly or indirectly holds a board seat or a voting or equity interest in, or any contractual power to direct or cause the direction of the management of policies of, any “covered foreign person” as defined in the Outbound Investment Security Program.

3.28 No Other Representations or Warranties. Ambros hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Werewolf nor any other person on behalf of Werewolf makes any express or implied representation or warranty with respect to Werewolf or with respect to any other information provided to Ambros, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Werewolf set forth in Article IV (in each case as qualified and limited by the Werewolf Disclosure Schedule)) none of Ambros, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WEREWOLF

Except (i) as set forth in the written disclosure schedule delivered by Werewolf to Ambros (the “Werewolf Disclosure Schedule”) or (ii) as disclosed in the Werewolf SEC Documents filed with the SEC on or before the day that is one (1) Business Day prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Werewolf SEC Documents shall not be deemed disclosed for purposes of Sections 4.1(a), 4.1(b), 4.3, 4.4 or 4.6. Werewolf represents and warrants to Ambros as follows:

4.1  Due Organization; Subsidiaries.

(a)  Each of Werewolf and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. All of Werewolf’s Subsidiaries are directly or indirectly wholly owned by Werewolf.

(b)  Each of Werewolf and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Werewolf Material Adverse Effect.

(c)  Except as set forth on Section 4.1(c) of the Werewolf Disclosure Schedule, Werewolf has no Subsidiaries and Werewolf does not directly or indirectly own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity. Werewolf is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Werewolf has not agreed and is not obligated to make, nor is Werewolf bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Werewolf has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2  Organizational Documents. Werewolf has delivered to Ambros accurate and complete copies of the Organizational Documents of Werewolf and its Subsidiaries. Neither Werewolf nor any of its Subsidiaries is in breach or violation of its Organizational Documents in any material respect.

4.3  Authority; Binding Nature of Agreement.

(a)  Each of Werewolf and its Subsidiaries has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Werewolf Board (at meetings duly called and held or by written consent in lieu thereof in accordance with the Organizational Documents of Werewolf) has unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Werewolf and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Werewolf vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Werewolf, and assuming the due authorization, execution and delivery by Ambros, constitutes the legal, valid and binding obligation of Werewolf, enforceable against Werewolf, in accordance with its terms, subject to the Enforceability Exceptions.

(b)  The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of its sole stockholder and Merger Sub, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Merger Sub adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Merger Sub, and assuming the due authorization, execution and delivery by Werewolf and Ambros, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub, in accordance with its terms, subject to the Enforceability Exceptions.

4.4  Vote Required.

(a)  The affirmative vote of the holders of a majority of the shares of Werewolf Common Stock outstanding on the record date for the Werewolf Stockholder Meeting and entitled to vote thereon, voting as a single class, is the only vote of the holders of any class or series of Werewolf capital stock necessary to approve the Contemplated Transactions (the “Required Werewolf Stockholder Approval”).

(b)  The vote or Consent of Werewolf as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which Consent shall be given immediately following the execution of this Agreement.

4.5  Non-Contravention; Consents.

(a)  Subject to obtaining the Required Werewolf Stockholder Approval and the filing of the Certificate of Merger required by Delaware Law, neither (x) the execution, delivery or performance of this Agreement by Werewolf, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)  contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Werewolf or its Subsidiaries;

(ii)  contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Werewolf or its Subsidiaries, or any of the assets owned or used by Werewolf or its Subsidiaries, is subject;

(iii)  contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Werewolf or its Subsidiaries or that otherwise relates to the business of Werewolf, or any of the assets owned, leased or used by Werewolf;

(iv)  contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Werewolf Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Werewolf Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Werewolf Material Contract, (C) accelerate the maturity or performance of any Werewolf Material Contract or (D) cancel, terminate or modify any term of any Werewolf Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v)  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Werewolf or its Subsidiaries (except for Permitted Encumbrances).

(b)  Except for (i) any Consent set forth on Section 4.5 of the Werewolf Disclosure Schedule under any Werewolf Contract, (ii) the Required Werewolf Stockholder Approval, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Delaware Law and (iv) such Consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Werewolf nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c)  The Werewolf Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of Delaware Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6  Capitalization.

(a)  As of the date of this Agreement, the authorized capital stock of Werewolf consists of (i) 200,000,000 shares of common stock, par value $0.0001 per share (“Werewolf Common Stock”), and (ii) 5,000,000 shares of Werewolf Preferred Stock, par value $0.0001 per share. As of August 17, 2026 (the “Capitalization Date”), 48,599,066 shares of Werewolf Common Stock were issued and are outstanding and no shares of Preferred Stock were issued and outstanding. Werewolf does not hold any shares of its capital stock in its treasury. Upon receipt of, and subject in all respects to, approval of the Werewolf stockholders and filing of the necessary amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, the authorized capital stock of Werewolf shall be increased to account for the Werewolf Authorized Common Stock Increase.

(b)  All of the outstanding shares of Werewolf Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than under applicable securities Laws. None of the outstanding shares of Werewolf Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Werewolf Common Stock is subject to any right of first refusal in favor of Werewolf. Except as contemplated herein, there is no Werewolf Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Werewolf Common Stock. Werewolf is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Werewolf Common Stock or other securities.

(c)  Except for the Werewolf Equity Plans and the Werewolf Options granted thereunder and the Werewolf ESPP, Werewolf does not have any stock incentive plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person and there were no other equity or equity-based awards outstanding as of the date of this Agreement. As of the Capitalization Date, Werewolf has reserved 15,321,133 shares of Werewolf Common Stock for issuance under the Werewolf Equity Plans, of which 8,105,975 shares are subject to outstanding Werewolf Options and 7,215,158 shares remain available for future grant pursuant to the Werewolf Equity Plans. Section 4.6(c) of the Werewolf Disclosure Schedule sets forth a true and complete list, as of the Capitalization Date, of each outstanding Werewolf Option, including: (i) the name of the holder, (ii) the number of shares of Werewolf Common Stock subject to such Werewolf Option, (iii) the exercise price per share, as applicable, (iv) the date of grant, (v) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares, (vi) the expiration date, as applicable, and (vii) whether such Werewolf Option is intended to be an “incentive stock option”; (as defined in the Code) or a non-qualified stock option. Werewolf has made available to Ambros accurate and complete copies of the following: (A) the standard form of agreement evidencing Werewolf Options; and (B) each agreement evidencing a Werewolf Option that does not conform in all material respects to the standard form agreement. All Werewolf Options have been granted with a per-share exercise price of not less than the “fair market value” of the underlying share on the date of grant of such option, as determined in accordance with Section 409A of the Code, and no Werewolf Option is subject to Section 409A of the Code. Each Werewolf Option was duly authorized no later than the date on which such Werewolf Option was to be effective by all necessary company action.

(d)  Except as set forth on Section 4.6(c) of the Werewolf Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Werewolf, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Werewolf, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Werewolf is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Werewolf.

(e)  All outstanding shares of Werewolf Common Stock and other securities of Werewolf have been issued and granted in compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f)  Neither Werewolf nor Merger Sub owns any shares of Ambros Capital Stock. Neither of Werewolf or Merger Sub nor any of their respective Affiliates is an “interested stockholder” of Ambros as defined in Section 203(c) of Delaware Law.

4.7  SEC Filings; Financial Statements.

(a)  Werewolf has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act, or, in the case of any such filing not made on a timely basis, has otherwise complied with the applicable requirements of Rule 12b-25 under the Exchange Act and subsequently made such filing, since the Lookback Date (the “Werewolf SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Werewolf SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Werewolf SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Werewolf SEC Documents (collectively, the “Werewolf Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)  The financial statements (including any related notes) contained or incorporated by reference in the Werewolf SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Werewolf as of the respective dates thereof and the results of operations and cash flows of Werewolf for the periods covered thereby. Other than as expressly disclosed in the Werewolf SEC Documents filed prior to the date hereof, there has been no material change in Werewolf’s accounting methods or principles that would be required to be disclosed in Werewolf’s financial statements in accordance with GAAP. The books of account and other financial records of Werewolf and each of its Subsidiaries are true and complete in all material respects.

(c)  Werewolf’s auditor has at all times during the past three (3) years been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Werewolf, “independent” with respect to Werewolf within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Werewolf, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the PCAOB thereunder.

(d)  Except as set forth on Section 4.7(d) of the Werewolf Disclosure Schedule, Werewolf has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of Werewolf Common Stock on Nasdaq. Werewolf has not disclosed any unresolved comments in the Werewolf SEC Documents.

(e)  There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Werewolf, the Werewolf Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)  Except as set forth on Section 4.7(f) of the Werewolf Disclosure Schedule, Werewolf is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of Nasdaq.

(g)  Werewolf maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-l5(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Werewolf maintains records that in reasonable detail accurately and fairly reflect Werewolf’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Werewolf Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Werewolf’s assets that could have a material effect on Werewolf’s financial statements. Werewolf has evaluated the effectiveness of Werewolf’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Werewolf SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Werewolf has disclosed to Werewolf’s auditors and the Audit Committee of the Werewolf Board (and made available to Ambros a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Werewolf’s ability to record, process, summarize and report financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Werewolf or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Werewolf SEC Documents filed prior to the date hereof, Werewolf’s internal control over financial reporting is effective and Werewolf has not identified any material weaknesses in the design or operation of Werewolf’s internal control over financial reporting.

(h)  Werewolf’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by Werewolf in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Werewolf’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Werewolf Certifications and such disclosure controls and procedures are effective. Werewolf has carried out evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-l5 of the Exchange Act.

(i)  Werewolf has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

4.8  Absence of Changes. Except as set forth on Section 4.8 of the Werewolf Disclosure Schedule, since January 1, 2026, Werewolf and its Subsidiaries have conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Werewolf Material Adverse Effect or (b) action, event or occurrence that would have required Consent of Ambros pursuant to Section 5.2 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9  Absence of Undisclosed Liabilities. Neither Werewolf nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Werewolf Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Werewolf or its Subsidiaries since the date of the Werewolf Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Werewolf or any of its Subsidiaries under Werewolf Contracts (excluding Liabilities from breach thereof), (d) Liabilities incurred in connection with the Contemplated Transactions and the Securities Purchase Agreement and (e) Liabilities listed in Section 4.9 of the Werewolf Disclosure Schedule.

4.10 Title to Assets. Each of Werewolf and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Werewolf Balance Sheet and (b) all other tangible assets reflected in the books and records of Werewolf as being owned by Werewolf. All of such assets are owned or, in the case of leased assets, leased by Werewolf or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11 Real Property; Leasehold. Neither Werewolf nor any of its Subsidiaries owns or has ever owned any real property. Werewolf has made available to Ambros (a) an accurate and complete list of all real properties with respect to which Werewolf directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Werewolf or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Werewolf Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

4.12 Intellectual Property.

(a)  Section 4.12(a) of the Werewolf Disclosure Schedule is an accurate, true and complete listing of all Werewolf Registered IP, including for each item (i) the record owner(s) (and name of any other Person with an ownership interest in such item of Werewolf Registered IP and the nature of such ownership interest, if any), jurisdiction, status, and registration or application number of each item, as applicable, (ii) all filing, registration, issuance and grant dates and (iii) any actions that are required to be taken within 180 days of the date hereof for any Werewolf Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of or response to any documents, applications or certificates, for the purposes of prosecuting, obtaining, perfecting, maintaining or renewing any Werewolf Registered IP. Section 4.12(a) of the Werewolf Disclosure Schedule also sets forth, as of the date of this Agreement, a list of all internet domain names with respect to which Werewolf or any of its Subsidiaries are the registrant and, with respect to each domain name, the record owner of such domain name and if different, the legal and beneficial owner(s) of such domain name and the applicable domain name registrar. All Werewolf Registered IP is subsisting and in full force and effect and, to the Knowledge of Werewolf, all Werewolf Registered IP (other than pending applications) is valid and enforceable. All fees due to, and all documents, powers and other filings required to be filed with, a Governmental Authority with respect to any such Werewolf Registered IP have been fully and timely paid and filed as necessary for the filing, prosecuting, obtaining grant of and maintaining such item of Werewolf Registered IP.

(b)  Section 4.12(b) of the Werewolf Disclosure Schedule is a true, correct and complete listing of all Werewolf Contracts pursuant to which any Werewolf IP Rights are licensed to Werewolf (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Werewolf’s or its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other applicable materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Werewolf or its Subsidiaries and their respective employees in Werewolf’s standard form thereof). To the Knowledge of Werewolf, each Werewolf Contract listed in Section 4.12(b) of the Werewolf Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Werewolf, its Subsidiaries and each other party thereto, and is enforceable against Werewolf, its Subsidiaries and each other party thereto in accordance with its terms. To the Knowledge of Werewolf, neither Werewolf, its Subsidiaries, nor, to the Knowledge of Werewolf, any other party to any Werewolf Contract listed in Section 4.12(b) of the Werewolf Disclosure Schedule has been or is, or has been or is alleged to be, in material default under, or has provided or received any notice of breach under, or intention to terminate (including by non-renewal), any Werewolf Contract listed in Section 4.12(b) of the Werewolf Disclosure Schedule, except as would not reasonably be expected to have, individually or in the aggregate, a Werewolf Material Adverse Effect.

(c)  Section 4.12(c) of the Werewolf Disclosure Schedule is a true, correct and complete listing of each Werewolf Contract pursuant to which any Person has been granted any license, sublicense, option or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Werewolf IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Werewolf IP

Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Werewolf’s or its Subsidiaries’ benefit). To the Knowledge of Werewolf, each Werewolf Contract listed in Section 4.12(c) of the Werewolf Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Werewolf, its Subsidiaries and each other party thereto, and is enforceable against Werewolf, its Subsidiaries and each other party thereto in accordance with its terms. Neither Werewolf, its Subsidiaries nor, to the Knowledge of Werewolf, any other party to any Werewolf Contract listed in Section 4.12(c) of the Werewolf Disclosure Schedule has provided or received any written notice of breach under, or intention to terminate (including by non-renewal), any Werewolf Contract listed in Section 4.12(c) of the Werewolf Disclosure Schedule.

(d)  Except as identified on Section 4.12(d) of the Werewolf Disclosure Schedule, neither Werewolf nor any of its Subsidiaries is bound by, and no Werewolf Owned IP Rights are subject to, and to the Knowledge of Werewolf, no Werewolf Licensed IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Werewolf or any of its Subsidiaries to use, exploit, assert, or enforce any Werewolf IP Rights anywhere in the world.

(e)  (i) Werewolf or one of its Subsidiaries exclusively owns all right, title, and interest to and in the Werewolf IP Rights (other than (A) Werewolf Licensed IP Rights, or co-owned rights each as identified in Section 4.12(c) of the Werewolf Disclosure Schedule and (b) any non-customized software that (1) is licensed to Werewolf or its Subsidiaries solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Werewolf’s or its Subsidiaries’ products or services), (ii) all Werewolf Owned IP Rights and, to the Knowledge of Werewolf, other Werewolf IP Rights that are exclusively licensed to Werewolf are free and clear of any Encumbrances (other than Permitted Encumbrances) and (iii) Werewolf owns, or has a valid and enforceable right pursuant to a binding written Contract to use, all material Werewolf IP Rights currently used or practiced by Werewolf. Without limiting the generality of the foregoing:

(i)  To the Knowledge of Werewolf, all documents and instruments necessary to register or apply for or renew registration of Werewolf Registered IP owned by Werewolf, and all documents and instruments necessary to register or apply for or renew registration of Werewolf Registered IP exclusively licensed to Werewolf, have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority. To the Knowledge of Werewolf, Werewolf has filed all statements of use and paid all renewal and maintenance fees, annuities and other fees with respect to the Werewolf Registered IP that are Werewolf owned Intellectual Property Rights that are due or payable as of the date of this Agreement, and to the Knowledge of Werewolf, all documents and instruments necessary to register or apply for or renew registration of Werewolf Registered IP exclusively licensed to Werewolf.

(ii)  Except for instances that would not reasonably be expected to have, individually or in the aggregate, a Werewolf Material Adverse Effect, to the Knowledge of Werewolf each Person who is or was an employee, contractor or consultant of Werewolf or any of its Subsidiaries and who is or was involved in the creation, discovery, reduction to practice or development of any Intellectual Property for Werewolf or any of its Subsidiaries has signed a valid, enforceable written agreement containing a present assignment of all right, title and interest in and to such Intellectual Property to Werewolf or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Werewolf and its Subsidiaries.

(iii)  To the Knowledge of Werewolf, no current or former member, officer, director, or employee of Werewolf or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Werewolf IP Rights purported to be owned by Werewolf. To the Knowledge of Werewolf, no current employee of Werewolf or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Werewolf or such Subsidiary or (B) in material breach of any Contract with any former employer or other Person concerning Werewolf IP Rights purported to be owned by Werewolf or such Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising Werewolf IP Rights purported to be owned by Werewolf or such Subsidiary.

(iv)  No funding, facilities, or personnel of any Governmental Authority or any educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Werewolf Owned IP Rights, or, to the Knowledge of Werewolf, any Werewolf Licensed IP Rights. To the Knowledge of Werewolf, no Governmental Authority or educational or research institution has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, commercialization of, or right to royalties or other payments for any Werewolf Owned IP Rights, or, to the Knowledge of Werewolf, any Werewolf Licensed IP Rights.

(v)  Werewolf and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect, maintain and enforce its rights in all proprietary information that Werewolf or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi)  Neither Werewolf nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Werewolf IP Rights to any other Person.

(vii)  To the Knowledge of Werewolf, each item of Werewolf IP Right has been duly maintained and is not expired, abandoned or cancelled. To the Knowledge of Werewolf, each of the Patents included in the Werewolf IP Rights identifies each and every inventor of the claims thereof as determined in accordance with the applicable laws of the jurisdiction in which such Patent is issued or pending. To the Knowledge of Werewolf, each of Werewolf and its Subsidiaries and their respective patent counsel have complied with its duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Patents included in the Werewolf IP Rights for which Werewolf or any of its Subsidiaries is responsible for prosecuting.

(viii)  To the Knowledge of Werewolf, the Werewolf IP Rights constitute all Intellectual Property material to or necessary for Werewolf to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(f)  Werewolf has delivered, or made available to Ambros, a complete and accurate copy of all material Werewolf IP Rights Agreements.

(g)  To the Knowledge of Werewolf, the conduct of the business of Werewolf as has been conducted since the Lookback Date and as is currently being conducted, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Werewolf, (i) has not violated and does not presently violate, any license or agreement between Werewolf or its Subsidiaries and any Person in any material respect, and (ii) to the Knowledge of Werewolf, has not infringed, misappropriated, or otherwise violated, and does not infringe, misappropriate or otherwise violate any valid and issued Patents or other Intellectual Property of any other Person, which infringement would reasonably be expected to have a Werewolf Material Adverse Effect. To the Knowledge of Werewolf, since the Lookback Date, no Person has engaged in the unauthorized use of, or has infringed, misappropriated, or otherwise violated any Patents within the Werewolf IP Rights, or otherwise violating any Werewolf IP Rights Agreement.

(h)  As of the date of this Agreement and since the Lookback Date, neither Werewolf nor any of its Subsidiaries is or has been a party to any, or is the subject of any pending or, to the Knowledge of Werewolf, threatened in writing, Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, offer for sale, license or dispose of any Werewolf IP Rights. None of the Werewolf Owned IP Rights, and to the Knowledge of Werewolf, any Werewolf Licensed IP Rights, have been adjudged invalid or unenforceable in whole or part, and all Werewolf Owned IP Rights, and to the Knowledge of Werewolf, all Werewolf Licensed IP Rights, are in full force and effect. Neither Werewolf nor any of its Subsidiaries have received any written notice asserting that any Werewolf IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that Werewolf or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(i)  To the Knowledge of Werewolf, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Werewolf conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a Werewolf Material Adverse Effect. To the Knowledge of Werewolf, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Werewolf or its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Werewolf in accordance with GAAP. Section 4.12(i) of the Werewolf Disclosure Schedule sets forth all material unregistered trademarks included in the Werewolf IP Rights.

(j)  Except (i) as would not reasonably be expected to have a Werewolf Material Adverse Effect, (ii) as may be set forth in Section 4.12(j) of the Werewolf Disclosure Schedule or (iii) as contained in license, distribution or service agreements entered into in the Ordinary Course of Business by Werewolf, to the Knowledge of Werewolf, (A) neither Werewolf nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Werewolf or any of its Subsidiaries, taken as a whole and (B) neither Werewolf nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k)  None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance by Werewolf of its obligations hereunder conflict or will conflict with, alter or impair any of Werewolf’s rights in, to and under any material Werewolf IP Rights or the validity, enforceability, priority, scope or duration of any material Werewolf IP Rights. Without limiting the foregoing, to the Knowledge of Werewolf, neither Werewolf nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will (i) cause the grant, assignment or transfer to any other Person of any license or other right to or in any Werewolf IP Rights, (ii) result in breach of, default under or termination of such Contract with respect to any Werewolf IP Rights, (iii) alter, encumber impair or extinguish, or result in any Encumbrance with respect to the right of Werewolf or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Werewolf IP Rights or portion thereof or (iv) result in Werewolf or any of its Subsidiaries being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any Werewolf IP Rights, except, in each of (i), (ii), (iii) and (iv), for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Werewolf Material Adverse Effect.

4.13 Agreements, Contracts and Commitments.

(a)  Section 4.13 of the Werewolf Disclosure Schedule lists the following Werewolf Contracts in effect as of the date of this Agreement other than the Securities Purchase Agreement (each, a “Werewolf Material Contract” and collectively, the “Werewolf Material Contracts”):

(i)  each Werewolf Contract for the employment or engagement of any individual on an employee, consulting or other basis that provides for annual base compensation in excess of $250,000;

(ii)  each Werewolf Contract with any Werewolf Associate that provides for retention, change in control, transaction or other similar payments or benefits, whether or not payable as a result of the Contemplated Transactions;

(iii)  each Werewolf Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iv)  each Werewolf Contract containing (A) any covenant limiting the freedom of Werewolf or any of its Subsidiaries to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of Werewolf’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(v)   each Werewolf Contract (A) pursuant to which any Person granted Werewolf an exclusive license under any Intellectual Property, or (B) pursuant to which Werewolf granted any Person an exclusive license under any Werewolf IP Rights;

(vi)  each Werewolf Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(vii)  each Werewolf Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $250,000 after the date of this Agreement;

(viii)  each Werewolf Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 or creating any material Encumbrances with respect to any assets of Werewolf or any loans or debt obligations with officers or directors of Werewolf;

(ix)  each Werewolf Contract requiring payment by or to Werewolf after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Werewolf, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Werewolf or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Werewolf or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Werewolf or such Subsidiary or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Werewolf or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Werewolf or any of its Subsidiaries, in each case, except for Werewolf Contracts entered into in the Ordinary Course of Business;

(x)  each Werewolf Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Werewolf in connection with the Contemplated Transactions;

(xi)  each Werewolf Contract to which Werewolf or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Werewolf or such Subsidiary in excess of $250,000;

(xii)  a Werewolf Real Estate Lease;

(xiii)  a Contract disclosed in or required to be disclosed in Section 4.12(b) or Section 4.12(c) of the Werewolf Disclosure Schedule;

(xiv)  each Werewolf Contract requiring the payment of, or including obligations or interests involving (A) any research, regulatory or commercial milestones, or other milestone-based or periodic payments, (B) any royalty, earn-out, dividend or similar arrangement based on the revenues or profits of, or sales of products or services by, Werewolf or its Subsidiaries;

(xv)  each Werewolf Contract with any sole-source supplier, single-source supplier or limited-source supplier with respect to any material raw material, active pharmaceutical ingredient, drug substance, drug product, component, product candidate, manufacturing, fill-finish, testing, clinical supply or other material goods or services used in the conduct of the business of Werewolf or its Subsidiaries, in each case, where, to the Knowledge of Werewolf, there are no reasonably available substitute sources on commercially reasonable terms; or

(xvi)  any other Werewolf Contract that is not terminable at will (with no penalty or payment) by Werewolf or any of its Subsidiaries, and (A) which involves payment or receipt by Werewolf or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate or (B) that is material to the business or operations of Werewolf and its Subsidiaries taken as a whole.

(b)  Werewolf has delivered or made available to Ambros accurate and complete copies of all Werewolf Material Contracts, including all amendments thereto. There are no Werewolf Material Contracts that are not in written form. Werewolf has not, nor, to Werewolf’s Knowledge as of the date of this Agreement, has any other party to a Werewolf Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Werewolf Material Contract in such manner as would permit any other party to cancel or terminate any such Werewolf Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Werewolf Material Adverse Effect. As to Werewolf and its Subsidiaries, as of the date of this Agreement, each Werewolf Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Werewolf Material Contract to change, any material amount paid or payable to Werewolf under any Werewolf Material Contract or any other material term or provision of any Werewolf Material Contract.

4.14 Compliance; Permits; Restrictions.

(a)  Werewolf and each of its Subsidiaries is, and since the Lookback Date, has been in material compliance with all applicable Laws, including the FDCA, the PHSA, FDA regulations adopted thereunder or any other applicable Law promulgated by the FDA or other Drug Regulatory Agency. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Werewolf, threatened against Werewolf or any of its Subsidiaries. There is no agreement or Order binding upon Werewolf or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Werewolf or any of its Subsidiaries, any acquisition of material property by Werewolf or any of its Subsidiaries or the conduct of business by Werewolf or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Werewolf’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)  Each of Werewolf and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Werewolf as currently conducted (collectively, the “Werewolf Permits”). Section 4.14(b) of the Werewolf Disclosure Schedule identifies each Werewolf Permit. Each of Werewolf and its Subsidiaries is in material compliance with the terms of the Werewolf Permits. No Legal Proceeding is pending or, to the Knowledge of Werewolf, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Werewolf Permit.

(c)  There are no Legal Proceedings pending or, to the Knowledge of Werewolf, threatened in writing with respect to an alleged material violation by Werewolf or any of its Subsidiaries of the FDCA, PHSA, FDA regulations adopted thereunder, the Controlled Substances Act or any other applicable Law promulgated by a Drug Regulatory Agency.

(d)  Each of Werewolf and its Subsidiaries holds all required material Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Werewolf as currently conducted, and, as applicable, the research, development, testing, manufacturing, packaging, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Werewolf Product Candidates”) (collectively, the “Werewolf Regulatory Permits”) and no such Werewolf Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any material, adverse manner, in the case of each of (i) and (ii) by a Drug Regulatory Agency. Werewolf has timely maintained and is in compliance in all material respects with the Werewolf Regulatory Permits and neither Werewolf nor any of its Subsidiaries has, since the Lookback Date, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Werewolf Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Werewolf Regulatory Permit.

(e)  As of the date of this Agreement, all clinical, pre-clinical and other studies and tests conducted by or, to the Knowledge of Werewolf, on behalf of, or sponsored by, Werewolf or its Subsidiaries, in which Werewolf or its Subsidiaries or their respective product candidates, including the Werewolf Product Candidates, have participated, were and, if still pending, are being conducted in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312, 45 C.F.R. Part 46, and all other applicable Laws governing informed consent, institutional review boards, and the protection of human subjects. Other than as set forth on Section 4.14(e) of the Werewolf Disclosure Schedule, neither Werewolf nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug

Regulatory Agency requiring, or, to the Knowledge of Werewolf, threatening any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Werewolf or any of its Subsidiaries or in which Werewolf or any of its Subsidiaries or its current product candidates, including the Werewolf Product Candidates, have participated.

(f)  Neither Werewolf nor any of its Subsidiaries, and, to the Knowledge of Werewolf, any contract manufacturer in relation to its activities with respect to any Werewolf Product Candidate, is the subject of any pending or, to the Knowledge of Werewolf, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or any other applicable Law. To the Knowledge of Werewolf, neither Werewolf nor any of its Subsidiaries nor any contract manufacturer in relation to its activities with respect to any Werewolf Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of Werewolf’s business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto, or any other applicable Law. Neither Werewolf nor any of its Subsidiaries, nor their officers, directors, employees or to the Knowledge of Werewolf, their agents, have been or currently is debarred or excluded under (i) 21 U.S.C. Section 335a, (ii) 42 U.S.C. § 1320a 7, or (iii) any other applicable Law. None of Werewolf, any of its Subsidiaries, and to the Knowledge of Werewolf, any contract manufacturer in relation to its activities with respect to any Werewolf Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a (ii) 42 U.S.C. § 1320a-7, or (iii) any other applicable Law. To the Knowledge of Werewolf, no debarment or exclusionary claims, actions, proceedings or investigations in respect of Werewolf’s or its Subsidiaries’ business or Werewolf Product Candidates are pending or threatened against Werewolf, any of its Subsidiaries, and to the Knowledge of Werewolf, any contract manufacturer in relation to its activities with respect to any Werewolf Product Candidate, or any of its respective officers, employees or agents. Neither Werewolf nor any of its Subsidiaries is a party to or has any reporting obligations under any corporate integrity agreements, monitoring agreements, deferred or non-prosecution agreements, consent decrees, settlement orders, or similar Orders with or imposed by any Governmental Authority.

(g)  All manufacturing operations conducted by, or to the Knowledge of Werewolf, for the benefit of, Werewolf or its Subsidiaries in connection with any Werewolf Product Candidate, since the Lookback Date, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600-680 and 1271, and the applicable respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)  No manufacturing site owned by Werewolf or its Subsidiaries, and to the Knowledge of Werewolf, no manufacturing site of a contract manufacturer or laboratory, with respect to any Werewolf Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has since the Lookback Date, received any unresolved Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting material noncompliance with the FDCA, PHSA or any applicable Law, and, to the Knowledge of Werewolf, neither the FDA nor any other Governmental Authority is considering such action.

4.15 Legal Proceedings; Orders.

(a)  Except as set forth in Section 4.15 of the Werewolf Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Werewolf, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Werewolf or any of its Subsidiaries or any Werewolf Associate (in his or her capacity as such) or any of the material assets owned or used by Werewolf or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)  There is no Order to which Werewolf or any of its Subsidiaries, or any of the material assets owned or used by Werewolf or any of its Subsidiaries is subject. To the Knowledge of Werewolf, no officer or other Key Employee of Werewolf or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Werewolf or any of its Subsidiaries or to any material assets owned or used by Werewolf or any of its Subsidiaries.

4.16 Tax Matters.

(a)  Each of Werewolf and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where Werewolf or any of its Subsidiaries does not file a particular type of Tax Return that Werewolf or any of its Subsidiaries is subject to taxation by that jurisdiction that would require the filing of such a Tax Return.

(b)  All income and other material amounts of Taxes due and owing by Werewolf and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of Werewolf and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Werewolf Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Werewolf Balance Sheet. Since the date of the Werewolf Balance Sheet, neither Werewolf nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)  Each of Werewolf and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)  There are no Encumbrances for material Taxes (other than Encumbrances described in clause (i) of the definition of “Permitted Encumbrances”) upon any of the assets of Werewolf or any of its Subsidiaries.

(e)  No deficiencies for a material amount of Taxes with respect to Werewolf or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any Liability in respect of Taxes of Werewolf or any of its Subsidiaries. Neither Werewolf nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f)  Neither Werewolf nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.

(g)  Neither Werewolf nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Werewolf). Neither Werewolf nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than Werewolf) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(h)  Since the Lookback Date, neither Werewolf nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i)  Neither Werewolf nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(j)  Neither Werewolf nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued outside the Ordinary Course of Business on or prior to the Closing Date; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k)  Neither Werewolf nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification.

(l)  Neither Werewolf nor any of its Subsidiaries has taken or knowingly failed to take any action, nor to the Knowledge of Werewolf, are there any facts or circumstances, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

4.17 Employee and Labor Matters; Benefit Plans.

(a)  Section 4.17(a) of the Werewolf Disclosure Schedule contains a complete and accurate list of all Werewolf employees as of the date of this Agreement, setting forth for each employee: job title; classification as exempt or non-exempt for wage and hour purposes; annual base salary, hourly rate or other rates of compensation; target bonus opportunity; full-time or part-time status; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable.

(b)  Section 4.17(b) of the Werewolf Disclosure Schedule contains a complete and accurate list of all of the individual independent contractors, consultants, temporary employees, leased employees or other agents employed or used by Werewolf and classified by Werewolf as other than employees, or compensated other than through wages paid by Werewolf through Werewolf’s payroll department (“Werewolf Contingent Workers”), showing for each Werewolf Contingent Worker such individual’s engagement date, role in the business, work location, and fee or compensation arrangements.

(c)  Neither Werewolf nor any of its Subsidiaries is a party to, bound by the terms of, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, works council or labor organization representing any Werewolf Associate, and there are no labor unions, works council or labor organizations representing or, to the Knowledge of Werewolf, purporting to represent or seeking to represent any Werewolf Associates, including through the filing of a petition for representation election.

(d)  Section 4.17(d) of the Werewolf Disclosure Schedule lists all material Werewolf Employee Plans.

(e)  As applicable with respect to each material Werewolf Employee Plan, Werewolf has made available to Ambros, true and complete copies of (i) the plan document, including all amendments thereto, and in the case of an unwritten Employee Plan, a written description of all material terms thereof, (ii) all related trust instruments or other funding-related documents and insurance contracts, (iii) the summary plan description and each summary of material modifications thereto, (iv) the financial statements for the most recent year for which such financial statements are available (in audited form, if available or required by ERISA) and, where applicable, annual reports required to be filed with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination or opinion letter, (vi) written results of any required compliance testing for the three most recent plan years, and (vii) all material, non-routine notices, filings or correspondence during the past three years with any Governmental Authority.

(f)  Each Werewolf Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely on a favorable opinion letter with respect to such qualified status from the IRS to the effect that such plan is qualified under Section 401(a) of the Code. To the Knowledge of Werewolf, nothing has occurred that would reasonably be expected to cause the loss of the qualified status of any such Werewolf Employee Plan or the Tax exempt status of any related trust.

(g)  Each Werewolf Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms and all applicable Laws, including, without limitation, the Code and ERISA. No material Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Werewolf, threatened with respect to any Werewolf Employee Plan. All material payments and/or contributions required to have been made with respect to all Werewolf Employee Plans have been made or accrued on the financial statements of Werewolf in accordance with the terms of the applicable Werewolf Employee Plan and applicable Law and neither Werewolf nor any Werewolf ERISA Affiliate has any material Liability for any such unpaid contributions with respect to any Werewolf Employee Plan.

(h)  Neither Werewolf, any of its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has any Liability with respect to, or has in the past six (6) years, maintained, contributed to, has been required to contribute to, or has had any Liability with respect to (i) any “employee benefit plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any Multiple Employer Plan, or (iv) any Multiple Employer Welfare Arrangement.

(i)  No Werewolf Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state Law requirement (the full cost of which is borne by such Person or such Person’s dependents or beneficiaries) or (ii) continuation coverage through the end of the month in which such termination or retirement occurs.

(j)  No Werewolf Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(k)  Each Werewolf Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code, and applicable guidance thereunder, and no compensation has been or would reasonably be expected to be includable in the gross income of any Werewolf Associate as a result of the operation of Section 409A of the Code.

(l)  Werewolf and its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including terms and conditions of employment, worker classification, tax withholding, unemployment compensation, workers’ compensation, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, work authorization and immigration status, employee safety and health, wages (including overtime wages), pay equity, affirmative action, restrictive covenants, compensation, and hours of work. Except as would not reasonably be expected to have, individually or in the aggregate, a Werewolf Material Adverse Effect, there are no, and since the Lookback Date there have been no, Legal Proceedings pending or, to the Knowledge of Werewolf, threatened against Werewolf or any of its Subsidiaries relating to any labor or employment matters or any Werewolf Associate. Werewolf is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(m)  Since the Lookback Date, (i) Werewolf has not taken any action which would constitute a “plant closing”, “collective dismissal”, “group dismissal”, “group termination”, “mass termination”, or “mass layoff” within the meaning of the WARN Act, (ii) issued any written notification of a plant closing or mass layoff required by the WARN Act (nor has Werewolf or any of its Subsidiaries been under any requirement or obligation to issue any such notification), or (iii) incurred any Liability or obligation under the WARN Act that remains unsatisfied.

(n)  Since the Lookback Date, there has not been, nor to the Knowledge of Werewolf has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Werewolf or its Subsidiaries.

(o)  There is no contract, agreement, plan or arrangement to which Werewolf or any of its Subsidiaries is a party or by which it is bound to provide any Werewolf Associate with the right to a gross up, indemnification, or reimbursement for any excise or additional Taxes incurred pursuant to Section 4999 or Section 409A of the Code.

(p)  None of the execution and delivery of this Agreement, the stockholder approval of this Agreement, or the consummation of the Contemplated Transactions (either alone or in conjunction with any other event, including without limitation, a termination of employment) would result in any (i) payment or benefit (including severance, forgiveness of indebtedness or otherwise) becoming due to Werewolf Associate, (ii) increase in any benefits or the compensation payable under any Werewolf Employee Plan, (iii) acceleration of the time of payment, funding or vesting of any such compensation or benefits or any loan forgiveness under any Werewolf Employee Plan, (iv) restriction on the right of Werewolf or any of its Subsidiaries or, after the consummation of Contemplated Transactions, the Surviving Corporation, to merge, amend, terminate or transfer any Werewolf Employee Plan, or (v) “parachute payment” (within the meaning of Section 280G of the Code).

(q)  To the Knowledge of Werewolf, all individuals who provide or have provided services to Werewolf or any of its Subsidiaries since the Lookback Date have been properly classified for all purposes (including for purposes of Tax withholding, employee benefits and applicable Law) as employees or independent contractors, as the case may be, and no Werewolf Associate who has been classified as an independent contractor or non-employee would reasonably be expected to be reclassified as an employee. Except as would not reasonably be expected to have, individually or in the aggregate, a Werewolf Material Adverse Effect, neither Werewolf nor any of its Subsidiaries has any material Liability arising from or relating to the misclassification of any individual as an independent contractor or as exempt from overtime pay requirements.

(r)  Since the Lookback Date, (i) there have been no written, and to the Knowledge of Werewolf, no oral, claims, complaints, charges, investigations, inquiries, audits, or Legal Proceedings pending or, to the Knowledge of Werewolf, threatened against Werewolf or any of its Subsidiaries before any Governmental Authority, or internal formal complaint proceedings, alleging unlawful discrimination, harassment (including sexual harassment), hostile work environment, retaliation, or other unlawful employment practices with respect to any current or former Werewolf Associate or applicant for employment, and (ii) neither Werewolf nor any of its Subsidiaries has entered into any settlement agreement relating to any such allegation. To the Knowledge of Werewolf, no current officer or Key Employee of Werewolf or any of its Subsidiaries has been found to have engaged in sexual harassment or other unlawful discriminatory conduct.

4.18 Environmental Matters. Since the Lookback Date, Werewolf and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Werewolf of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Werewolf Material Adverse Effect. Neither Werewolf nor any of its Subsidiaries has received since the Lookback Date, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Werewolf or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Werewolf, there are no circumstances that may prevent or interfere with Werewolf’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Werewolf Material Adverse Effect. To the Knowledge of Werewolf: (a) no current or prior owner of any property leased or controlled by Werewolf or any of its Subsidiaries has received since the Lookback Date, any written notice or other communication relating to property owned or leased at any time by Werewolf or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Werewolf or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (b) neither Werewolf nor any of its Subsidiaries has any material Liability under any Environmental Law.

4.19 Insurance. Werewolf has made available to Ambros accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Werewolf and its Subsidiaries. Each of such insurance policies is in full force and effect and Werewolf and its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the Lookback Date, neither Werewolf nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Werewolf and its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Werewolf or such Subsidiary for which Werewolf or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Werewolf or any of its Subsidiaries of its intent to do so.

4.20 Transactions with Affiliates. Except as set forth in the Werewolf SEC Documents filed prior to the date of this Agreement, since the date of Werewolf’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Werewolf pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not otherwise been reported.

4.21 No Financial Advisors. Except as set forth on Section 4.21 of the Werewolf Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Werewolf.

4.22 Opinion of Financial Advisor. Piper Sandler & Co. has delivered to the Werewolf Board its opinion, to the effect that, as of the date of such opinion and based on and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Ambros Exchange Ratio in the Merger (without giving effect to the Werewolf Reverse Stock Split) is fair, from a financial point of view, to Werewolf. A written copy of such opinion shall be delivered within two (2) Business Days to Ambros after the date of this Agreement for informational purposes only.

4.23 Valid Issuance; No Bad Actor. The Werewolf Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Werewolf, as of the date of this Agreement and as of the Closing, no “bad actor”; disqualifying event described in Rule 506(d)(l)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Werewolf or, to Werewolf’s Knowledge, any Werewolf Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

4.24 Privacy and Data Security.

(a)  Werewolf and its Subsidiaries have complied with all applicable Privacy Laws and the applicable terms of any Werewolf Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Werewolf or any of its Subsidiaries in connection with the operation of Werewolf’s and its Subsidiaries’ business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Werewolf Material Adverse Effect. To the Knowledge of Werewolf, except as would not reasonably be expected to have, individually or in the aggregate, a Werewolf Material Adverse Effect, Werewolf and its Subsidiaries have implemented, and maintained and complied with commercially reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws and Werewolf Contracts, concerning the privacy, security, collection and use of Personal Information (the “Werewolf Privacy Policies”). To the Knowledge of Werewolf, as of the date hereof, no claims have been, in writing, asserted or threatened against Werewolf by any Person alleging a material violation of Privacy Laws, Werewolf Privacy Policies and/or the applicable terms of any Werewolf Contracts relating to privacy, security, collection or use of Personal Information of any individuals. To the Knowledge of Werewolf, there have been no data security incidents or personal data breaches related to Personal Information in the custody or control of Werewolf or any service provider acting on behalf of Werewolf, where such incident or breach would result in a notification obligation to any Person under applicable Law or pursuant to the terms of any applicable Werewolf Contract.

(b)  The information technology assets and equipment of Werewolf and its Subsidiaries (collectively, “Werewolf IT Systems”) are reasonably adequate for, and operate and perform in all material respects as required in connection with the operation of the business of Werewolf and its Subsidiaries as currently conducted, and to the Knowledge of Werewolf, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Werewolf and its Subsidiaries have implemented and maintain commercially reasonable physical, technical and administrative safeguards designed to protect Personal Information processed by or on behalf of Werewolf and its Subsidiaries, any other material confidential information of Werewolf or its Subsidiaries, and the integrity and security of Werewolf IT Systems used in connection with their businesses, and during the past three years, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other Person under applicable Law or applicable Werewolf Contract.

4.25 Concurrent PIPE Financing.

(a)  Werewolf has delivered to Ambros true, correct and complete copies of all definitive agreements related to the Concurrent PIPE Financing, including the Securities Purchase Agreement, pursuant to which the Investors (as defined in the Securities Purchase Agreement) party thereto (collectively, the “Investors”) have agreed, subject to the terms and conditions set forth therein, to purchase the number of shares of Werewolf Common Stock or PIPE Pre-Funded Warrants set forth therein in connection with the transactions contemplated by this Agreement. The Securities Purchase Agreement has not been amended or modified prior to the date of this Agreement and as of the date hereof, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 8.15 of the Securities Purchase Agreement), and as of the date hereof, the respective obligations and commitments contained in the Securities Purchase Agreement have not been withdrawn or rescinded in any respect.

(b)  As of the date hereof, the Securities Purchase Agreement is in full force and effect and is the legal, valid, binding and enforceable obligation of Werewolf, and, to the Knowledge of Werewolf, each of the Investors. There are no conditions precedent or other contingencies related to the funding of the full amount of the Concurrent PIPE Financing, other than as expressly set forth in the Securities Purchase Agreement. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Werewolf or, to the Knowledge of Werewolf, any Investor under the Securities Purchase Agreement. As of the date hereof, Werewolf has no reason to believe that any of the conditions to the Concurrent PIPE Financing as contemplated by the Securities Purchase Agreement will not be satisfied.

4.26 Export Control Laws. Werewolf has conducted any export transactions in compliance in all material respects with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and the export control laws and regulations of any other applicable jurisdiction, including the United Kingdom and European Union (collectively, “Export Control Laws”). Without limiting the foregoing: (a) Werewolf has obtained all required export licenses and other approvals and timely filed any other required filings to the extent required pursuant to Export Control Laws; (b) Werewolf is in compliance in all material respects with the terms of all applicable export licenses, filing requirements or other approvals; (c) there are no pending or, to the Knowledge of Werewolf, threatened claims or investigations against Werewolf with respect to Export Control Laws; and (d) to the Knowledge of Werewolf there are no actions, conditions, or circumstances pertaining to Werewolf’s export transactions that would reasonably be expected to give rise to any material future claims.

4.27 Sanctions.

(a)  Since April 24, 2019, Werewolf and its Subsidiaries have complied with applicable laws and regulations pertaining to trade and economic sanctions administered by the United States, European Union, or United Kingdom (collectively, “Sanctions”).

(b)  None of Werewolf, its Subsidiaries, or their respective directors, officers, employees, or, to the Knowledge of Werewolf, Werewolf’s or its Subsidiaries’ agents are: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (“Restricted Countries”); (ii) 50% or more owned or controlled by the government of a Restricted Country; or (iii) (A) designated on a sanctioned parties list administered by the United States, European Union, or United Kingdom, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List (collectively, “Designated Parties”); or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such persons are prohibited pursuant to applicable Sanctions (collectively, “Sanctioned Parties”).

(c)  Since April 24, 2019, none of Werewolf, its Subsidiaries, or any of their respective officers, directors, or employees: (i) have been the subject or target of any investigation, prosecution, other enforcement action, or government inquiry related to Sanctions violations; or (ii) submitted a voluntary self-disclosure to any U.S. or other relevant government agency regarding actual or potential Sanctions violations.

(d)  Werewolf maintains policies and procedures reasonably designed to promote compliance with applicable Sanctions.

4.28 Foreign Corrupt Practices Act. To the Knowledge of Werewolf, none of Werewolf’s or its Subsidiaries, nor any of their directors, officers, employees or agents (in each case, while acting in such capacities), have directly or indirectly made, offered, promised, or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as defined in the FCPA), foreign political party or Government Official for the purpose of (i) influencing any official act or decision of such Government Official, (ii) inducing such Government Official to do or omit to do any act in violation of their lawful duty, (iii) inducing such Government Official to use their influence to affect any act or decision of a governmental authority, or (iv) securing any improper advantage, in the case of (i)-(iv) above in order to assist Werewolf or its Subsidiaries in obtaining or retaining business for or with, or directing business to, any person. Neither Werewolf nor its Subsidiaries, nor any of their directors, officers, employees or, to the Knowledge of Werewolf, agents (in each case, while acting in such capacities), have made or authorized any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment of funds or received or retained any funds in violation of any applicable Anti-Corruption Law (as defined below). Werewolf represents that it has maintained, and has caused its Subsidiaries to maintain, systems of internal controls (accounting systems, purchasing systems and billing systems) and written policies reasonably designed to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law (collectively, “Anti-Corruption Laws”), and reasonably designed to ensure that all books and records of Werewolf accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither Werewolf nor, to the Knowledge of Werewolf, any of its officers, directors, or employees, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to applicable Anti-Corruption Laws (“Enforcement Action”).

4.29 CFIUS. Werewolf does not engage in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. Werewolf has no current intention of engaging in such activities in the future.

4.30 Not a Covered Outbound Investment.

(a)  Werewolf either is (i) not a “person of a country of concern”; or (ii) not engaged in any “covered activity,” as these terms are defined in 31 C.F.R. Part 850, as implemented or revised from time to time (the “Outbound Investment Security Program”).

(b)  Werewolf has no intention of becoming a “person of a country of concern” that engages in any “covered activity.”

(c)  Werewolf is not, and does not intend to become, a person that directly or indirectly holds a board seat or a voting or equity interest in, or any contractual power to direct or cause the direction of the management of policies of, any “covered foreign person” as defined in the Outbound Investment Security Program.

4.31 No Other Representations or Warranties. Werewolf and its Subsidiaries hereby acknowledge and agree that, except for the representations and warranties contained in this Agreement, neither Ambros nor any of its Subsidiaries nor any other person on behalf of Ambros or its Subsidiaries makes any express or implied representation or warranty with respect to Ambros or its Subsidiaries or with respect to any other information provided to Werewolf, its stockholders or any of its Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Ambros set forth in Article III (in each case as qualified and limited by the Ambros Disclosure Schedule)) none of Werewolf, its Representatives, stockholders or members, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE V

COVENANTS

5.1  Conduct of Ambros’ Business.

(a)  Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Werewolf shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII or the Closing (the “Pre-Closing Period”), Ambros shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and consistent with past practice and in material compliance with the applicable Law and the requirements of all Contracts that constitute Ambros Material Contracts.

(b)  Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Ambros Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Werewolf (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Ambros shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)  amend or otherwise change its Organizational Documents;

(ii)   sell, lease, license or otherwise dispose of any material assets of Ambros, or in either case, any interests therein, except (i) pursuant to Contracts existing as of the date of this Agreement or entered into during the Pre-Closing Period or (ii) otherwise in the Ordinary Course of Business;

(iii)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except repurchases from terminated employees, directors or consultants of Ambros or in connection with the payment of the exercise price or withholding Taxes incurred upon the exercise, settlement or vesting of any Ambros Option or restricted stock granted under the Ambros Employee Plan in accordance with the terms of such award in effect on the date of this Agreement);

(iv)   (A) pledge or otherwise dispose of or encumber (or authorize any of the foregoing) any capital stock or other security of Ambros or any of its Subsidiaries; (B) issue any option, warrant or right to acquire any capital stock, or other instrument convertible into or exchangeable for any capital stock or other security of Ambros or any of its Subsidiaries, other than stock options or restricted stock awards granted to employees and service providers in the Ordinary Course of Business which are included in the calculation of the Ambros Outstanding Shares; or (C) file any Registration Statement on Form S-1 in connection with the issuance of any shares of capital stock of Ambros;

(v)   the submission or filing of a registration on Form S-1 with the SEC);

(vi)  create, incur, assume, guarantee or repay (other than any mandatory repayments) any indebtedness for borrowed money, other than the incurrence of indebtedness in the Ordinary Course of Business;

(vii)  create or otherwise incur any Encumbrance on any material asset of Ambros or any of its Subsidiaries, other than Permitted Encumbrances;

(viii) make any loans, advances or capital contributions to, or investments in, any Person other than in the Ordinary Course of Business;

(ix)  adversely amend or otherwise adversely modify in any material respect or terminate (excluding any expiration in accordance with its terms) any Contract listed in Section 3.13 of the Ambros Disclosure Schedule, other than any amendment or modification entered into in the Ordinary Course of Business and containing terms not materially less favorable to Ambros than the terms of such Contract in effect as of the date of this Agreement;

(x)  except as required by any Ambros Employee Plan or applicable Law, (A) materially increase any salary, wage or other compensation or benefit to, or enter into or amend any employment, retention, change-in-control, termination or severance agreement with, any Ambros Associate with annual base compensation at or above $250,000, other than annual increases in base compensation in the Ordinary Course of Business with respect to employees whose annual base compensation is less than $250,000 and provided that such increases do not, individually or in the aggregate, result in any material increase in costs, obligations or liabilities for Ambros and its Subsidiaries, (B) grant or pay any bonuses to any Ambros Associate, other than bonuses paid in the Ordinary Course of Business pursuant to, and in amounts not exceeding target levels under, existing Ambros Employee Plans, (C) establish, enter into or adopt any new material Ambros Employee Plan or any plan, program, policy, agreement or arrangement that would be a material Ambros Employee Plan if it was in effect on the date hereof or amend or modify, in a manner that would, individually or in the aggregate, materially increase costs, obligations or liabilities for Ambros and its Subsidiaries or the Surviving Corporation, any existing Ambros Employee Plan or accelerate the vesting of any compensation (including stock options, restricted stock, restricted stock units, phantom units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Ambros Associate, (D) grant to any Ambros Associate any right to receive, or pay to any Ambros Associate, any severance, change in control, transaction, retention, termination or similar compensation or benefits or increases therein, (E) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any Ambros Associate, (F) grant any new long-term incentive or equity-based awards, or amend or modify the terms of any such outstanding awards, or (G) hire, terminate (other than for cause), promote or change the title of any Key Employee or any Ambros Associate with annual base compensation at or above $250,000; except that in each case for (B) through (F) in this Section 5.1(b)(x) Ambros shall not be restricted from taking any such action in the Ordinary Course of Business;

(xi)  adopt, enter into, amend or terminate any collective bargaining agreement or Contract with any labor union, works council or labor organization;

(xii)  settle any material Legal Proceeding involving Ambros or any of its Subsidiaries or relating to the transactions contemplated by this Agreement;

(xiii)  make or change any material Tax election, change any annual Tax accounting period, enter into any closing agreement with a Governmental Authority with respect to material Taxes or settle any Tax claim with respect to material Taxes, in each case, except if such action would not reasonably be expected to have a material and adverse effect on Ambros following the Closing;

(xiv)  take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(xv)  make any material change in any method of financial accounting or financial accounting practice of Ambros or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards; or

(xvi)  agree or commit to do any of the foregoing.

(c)  Nothing contained in this Agreement shall give Werewolf, directly or indirectly, the right to control or direct the operations of Ambros prior to the Effective Time. Prior to the Effective Time, Ambros shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.2  Conduct of Werewolf’s Business.

(a)  Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Ambros shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Werewolf shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and consistent with past practice and in material compliance with the applicable Law and the requirements of all Contracts that constitute Werewolf Material Contracts.

(b)  Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the Werewolf Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Ambros (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Werewolf shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)  except in connection with the Werewolf Reverse Stock Split and the Werewolf Authorized Common Stock Increase, amend or otherwise change its Organizational Documents;

(ii)  sell, lease, license or otherwise dispose of any material assets of Werewolf, or in either case, any interests therein, except (i) pursuant to existing Contracts, (ii) for sales or licensing of products to customers or (iii) otherwise in the Ordinary Course of Business;

(iii)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except repurchases from terminated employees, directors or consultants of Werewolf or in connection with the payment of the exercise price or withholding Taxes incurred upon the exercise, settlement or vesting of any Werewolf Options in accordance with the terms of such award in effect on the date of this Agreement);

(iv)  sell, issue, grant, pledge or otherwise dispose of or encumber (or authorize any of the foregoing): (A) any capital stock or other security of Werewolf or any of its Subsidiaries (except for in connection with the Werewolf Reverse Stock Split, the Werewolf Authorized Common Stock Increase, the effectuation of the Concurrent PIPE Financing upon the terms set forth in the Securities Purchase Agreement on the date hereof, the issuance of securities under this Agreement , and shares of Werewolf Common Stock issued upon the valid exercise of Werewolf Options); (B) any option, warrant or right to acquire any capital stock or any other security, other than stock options or restricted stock unit awards granted to employees and service providers in the Ordinary Course of Business which are included in the calculation of the Werewolf Outstanding Shares; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Werewolf or any of its Subsidiaries;

(v)  create, incur, assume, guarantee or repay (other than any mandatory repayments) any indebtedness for borrowed money, other than the incurrence of indebtedness in the Ordinary Course of Business;

(vi)  create or otherwise incur any Encumbrance on any material asset of Werewolf, other than Permitted Encumbrances;

(vii)  make any loans, advances or capital contributions to, or investments in, any Person other than in the Ordinary Course of Business;

(viii)  adversely amend or otherwise adversely modify in any material respect or terminate (excluding any expiration in accordance with its terms) any Contract listed in Section 4.13 of the Werewolf Disclosure Schedule, other than any amendment or modification entered into in the Ordinary Course of Business and containing terms, not materially less favorable to Werewolf than the terms of such Contract in effect as of the date of this Agreement;

(ix)  enter into any Contract that would be required to be disclosed in Section 4.13 of the Werewolf Disclosure Schedule if such Contract were in effect as of the date of this Agreement, other than any such Contract entered into in the Ordinary Course of Business;

(x)  except as required by any Werewolf Employee Plan or applicable Law, (A) materially increase any salary, wage or other compensation or benefit to, or enter into or amend any employment, retention, change-in-control, termination or severance agreement with, any Werewolf Associate, except as set forth in the cash schedule received by Ambros as of August 20, 2026 and set forth on Section 5.2(b)(x) of the Werewolf Disclosure Schedule (the “Werewolf Signing Cash Schedule”), (B) grant or pay any bonuses to any Werewolf Associate, other than bonuses paid in the Ordinary Course of Business pursuant to, and in amounts not exceeding target levels under, existing Werewolf Employee Plans, (C) establish, enter into or adopt any new material Werewolf Employee Plan or any plan, program, policy, agreement or arrangement that would be a material Werewolf Employee Plan if it was in effect on the date hereof or amend or modify, in a manner that would, individually or in the aggregate, materially increase costs, obligations or liabilities for Werewolf and its Subsidiaries or the Surviving Corporation, any existing Werewolf Employee Plan or accelerate the vesting of any compensation (including stock options, restricted stock, restricted stock units, phantom units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Werewolf Associate, (D) grant to any Werewolf Associate any right to receive, or pay to any Werewolf Associate, any severance, change in control, transaction, retention, termination or similar compensation or benefits or increases therein, (E) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any Werewolf Associate, (F) grant any new long-term incentive or equity-based awards, or amend or modify the terms of any such outstanding awards, or (G) hire, terminate (other than for cause), promote or change the title of any Key Employee or any Werewolf Associate ; except that in each case for (C) through (G) in this Section 5.2(b)(x) Werewolf shall not be restricted from taking any such action to the extent included in the Werewolf Signing Cash Schedule;

(xi)  adopt, enter into, amend or terminate any collective bargaining agreement or Contract with any labor union, works council or labor organization;

(xii)  settle any material Legal Proceeding involving Werewolf or relating to the transactions contemplated by this Agreement;

(xiii)  make or change any material Tax election, change any annual Tax accounting period, enter into any closing agreement with a Governmental Authority with respect to material Taxes or settle any Tax claim with respect to material Taxes, in each case, except if such action would not reasonably be expected to have a material and adverse effect on Werewolf following the Closing;

(xiv)  take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(xv)  make any material change in any method of financial accounting or financial accounting practice of Werewolf, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards;

(xvi)  other than in connection with actions contemplated by this Agreement, adopt, approve, consent to or propose any change in the Organizational Documents of Werewolf;

(xvii)  sell, assign, transfer, license, sublicense or otherwise dispose of any material Werewolf Intellectual Property or any material Werewolf IP Rights, other than pursuant to non-exclusive licenses in the Ordinary Course of Business or pursuant to a Permitted Werewolf Asset Disposition Agreement otherwise entered into in accordance with this Agreement;

(xviii) (A) fail to maintain any material insurance policies in full force and effect prior to the renewal period of any such material insurance policies or (B) fail to use commercially reasonable efforts to renew any such material insurance policies following the applicable expiration or acquire substantially similar insurance policies; or

(xix)  agree or commit to do any of the foregoing.

(c)  Notwithstanding the generality of the foregoing, nothing set forth in this Section 5.2(b) shall restrict Werewolf’s rights to effectuate the Concurrent PIPE Financing upon the terms set forth in the Securities Purchase Agreement on the date hereof. Nothing contained in this Agreement shall give Ambros, directly or indirectly, the right to control or direct the operations of Werewolf prior to the Effective Time. Prior to the Effective Time, Werewolf shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(d)  During the Pre-Closing Period, Werewolf (including any Affiliate or Representative of Werewolf) shall not, and shall not permit any of its Subsidiaries to, enter into, or agree, resolve or commit to enter into, any Permitted Werewolf Asset Disposition Agreement or any other Contract providing for the sale, license, transfer or other disposition of any or all of the Legacy Assets, without Ambros’ prior written consent.

(e)  From the date of this Agreement until the Effective Time, Werewolf shall use commercially reasonable efforts to timely file with the SEC all reports, schedules, forms, statements and other documents required to be filed by Werewolf with the SEC. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such document filed by Werewolf with the SEC shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

5.3  Access and Investigation.

(a)  Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable written notice, Werewolf, on the one hand, and Ambros, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (iii) permit the other Party’s officers and other employees to meet (with virtual meeting sufficient), during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem reasonably necessary or appropriate, and (iv) promptly provide the other Party with copies, when available, of unaudited financial statements or management accounts, and communications sent by or on behalf of such Party to its stockholders or any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Werewolf or Ambros pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b)  Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, conflict with any third party confidentiality obligations to which such Party is bound, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

5.4  No Solicitation.

(a)  Each of Werewolf and Ambros agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries permit any of its or their respective directors or officers to, nor shall it or any of its Subsidiaries authorize any of its other Representatives to, directly or indirectly (other than, in the case of Ambros, in connection with the Concurrent PIPE Financing or any non-exclusive licensing transaction in the Ordinary Course of Business): (i) solicit, assist, initiate, engage, or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any nonpublic information regarding such party to any Person or group (other than to a Party to this Agreement or its Representatives) in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage, encourage or participate in discussions or negotiations with any Person or group with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.2(c) and Section 6.3(e)), (v) negotiate, execute or enter into any letter of intent, agreement in principle, acquisition agreement or any other Contract contemplating or otherwise relating to any Acquisition Transaction, (vi) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (vii) release any Person from, or waive any provision of, any confidentiality agreement to which such Party is a party, the release or waiver of which could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, or (viii) publicly propose to do any of the following.

(b)  Notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to obtaining the Required Werewolf Stockholder Approval, Werewolf may furnish nonpublic information regarding Werewolf and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide, unsolicited, written Acquisition Proposal by such Person which the Werewolf Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Werewolf nor any Representative of Werewolf shall have breached this Section 5.4 in any material respect, (B) the Werewolf Board concludes in good faith, after consulting with outside counsel, that the failure to take such action would be inconsistent with the Werewolf Board’s fiduciary duties under applicable Law, (C) at least one (1) Business Day prior to initially furnishing any such nonpublic information to, or enter into discussions with, such Person, Werewolf receives from such Person an executed Acceptable Confidentiality Agreement and (D) at least one (1) Business Day prior to furnishing any such nonpublic information to such Person, Werewolf furnishes such nonpublic information to Ambros (to the extent such information has not been previously furnished by Werewolf to Ambros). Without limiting the generality of the foregoing, each party acknowledges and agrees that, in the event any Representative of such party takes any action that, if taken by such party, would constitute a breach of this Section 5.4 by such party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such party for purposes of this Agreement.

(c)  Notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to obtaining the Required Ambros Stockholder Approval, Ambros may furnish non-public information regarding Ambros or any of its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide, unsolicited written Acquisition Proposal by such Person, which the Ambros Board has determined in good faith, after consultation with Ambros’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Ambros nor any Representative of Ambros shall have breached this Section 5.4 in any material respect, (B) the Ambros Board concludes in good faith, after consulting with outside counsel, that the failure to take such action would be inconsistent with the Ambros Board’s fiduciary duties under applicable Law, (C) at least one (1) Business Day prior to initially furnishing any such nonpublic information to, or enter into discussions with, such Person, Ambros receives from such Person an executed Acceptable Confidentiality Agreement and (D) at least one (1) Business Day prior to furnishing any such nonpublic information to such Person, Ambros furnishes such nonpublic information to Werewolf (to the extent such information has not been previously furnished by Ambros to Werewolf). Without limiting the generality of the foregoing, each party acknowledges and agrees that, in the event any Representative of such party takes any action that, if taken by such party, would constitute a breach of this Section 5.4 by such party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such party for purposes of this Agreement.

(d)  If any Party or any Representative of such Party receives an unsolicited Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) notify the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry, which notification shall contain the details of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and either a copy of such Acquisition Proposal if in writing or a written summary of the terms thereof). Such Party shall keep the other Party reasonably and promptly informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto (including any revision in the amount, form or mix of consideration)

and of all material verbal or written communications related thereto, together with copies of new written documentation and material correspondence to or from the Party or any of its Subsidiaries or any of their respective Representatives as well as written summaries of any material oral communications.

(e)  Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement, immediately terminate access to any nonpublic information of such Party provided to such Person via an electronic or physical data room and within three (3) Business Days after the date of this Agreement, request the destruction or return of any nonpublic information provided to such Person as soon as reasonably practicable after the date of this Agreement.

5.5  Notification of Certain Matters. During the Pre-Closing Period, each of Ambros, on the one hand, and Werewolf, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, or (ii) any non-compliance with any Law is alleged or any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, in each case, in such person’s capacity as such, in connection with the Contemplated Transactions. No such notice shall be deemed to supplement or amend the Ambros Disclosure Schedule or the Werewolf Disclosure Schedule for the purpose of (A) determining the accuracy of any of the representations and warranties made by Ambros or Werewolf in this Agreement or (B) determining whether any condition set forth in Article VII has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 7.2(b) or 7.3(b), as applicable, unless such failure to provide such notice was material, knowing and intentional.

5.6  Werewolf ESPP. As soon as reasonably practicable following the date of this Agreement, the Werewolf Board shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that (a) no offering periods or purchase periods shall be commenced following or in addition to any offering period underway as of the date hereof under the Werewolf ESPP (the “Current Offering Period”), (b) no payroll deductions or other contributions shall be made or effected after the Current Offering Period with respect to the Werewolf ESPP, (c) each purchase right issued pursuant to the Werewolf ESPP under the Current Offering Period shall be fully exercised not later than five (5) business days prior to the Effective Time or, if the Current Offering Period is not scheduled to end by no later than five (5) business days prior to the Effective Time, cause each Werewolf ESPP participant’s accumulated contributions under the Werewolf ESPP to be returned to the participant in accordance with the terms of the Werewolf ESPP by no later than the Effective Time, and (d) the Werewolf ESPP shall terminate effective upon the Effective Time.

5.7  Werewolf Options. Prior to the Effective Time, the Werewolf Board shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that the vesting and exercisability of each outstanding, unexercised and unvested Werewolf Option that is not an Out of the Money Werewolf Options will be accelerated in full, in each case, effective as of immediately prior to the Effective Time, contingent on the occurrence of the Closing Date.

5.8  Concurrent PIPE Financing.

(a)  Subject to the terms and conditions of this Agreement, the Parties shall use commercially reasonable efforts to obtain the Concurrent PIPE Financing on the terms and conditions described in the Securities Purchase Agreement and satisfy the conditions to the Concurrent PIPE Financing as described in the Securities Purchase Agreement and shall not permit any termination, amendment or modification to be made to, or any waiver of any provision under, or any replacement of, the Securities Purchase Agreement if such termination, amendment, modification, waiver or replacement (i) reduces the aggregate amount of the Concurrent PIPE Financing or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Concurrent PIPE Financing, or otherwise expands, amends or modifies any other provision of the Securities Purchase Agreement, in a manner that would reasonably be expected to (x) delay or prevent the funding of the Concurrent PIPE Financing (or satisfaction of the conditions to the Concurrent PIPE Financing) at or substantially simultaneously with the Closing or (y) adversely impact the ability of a Party to enforce its rights against other parties to the Securities Purchase Agreement. Each Party shall promptly deliver to the other Parties copies of any such termination, amendment, modification, waiver or replacement.

(b)  The Parties shall use commercially reasonable efforts (i) to maintain in effect the Securities Purchase Agreement, (ii) to enforce its rights under the Securities Purchase Agreement and (iii) to comply with its obligations under the Securities Purchase Agreement.

(c)  Each Party shall give the other Parties prompt notice (i) of any breach or default by any party to the Securities Purchase Agreement or definitive agreements related to the Concurrent PIPE Financing of which such Party becomes aware, (ii) of the receipt of any written notice or other written communication from any purchaser with respect to any (x) actual breach, default, termination or repudiation by any party to the Securities Purchase Agreement or definitive agreements related to the Concurrent PIPE Financing of any provisions of the Securities Purchase Agreement or definitive agreements related to the Concurrent PIPE Financing or (y) material dispute or disagreement relating to the Concurrent PIPE Financing with respect to the obligation to fund the Concurrent PIPE Financing at or substantially simultaneously with the Closing, and (iii) if at any time for any reason a Party believes in good faith that it will not be able to obtain all or any portion of the Concurrent PIPE Financing on the terms and conditions, in the manner or from the sources contemplated by the Securities Purchase Agreement or definitive agreements related to the Concurrent PIPE Financing. Each Party shall promptly provide information reasonably requested by the other Parties relating to the circumstances referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  Registration Statement; Proxy Statement.

(a)  As promptly as practicable (i) Werewolf, in cooperation with Ambros, shall prepare and file with the SEC a proxy statement relating to the Required Werewolf Stockholder Approval to be obtained in connection with the Merger (together with any amendments thereof or supplements thereto, the “Werewolf Proxy Statement”) and (ii) Werewolf, in cooperation with Ambros, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Werewolf Proxy Statement shall be included as a part (the Werewolf Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Werewolf Common Stock to be issued by virtue of the Merger, including shares of Werewolf Common Stock issuable upon exercise of any Merger Pre-Funded Warrants issued pursuant to this Agreement. Each of Werewolf and Ambros shall use their commercially reasonable efforts to respond promptly to any comments of the SEC or its staff and to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Werewolf Common Stock and Merger Pre-Funded Warrants pursuant to the Merger. Each of the Parties shall furnish all information concerning itself and its Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and the Werewolf Proxy Statement.

(b)  Werewolf covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not, at the time that the Werewolf Proxy Statement or any amendments or supplements thereto are filed with the SEC, at the time the Werewolf Proxy Statement or any amendments or supplements thereto are first mailed to Werewolf’s stockholders and at the time of the Werewolf Stockholder Meeting, (i) fail to comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and Delaware Law, or (ii) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Ambros covenants and agrees that the information supplied by or on behalf of Ambros, concerning itself, to Werewolf for inclusion in the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Werewolf makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by or on behalf of Ambros or any of its Representatives for inclusion therein, and Ambros makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, other than with respect to the information provided by or on behalf of Ambros, or any of its Representatives for inclusion therein. Werewolf and Ambros shall each use commercially reasonable efforts to cause the Registration Statement and the Werewolf Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and applicable federal and state securities Laws requirements.

(c)  Werewolf shall use commercially reasonable efforts to cause the Werewolf Proxy Statement to be mailed to Werewolf’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(d)  If at any time before the Closing (i) any Party (A) becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement; then, in each case such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to Werewolf stockholders) or otherwise addressing such SEC request or comments and each party shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Werewolf shall provide Ambros with copies of any written comments, and shall inform Ambros of any oral comments, that Werewolf receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments. Werewolf shall promptly notify Ambros if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Werewolf Common Stock issuance in connection with the Concurrent PIPE Financing for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to Ambros copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

(e)  Ambros shall reasonably cooperate with Werewolf and provide, and cause its Representatives to provide, Werewolf and its Representatives, with all true, correct and complete information regarding Ambros and its Subsidiaries that is required by law to be included in the Registration Statement or reasonably requested by Werewolf to be included in the Registration Statement. Without limiting their respective obligations in Section 6.6(a), Ambros will use commercially reasonable efforts to cause to be delivered to Werewolf a letter of its independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Werewolf), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(f)  Ambros and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC; provided that any such filings or responses shall be subject to the consent of Ambros (not to be unreasonably withheld, conditioned or delayed).

(g)  Werewolf will use commercially reasonable efforts to cause Werewolf’s independent accounting firm to deliver any Consent that Werewolf is required to file with the SEC with respect to the inclusion of the independent accounting firm’s opinion on the audited financial statements of Werewolf in any filing of the Registration Statement with the SEC.

6.2  Ambros Stockholder Approval.

(a)  Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than ten (10) Business Days thereafter, Ambros shall prepare, with the cooperation of Werewolf, and cause to be mailed to its stockholders an information statement, which shall include a copy of the Werewolf Proxy Statement, and the Ambros Stockholder Written Consent, in order to solicit the approval of Ambros’s stockholders, including but not limited to Ambros’s stockholders sufficient for the Required Ambros Stockholder Approval in lieu of a meeting pursuant to Section 228 of Delaware Law, for purposes of adopting and approving this Agreement and the Contemplated Transactions. Ambros shall use its reasonable best efforts to cause Ambros’s stockholders sufficient for the Required Ambros Stockholder Approval to execute and deliver to Ambros the Ambros Stockholder Written Consent promptly following delivery thereof, and in any event no later than fifteen (15) days after the Registration Statement has been declared effective. Promptly following receipt of the duly executed Ambros Stockholder Written Consent, Ambros shall deliver a copy of the duly executed Ambros Stockholder Written Consent to Werewolf. In connection with the Ambros Stockholder Written Consent, Ambros shall take all actions necessary or advisable to comply in all material respects, and shall comply in all material respects, with Delaware Law, including Section 228 and Section 262 thereof, and the Organizational Documents of Ambros.

(b)  Ambros agrees that, subject in all respects to Section 6.2(c): (i) the Ambros Board shall use commercially reasonable efforts to solicit stockholder approval within the timeframe set forth in Section 6.2(a) (the recommendation of the Ambros Board that Ambros’ stockholders vote to adopt and approve this Agreement being referred to as the “Ambros Board Recommendation”) and (ii) (1) the Ambros Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Ambros Board shall not publicly propose to withhold, amend, withdraw or modify the Ambros Board Recommendation) in a manner adverse to Werewolf, (2) no resolution by the Ambros Board or any committee thereof to withdraw or modify the Ambros Board Recommendation in a manner adverse to Werewolf or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed, and (3) the Ambros Board shall not publicly announce an intention or resolution to effect any of the foregoing (the actions set forth in the foregoing clauses (ii)(1), (2) and (3), collectively, an “Ambros Board Adverse Recommendation Change”).

(c)  Notwithstanding anything to the contrary contained in Section 6.2(b), and subject to compliance with Section 5.4 and Section 6.2, at any time prior to the receipt of the Required Ambros Stockholder Approval, (i) if Ambros receives a bona fide, unsolicited, written Superior Offer or (ii) as a result of an event, development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof, or (B) the fact, in and of itself, that Ambros meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that (x) is material to Ambros and its Subsidiaries (taken as a whole), (y) was not known to or reasonably foreseeable by the Ambros Board as of the date of this Agreement, (z) affects the business, assets or operations of Ambros (an “Ambros Intervening Event”), the Ambros Board may make an Ambros Board Adverse Recommendation Change if, but only if (i) Ambros Board determines in good faith, after consulting with outside legal counsel reasonably considering all relevant factors, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with the Ambros Board’s fiduciary duties under applicable Law, (2) Ambros has delivered written notice to Werewolf confirming that the Ambros Board has determined to make an Ambros Board Adverse Recommendation Change at least four (4) Business Days in advance of making the Ambros Board Adverse Recommendation Change below (the “Ambros Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Ambros Board Adverse Recommendation Change, and a summary of the material terms and conditions of the Superior Offer and written copies of any proposed transaction agreements (including with respect to financing arrangements) with any party making a potential Superior Offer or all information reasonably requested by Werewolf with respect to the Ambros Intervening Event, as applicable, (3) Ambros has, and has caused its financial advisors and outside legal counsel to, during the Ambros Notice Period, negotiate with Werewolf in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent Werewolf desires to negotiate) or the failure to withhold, amend, withdraw or modify such recommendation would no longer reasonably be expected to be inconsistent with the Ambros Board’s fiduciary duties under applicable Law as a result of the Ambros Intervening Event, as applicable, and (4) following the Ambros Notice Period, the Ambros Board shall have determined in good faith, based on the advice of its outside legal counsel, and after considering any proposals submitted by Werewolf to alter the terms and conditions thereof or enter into an alternative transaction and all other applicable matters, that the failure to withhold, amend, withdraw or modify the Ambros Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) during any Ambros Notice Period, Werewolf shall be entitled to deliver to Ambros one or more counterproposals to such Acquisition Proposal and Ambros will, and cause its Representatives to, negotiate with Werewolf in good faith (to the extent Werewolf desires to negotiate) and (y) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that Ambros’ stockholders would receive as a result of such potential Superior Offer), Ambros shall be required to provide Werewolf with notice of such material amendment and the Ambros Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Ambros Notice Period following such notification during which the Parties shall comply again with the requirements of this Section 6.2(c) and the Ambros Board shall not make an Ambros Board Adverse Recommendation Change prior to the end of such Ambros Notice Period as so extended (it being understood that there may be multiple extensions).

6.3  Werewolf Stockholder Approval.

(a)  Promptly after the Registration Statement has been declared effective by the SEC under the Securities Act, Werewolf shall take all action necessary under applicable Law to call, give notice of and mail the proxy statement included in the Registration Statement (no later than five (5) Business Days after the Registration Statement has been declared effective by the SEC under the Securities Act) and hold a meeting of the holders of Werewolf Common Stock (the “Werewolf Stockholder Meeting”) for the purpose of seeking approval of:

(i)  (A) the issuance of Werewolf Common Stock or other securities of Werewolf (including any Pre-Funded Warrants) that represent (or are convertible into) more than twenty percent (20%) of the shares of Werewolf Common Stock outstanding immediately prior to the Merger to the holders of Ambros Capital Stock and Ambros Options in connection with the

Contemplated Transactions pursuant to the Nasdaq rules and (B) the change of control of Werewolf resulting from the Merger pursuant to the Nasdaq rules;

(ii)  if required, the share issuance in the Concurrent PIPE Financing for purposes of Nasdaq Listing Rule 5635(d), together with any resolutions in furtherance thereof;

(iii)  the approval of the Werewolf Charter Amendment to (A) change the name of Werewolf to “Ambros Therapeutics, Inc.”, (B) effect the Werewolf Reverse Stock Split and (C) effect the Werewolf Authorized Common Stock Increase (the matters contemplated by Section 6.3(a)(i), Section 6.3(a)(ii) (if applicable) and Section 6.3(a)(iii)(A) and (B), the “Werewolf Stockholder Matters,” and the matter contemplated by Section 6.3(a)(iii)(C), the “Werewolf Authorized Share Increase Proposal”);

(iv)  the Equity Plan Proposals; and

(v)  any other proposals the Parties reasonably deem necessary to consummate the Contemplated Transactions.

(b)  The Werewolf Stockholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, in any event, no later than forty-five (45) calendar days after the effective date of the Registration Statement. Werewolf shall take reasonable measures to ensure that all proxies solicited in connection with the Werewolf Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Werewolf Stockholder Meeting, or a date preceding the date on which the Werewolf Stockholder Meeting is scheduled, Werewolf reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Werewolf Stockholder Approval or the approval of the Werewolf Authorized Share Increase Proposal, whether or not a quorum would be present or (ii) it will not have sufficient shares of Werewolf Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Werewolf Stockholder Meeting, Werewolf may postpone or adjourn, or make one or more successive postponements or adjournments of, the Werewolf Stockholder Meeting as long as the date of the Werewolf Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) days in connection with any postponements or adjournments.

(c)  Werewolf agrees that, subject in all respects to Section 6.3(d), (i) the Werewolf Board shall recommend that the holders of Werewolf Common Stock approve the Werewolf Stockholder Matters, the Werewolf Authorized Share Increase Proposal and the Equity Plan Proposals and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.3(b), and that the Werewolf Proxy Statement filed in accordance with Section 6.3(a) shall include a statement to the effect that the Werewolf Board recommends that Werewolf’s stockholders vote to approve the Werewolf Stockholder Matters, the Werewolf Authorized Share Increase Proposal and the Equity Plan Proposals (the recommendation of the Werewolf Board being referred to as the “Werewolf Board Recommendation”) and (ii) (1) the Werewolf Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Werewolf Board shall not publicly propose to withhold, amend, withdraw or modify the Werewolf Board Recommendation) in a manner adverse to Ambros, (2) no resolution by the

Werewolf Board or any committee thereof to withdraw or modify the Werewolf Board Recommendation in a manner adverse to Ambros or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed, and (3) the Werewolf Board shall not publicly announce an intention or resolution to effect any of the foregoing (the actions set forth in the foregoing clauses (ii)(1), (2) and (3), collectively, a “Werewolf Board Adverse Recommendation Change”).

(d)  Notwithstanding anything to the contrary contained in Section 6.3(c), and subject to compliance with Section 5.4 and Section 6.3, at any time prior to the approval of the Werewolf Stockholder Matters by the Required Werewolf Stockholder Approval, (i) if Werewolf receives a bona fide, unsolicited, written Superior Offer or (ii) as a result of a material development or change in circumstances that (x) is material to Werewolf and its Subsidiaries (taken as a whole), (y) was not known to or reasonably foreseeable by the Werewolf Board as of the date of this Agreement and (y) affects the business, assets or operations of Werewolf (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof, (B) the fact, in and of itself, that Werewolf meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations), or (C) the value of any Legacy Assets covered under the CVR Agreement) (a “Werewolf Intervening Event”), the Werewolf Board may make a Werewolf Board Adverse Recommendation Change if, but only if (i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (1) the Werewolf Board determines in good faith, after consulting with outside legal counsel and after considering any proposals submitted by Ambros to match the terms and conditions thereof or enter into an alternative transaction and reasonably considering all relevant factors, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) Werewolf has, and has caused its financial advisors and outside legal counsel to, during the Werewolf Notice Period, negotiate with Ambros in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent Ambros desires to negotiate) and (3) the Werewolf Board shall have determined in good faith, based on the advice of its outside legal counsel, and after considering any proposals submitted by Ambros to alter the terms and conditions of this Agreement, that the failure to withhold, amend, withdraw or modify the Werewolf Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Ambros receives written notice from Werewolf confirming that the Werewolf Board has determined to change its recommendation at least four (4) Business Days in advance of the Werewolf Board Adverse Recommendation Change (the “Werewolf Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Werewolf Board Adverse Recommendation Change, and a summary of the material terms and conditions of the Acquisition Proposal and written copies of any proposed transaction agreements (including with respect to financing arrangements) with any party making a potential Superior Offer, (y) during any Werewolf Notice Period, Ambros shall be entitled to deliver to Werewolf one or more counterproposals to such Acquisition Proposal and Werewolf will, and cause its Representatives to, negotiate with Ambros in good faith (to the extent Ambros desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that Werewolf’s stockholders would receive as a result of such potential Superior Offer), Werewolf shall be required to provide Ambros with notice of such material amendment and the Werewolf Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Werewolf Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(d) and the Werewolf Board shall not make a Werewolf Board Adverse Recommendation Change prior to the end of such Werewolf Notice Period as so extended (it being understood that there may be multiple extensions) or (ii) in the case of a Werewolf Intervening Event, if and only if (1) the Werewolf Board determines in good faith, after consulting with outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with the Werewolf Board’s fiduciary duties under applicable Law, (2) Werewolf has delivered written notice to Ambros confirming that the Werewolf Board has determined to make a Werewolf Board Adverse Recommendation Change at least four (4) Business Days in advance of making such Werewolf Board Adverse Recommendation Change, which notice shall include a description in reasonable detail of the reasons for such Werewolf Board Adverse Recommendation Change and all information in the possession of Werewolf reasonably requested by Ambros with respect to the Werewolf Intervening Event, (3) Werewolf has, and has caused its financial advisors and outside legal counsel to, during the Werewolf Notice Period, negotiate with Ambros in good faith (to the extent Ambros desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the failure to withhold, amend, withdraw or modify such recommendation would no longer reasonably be expected to be inconsistent with the Werewolf Board’s fiduciary duties under applicable Law as a result of the Werewolf Intervening Event, and (4) following the Werewolf Notice Period, the Werewolf Board shall have determined in good faith, based on the advice of its outside legal counsel, and after considering any proposals submitted by Ambros to alter the terms and conditions thereof and all other applicable matters, that the failure to withhold, amend, withdraw or modify the Werewolf Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that in the event of any material change to the facts and circumstances relating to such Werewolf Intervening Event, Werewolf shall be required to provide Ambros with notice of such material change and the Werewolf Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Werewolf Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(d) and the Werewolf Board shall not make a Werewolf Board Adverse Recommendation Change prior to the end of such Werewolf Notice Period as so extended (it being understood that there may be multiple extensions).

(e)  Werewolf’s obligation to call, give notice of and hold the Werewolf Stockholder Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer, Acquisition Proposal or Acquisition Inquiry, or by any Werewolf Board Adverse Recommendation Change.

(f)  Nothing contained in this Agreement shall prohibit Werewolf or the Werewolf Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Werewolf or the Werewolf Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Werewolf is unable to take a position with respect to the bidder’s tender offer unless the Werewolf Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

6.4  Efforts; Regulatory Approvals; Transaction Litigation.

(a)  The Parties shall use commercially reasonable efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, and (iii) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Contemplated Transactions.

(b)  Without limiting the generality of the foregoing, Werewolf or Ambros, as applicable (hereinafter, the “Transaction Litigation Party”), shall give the other Party prompt (but not later than within two (2) Business Days) written notice of any “demand letter,” investigation by a Governmental Authority, or any Legal Proceeding initiated, or threatened in writing against the Transaction Litigation Party and/or its directors or officers relating to this Agreement or the Contemplated Transactions (the “Transaction Litigation”) (including by providing copies of all pleadings or correspondence with respect thereto) and keep the other Party reasonably informed with respect to the status thereof. The Transaction Litigation Party will (i) give the other Party the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, (ii) consult with the other Party with respect to the defense, settlement and prosecution of any Transaction Litigation, (iii) consider in good faith the other Party’s advice with respect to such Transaction Litigation and (iv) not settle or consent or agree to settle or compromise any Transaction Litigation without the other Party’s prior written consent and no such settlement shall (A) impose any liability or obligation on Ambros or Werewolf, (B) affect the consideration or timing of the Closing, or (C) include any admission of wrongdoing by Ambros or Werewolf, in each case without such Party’s prior written consent. Without otherwise limiting the rights of current or former directors and officers of the Transaction Litigation Party with regard to the right to counsel, current or former directors and officers of the Transaction Litigation Party with rights to indemnification as described in Section 6.6 shall be entitled to retain a single counsel, selected by such indemnified parties, to represent them in connection with the defense of any Transaction Litigation as it relates to such directors and officers.

6.5  Disclosures. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of Ambros and Werewolf may make any statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Ambros and Werewolf in compliance with this Section 6.5. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made with an Acquisition Proposal, Werewolf Board Adverse Recommendation Change with respect to Werewolf only pursuant to Section 6.3(d), an Ambros Board Adverse Recommendation Change with respect to Ambros only pursuant to Section 6.2(c), or a dispute regarding this Agreement.

6.6  Indemnification of Officers and Directors.

(a)  From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Werewolf and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Werewolf or Ambros, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Werewolf or of Ambros, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under Delaware Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from Werewolf or the Surviving Corporation upon receipt of a request therefor from such party; provided that any such person to whom expenses are advanced provides an undertaking to Werewolf, to the extent then required by Delaware Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. No other form of undertaking shall be required. All rights to indemnification, exculpation and advancement of expenses or other protection in respect of any claim asserted or made, and for which a D&O Indemnified Party delivers a written notice to Werewolf prior to the sixth (6th) anniversary of the Effective Time asserting a claim for such protections pursuant to this Section 6.6, shall continue until the final disposition of such claim.

(b)  The provisions of Werewolf’s Organizational Documents with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Werewolf that are presently set forth in Werewolf’s Organizational Documents shall not be amended, modified or repealed for a period of six (6) years from and after the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Werewolf, unless such modification is required by applicable Law. The Surviving Corporation’s Organizational Documents shall contain, and Werewolf shall cause the certificate of incorporation of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in Ambros’ Organizational Documents.

(c)  From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of Ambros to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Ambros’ Organizational Documents and pursuant to any indemnification agreements between Ambros and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Werewolf shall fulfill and honor in all respects the obligations of Werewolf to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Werewolf’s Organizational Documents and pursuant to any indemnification agreements between Werewolf and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)  From and after the Effective Time, Werewolf shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Werewolf. In addition, Werewolf shall purchase, prior to the Effective Time, a six (6)-year prepaid “D&O tail policy” for the non-cancellable extension of directors’ and officers’ liability coverage of Werewolf’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Werewolf’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Werewolf by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions).

(e)  From and after the Effective Time, Werewolf shall pay all expenses, including reasonable and documented attorneys’ fees, that are incurred by the persons referred to in this Section 6.6 in connection with their enforcement of the rights provided to such persons in this Section 6.6.

(f)  The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Werewolf and Ambros by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g)  In the event Werewolf, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Werewolf or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.6. Werewolf shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.6.

(h)  All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to,

at or after the Closing, now existing in favor of the current or former directors, officers or employees, as the case may be, of Werewolf, Ambros or any of their respective Subsidiaries as provided in their respective Organizational Documents or in any agreement shall survive the Merger and shall continue in full force and effect.

(i)  The obligations set forth in this Section 6.6 shall not be terminated, amended or otherwise modified in any manner that adversely affects any D&O Indemnified Party, or any person who is a beneficiary under the policies referred to in this Section 6.6 and their heirs and representatives, without the prior written consent of such affected D&O Indemnified Party or such other beneficiary.

6.7  Tax Matters.

(a)  All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne and paid fifty percent (50%) by Werewolf and fifty percent (50%) by Ambros. The Person required by applicable law shall timely file any Tax Return or other document with respect to such Transfer Taxes.

(b)  At the Closing, Ambros shall deliver to Werewolf a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Werewolf; provided, however, that Werewolf’s only remedy for Ambros’ failure to provide such form or certificate will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code, and Ambros’ failure to provide any such form or certificate will not be deemed to be a failure of the conditions set forth in Section 6.7 to have been met.

(c)  The Parties intend that, for United States federal income tax purposes, the Merger will qualify for the Intended Tax Treatment and the Parties agree not to take any action or tax reporting position (including during the course of any audit, litigation or other proceedings with respect to Taxes) inconsistent with the Intended Tax Treatment. The Merger shall be reported by the Parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties shall (and shall cause their respective Affiliates to) use their respective reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, and shall not take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. The Parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as qualifying for the Intended Tax Treatment, including in the event the SEC requests or requires an opinion with respect to any discussion in a registration statement of the United States federal income Tax consequences of the Merger. If such an opinion is requested or required by the SEC, the Parties agree to use their reasonable best efforts to cause their respective tax advisors to provide any such opinion, as reasonably determined by such Parties, subject to customary assumptions and limitations. Each Party shall execute and deliver customary tax representation letters to the applicable tax advisors in form and substance reasonably satisfactory to such advisors upon which such advisors shall be entitled to rely in rendering such tax opinion. Each of the Parties agrees to promptly notify the other Party of any challenge to the Intended Tax Treatment by any Governmental Authority.

(d)  Ambros or Werewolf, as applicable, shall promptly notify the other Party in writing if, before the Closing Date, it determines that it is not reasonable for the Merger to qualify for the Intended Tax Treatment. Following such notice, Ambros or Werewolf may propose amendments to the terms of this Agreement that Ambros or Werewolf believes could reasonably facilitate such qualification without adversely affecting the rights and commercial position of Ambros, Werewolf, and their respective stockholders. In that case, Werewolf shall consider in good faith the proposed amendments and, if it determines in good faith that they would not result in unreasonable delay to Closing and would not adversely affect the rights or commercial position of Ambros, Werewolf, and their respective stockholders, the Parties shall use reasonable best efforts to effect any such amendments.

6.8  Listing and Listing Application(a) . From the date hereof until the Effective Time, Werewolf shall maintain its listing on Nasdaq, and Ambros will cooperate with Werewolf as reasonably requested by Werewolf with respect to the maintenance of such listing and promptly furnish to Werewolf all information concerning itself, its members and its stockholders that may be required or reasonably requested by Werewolf in connection with the maintenance of such listing. After the execution of this Agreement and as promptly as reasonably practicable in accordance with applicable Law, the Parties shall prepare and Ambros shall file with Nasdaq a listing application (the “Nasdaq Listing Application”) for the listing on Nasdaq of (i) shares of Werewolf Common Stock deliverable in connection with the Merger and the Concurrent PIPE Financing and (ii) the shares of Werewolf Common Stock issuable upon exercise of the Pre-Funded Warrants , and the Parties shall cause the listing of shares of Werewolf Common Stock deliverable in connection with the Merger and the Concurrent PIPE Financing and shares of Werewolf Common Stock issuable upon exercise of the Pre-Funded Warrants to be authorized for listing on Nasdaq prior to the Effective Time, subject to official notice of issuance. Each Party and its Subsidiaries shall prepare and furnish all information (including any required financial statements) concerning itself as may reasonably be requested in connection with such actions and the preparation of the Nasdaq Listing Application, provided that no Party shall use any such information for any other purpose without the prior written consent of the providing Party (which consent shall not be unreasonably withheld, conditioned or delayed) or if doing so would violate or cause a violation of applicable Law or other applicable securities Laws. Werewolf authorizes Ambros to utilize in the Nasdaq Listing Application and in all such filed materials the information concerning Werewolf and its Subsidiaries furnished by Werewolf. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its Representatives. Any Party not filing the Nasdaq Listing Application will cooperate with Ambros as reasonably requested by Ambros with respect to the Nasdaq Listing Application and promptly furnish to Ambros all information concerning itself, its members and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.8.

6.9  Legends. Werewolf shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Werewolf Common Stock (or shares of

Werewolf Common Stock issuable upon exercise of any Merger Pre-Funded Warrants) to be received in the Merger by equity holders of Ambros who may be considered “affiliates” of Werewolf for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Werewolf Common Stock.

6.10 Officers and Directors.

(a)  Directors and Officers of Werewolf.

(i)  Werewolf shall cause, effective as of the Effective Time, the Werewolf Board to consist of the individuals set forth on Section 6.10(a)(i) of the Ambros Disclosure Schedule or as otherwise selected by the Ambros Board.

(ii)  Werewolf shall cause the directors and officers of Werewolf prior to the Effective Time to sign written resignations in forms reasonably satisfactory to Ambros, dated on or before the Closing Date and effective as of the Effective Time.

(iii)  The Werewolf Board shall take all necessary action to appoint the officers of Ambros to become the equivalent officers of Werewolf upon the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(b)  Directors and Officers of the Surviving Corporation.

(i)  The Parties shall take all actions necessary (A) so that from and after the Effective Time, the Surviving Corporation’s board of directors shall be constituted with those members as set forth on Section 6.10(b) of the Ambros Disclosure Schedule and (B) to secure the resignations of the existing members of the board of directors of the Surviving Corporation.

(ii)  The Parties shall take all actions necessary so that the officers of Ambros immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

6.11 Termination of Certain Agreements and Rights. Ambros shall cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between Ambros and any holders of Ambros Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director designation rights to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Ambros or the Surviving Corporation.

6.12 Section 16 Matters. Prior to the Effective Time, Werewolf shall take all such steps as may be required to cause any acquisitions of Werewolf Common Stock and Werewolf Options in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Werewolf, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.13 Allocation Certificate. Ambros shall prepare and deliver to Werewolf at least two (2) Business Days prior to the Closing Date a certificate signed by an executive officer of Ambros in a form reasonably acceptable to Werewolf setting forth (as of immediately prior to the Effective Time) (a) each holder of Ambros Capital Stock, (b) such holder’s name and address, (c) the number and type of Ambros Capital Stock held as of the Closing Date for each such holder and (d) the number of shares of Werewolf Common Stock (or Merger Pre-Funded Warrants in lieu thereof) to be issued to such holder pursuant to this Agreement in respect of the Ambros Capital Stock held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”). For the avoidance of doubt, the Allocation Certificate shall be prepared in good faith, in accordance with the Organizational Documents of Ambros and contracts applicable to Ambros Capital Stock and Ambros Options, and shall show each holder’s percentage ownership interest in Ambros on a fully diluted basis.

6.14 Obligations of Merger Sub. Werewolf will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.15 Takeover Statutes. If any takeover statute is or may become applicable to the Contemplated Transactions, each of Ambros, the Ambros Board, Werewolf and the Werewolf Board, as applicable, shall grant such approvals and take such actions as are necessary, to the extent permitted by Law, so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

6.16 Werewolf Equity Plans. Prior to or as of the Effective Time, the Werewolf Board shall approve, adopt and submit for approval by the stockholders of Werewolf, and recommend and use commercially reasonable efforts to cause the stockholders of Werewolf to approve (a) the 2026 Werewolf Equity Incentive Plan in a form to be mutually agreed by Werewolf and Ambros, which will provide for new awards for a number of shares of Werewolf Common Stock not exceeding a certain percentage of the Werewolf Common Stock issued and expected to be outstanding immediately after the Effective Time, as Ambros shall determine prior to the date on which the Registration Statement is declared effective in consultation with its independent compensation consultant (for avoidance of doubt, such number of shares shall be in addition to the number of shares of Werewolf Common Stock subject to outstanding Werewolf Options or subject to Ambros Options assumed by Werewolf as contemplated by Section 2.4(g)), and which may include an annual increase pursuant to an “evergreen” provision to provide for optional annual increases of up to a certain percentage of the total number of fully diluted shares of capital stock of Werewolf as of the day prior to such increase, which percentages Ambros shall determine prior to the date on which the Registration Statement is declared effective in consultation with its independent compensation consultant; and (b) the 2026 Werewolf ESPP, in a form to be mutually agreed by Werewolf and Ambros with a total pool of shares of Werewolf Common Stock not exceeding a certain percentage of the Werewolf Common Stock issued and expected to be outstanding immediately after the Effective Time, and may include an annual increase pursuant to an “evergreen” provision providing for an annual increase of up to a certain percentage of the total number of fully diluted shares of capital stock of Werewolf outstanding as of the day prior to such increase, which percentages Ambros shall determine prior to the date on which the Registration Statement is declared effective in consultation with its independent compensation consultant ((a)

and (b), collectively, the “Equity Plan Proposals”). Subject to the approval of the 2026 Werewolf Equity Incentive Plan by the stockholders of Werewolf, Werewolf shall file with the SEC, promptly after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Werewolf, relating to the shares of Werewolf Common Stock issuable with respect to the 2026 Werewolf Equity Incentive Plan. All fees and expenses incurred in connection with such Form S-8 filing shall be borne by Ambros or the combined company after the Effective Time and shall not constitute Transaction Expenses or otherwise reduce Werewolf Net Cash.

6.17 Werewolf Employee Plans. Unless otherwise requested by Ambros in writing at least fifteen (15) Business Days prior to the Closing Date and without limiting Section 5.6, the Werewolf Board shall take (or cause to be taken) all actions to adopt resolutions providing for the termination, effective no later than the day prior to the Closing Date, of each Werewolf Employee Plan exclusive of those identified on Section 6.17 of the Werewolf Disclosure Schedule. If Werewolf is required to terminate a Werewolf Employee Plan, then Werewolf shall provide to Ambros prior to the Closing Date written evidence of the adoption by the Werewolf Board of resolutions authorizing the termination of such Werewolf Employee Plans (the form and substance of which shall be subject to the reasonable prior review and approval of Ambros).

6.18 Payoff Letters. Werewolf shall obtain and deliver to Ambros, at least three (3) Business Days prior to the Closing, (a) customary payoff letters with respect to any outstanding indebtedness of Werewolf or its Subsidiaries (the “Payoff Indebtedness”) and (b) if applicable, other customary documents relating to the release in full of guarantees and liens under the Payoff Indebtedness (if any) and any related security documents. For the avoidance of doubt, any payoff amounts with respect to the Payoff Indebtedness (if any) shall be payable on the Closing Date.

6.19 Reservation of Werewolf Common Stock; Issuance of Shares of Werewolf Common Stock. For as long as any Merger Pre-Funded Warrant remains outstanding, Werewolf shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Werewolf Common Stock or shares of Werewolf Common Stock held in treasury by Werewolf, for the purpose of effecting the exercise of the Merger Pre-Funded Warrants, the full number of shares of Werewolf Common Stock then issuable upon the exercise of all Merger Pre-Funded Warrants then outstanding. All shares of Werewolf Common Stock delivered upon exercise of the Merger Pre-Funded Warrants shall be newly issued shares or shares held in treasury by Werewolf, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Encumbrance, other than restrictions on transfer under applicable state and federal securities Laws and Encumbrances imposed by the Investor.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1  Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

(a)  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

(b)  Werewolf shall have obtained the Required Werewolf Stockholder Approval and approval of the Werewolf Stockholder Matters, and Ambros shall have obtained the Required Ambros Stockholder Approval, and each such approval shall remain in full force and effect as of the Closing Date, without amendment, rescission, or modification.

(c)  (i) The existing shares of Werewolf Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date and (ii) the shares of Werewolf Common Stock (x) to be issued in the Merger pursuant to this Agreement (and shares of Werewolf Common Stock issuable upon exercise of any Merger Pre-Funded Warrants) and (y) to be issued in the Concurrent PIPE Financing pursuant to the Securities Purchase Agreement (and shares of Werewolf Common Stock underlying issuable upon exercise of any PIPE Pre-Funded Warrants) shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

(d)  The Securities Purchase Agreement shall be in full force and effect and not subject to any termination, rescission or material adverse modification, and all conditions to the funding thereunder shall have been satisfied or waived (other than those to be satisfied at Closing) and cash proceeds of not less than $100 million (less applicable expenses) shall have been received by Werewolf, or will be received by Werewolf prior to or substantially simultaneously with the Closing, in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement.

(e)  The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding seeking a stop order with respect to such Registration Statement that has not been withdrawn.

(f)  The Werewolf Charter Amendment shall have been duly filed with the Secretary of State of the State of Delaware.

7.2  Conditions Precedent to Obligations of Ambros. The obligations of Ambros to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by Ambros, at or prior to the Closing, of each of the following conditions:

(a)  Each of the Werewolf Fundamental Representations shall be true, complete and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Werewolf Capitalization Representations shall be true, complete and correct on and as of immediately prior to the Effective Time with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Werewolf contained in this Agreement (other than the Werewolf Fundamental Representations and the Werewolf Capitalization Representations) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) except in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Werewolf Material Adverse Effect (without giving effect to any references therein to any Werewolf Material Adverse Effect or other materiality qualifications) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Werewolf Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b)  Each of Werewolf and Merger Sub shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)  A Werewolf Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing.

(d)  Final Werewolf Net Cash determined in accordance with Section 2.8 shall be greater than or equal to $0.

(e)  Ambros shall have received the following documents, each of which shall be in full force and effect:

(i)  a certificate dated the Closing Date and signed by the chief executive officer or chief financial officer of Werewolf, certifying to the effect that the conditions set forth in Sections 7.2(a), 7.2(b), and 7.2(c) have been satisfied;

(ii)  the Werewolf Closing Financial Certificate, a draft of which shall have been provided at least fifteen (15) Business Days prior to the Closing, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by Ambros to verify and determine the information contained therein;

(iii)  a written resignation, in a form reasonably satisfactory to Ambros, dated as of the Closing Date and effective as of the Effective Time, executed by each of the directors of Werewolf who are not to continue as directors of Werewolf after the Effective Time pursuant to Section 6.10(a)(ii) hereof;

(iv)  the deliverable set forth on Section 7.2(e)(iv) of the Werewolf Disclosure Schedule; and

(v)  the executed CVR Agreement.

7.3  Conditions Precedent to Obligations of Werewolf and Merger Sub. The obligations of Werewolf and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by Werewolf and Merger Sub, at or prior to the Closing, of each of the following conditions:

(a)  Each of the Ambros Fundamental Representations shall be true, complete and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Ambros Capitalization Representations shall be true and correct on and as of immediately prior to the Effective Time with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Ambros contained in this Agreement (other than the Ambros Fundamental Representations and the Ambros Capitalization Representations) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have an Ambros Material Adverse Effect (without giving effect to any references therein to any Ambros Material Adverse Effect or other materiality qualifications) or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Ambros Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b)  Ambros shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)  An Ambros Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing.

(d)  Ambros shall have delivered to Werewolf a certificate (the “Ambros Closing Certificate”), dated the Closing Date and signed by an executive officer of Ambros, certifying to the effect that (i) the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c) have been satisfied and (ii) the information set forth in the Allocation Certificate delivered by Ambros in accordance with Section 6.13 is true and accurate in all respects as of the Closing Date.

(e)  The Ambros Lock-Up Agreements shall be in full force and effect as of immediately following the Effective Time.

7.4  Frustration of Closing Conditions. Werewolf and Merger Sub may not rely on the failure of any conditions set forth in Sections 7.1 or 7.3 to be satisfied if the primary cause of such failure was the failure of Werewolf or Merger Sub to perform any of its obligations under this Agreement. Ambros may not rely on the failure of any conditions set forth in Sections 7.1 or 7.2 to be satisfied if a primary cause of such failure was the failure of Ambros to perform any of its obligations under this Agreement.

ARTICLE VIII

TERMINATION

8.1  Termination. This Agreement may be terminated, and the Merger and the Contemplated Transactions may be abandoned at any time prior to the Closing Date, whether before or (subject to the terms hereof) after approval of the Werewolf Stockholder Matters by Werewolf’s stockholders, unless otherwise specified below:

(a)  by mutual written consent of Werewolf and Ambros;

(b)  by either Werewolf or Ambros if the Merger shall not have been consummated by 5:00 p.m. Eastern Time on January 29, 2027 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Werewolf or Ambros if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement (other than a breach by Werewolf of its obligations to maintain its Nasdaq listing under Section 6.8 notwithstanding Werewolf’s reasonable best efforts to comply with such obligations);

(c)  by either Werewolf or Ambros if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to Werewolf or Ambros if such Party’s action or failure to act has been a principal cause of any such Governmental Authority issuing any such Order or taking any such other action;

(d)  by Werewolf if the Required Ambros Stockholder Approval shall not have been obtained in accordance with the timeline set forth in Section 6.2(b); provided, however, that once the Required Ambros Stockholder Approval has been obtained, Werewolf may not terminate this Agreement pursuant to this Section 8.1(d); provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Werewolf where the failure to obtain the Required Ambros Stockholder Approval shall have been caused by the action or failure to act of Werewolf and such action or failure to act constitutes a material breach by Werewolf of this Agreement;

(e)  by Ambros if (i) the Werewolf Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Werewolf’s stockholders shall have taken a final vote on the Werewolf Stockholder Matters, and (ii) the Werewolf Stockholder Matters shall not have been approved at the Werewolf Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Werewolf Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 8.1(e)

shall not be available to Ambros where the failure to obtain the Required Werewolf Stockholder Approval shall have been caused by the action or failure to act of Ambros and such action or failure to act constitutes a material breach by Ambros of this Agreement;

(f)  by Ambros (at any time prior to the approval of the Werewolf Stockholder Matters by the Required Werewolf Stockholder Approval) if a Werewolf Triggering Event shall have occurred;

(g)  by Werewolf (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Ambros Stockholder Approval) if an Ambros Triggering Event shall have occurred;

(h)  by Ambros, upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement by Werewolf or Merger Sub or if any representation or warranty of Werewolf shall have become inaccurate such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Ambros is not then in material breach of any representation, warranty, covenant or agreement under this Agreement, which breach by Ambros would cause any condition set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied; provided, further, that if such inaccuracy in Werewolf’s representations and warranties or breach by Werewolf or Merger Sub is curable by the Outside Date by Werewolf or Merger Sub, as applicable, then this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or inaccuracy until the earlier of (A) the Outside Date and (B) the expiration of a 30-day period commencing upon delivery of written notice from Ambros to Werewolf of such breach or inaccuracy and its intention to terminate pursuant to this Section 8.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or inaccuracy if such breach by Werewolf or Merger Sub is cured prior to such termination becoming effective);

(i)  by Werewolf, upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement by Ambros, or if any representation or warranty of Ambros shall have become inaccurate, in either case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that neither Werewolf nor Merger Sub is then in material breach of any representation, warranty, covenant or agreement under this Agreement, which breach by Werewolf would cause any condition set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied; provided, further, that if such inaccuracy in Ambros’s representations and warranties or breach by Ambros is curable by the Outside Date by Ambros, then this Agreement shall not terminate pursuant to this Section 8.1(i) as a result of such particular breach or inaccuracy until the earlier of (A) the Outside Date and (B) the expiration of a 30-day period commencing upon delivery of written notice from Werewolf to Ambros of such breach or inaccuracy and its intention to terminate pursuant to this Section 8.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 8.1(i) as a result of such particular breach or inaccuracy if such breach by Ambros is cured prior to such termination becoming effective);

(j)  by Werewolf or Ambros if the Registration Statement shall not have been filed with the SEC by Werewolf by the date that is forty (40) days following the date hereof; provided, however, that the right to terminate this Agreement under this Section 8.1(j) shall not be available to either Party where the failure of the Registration Statement to have been filed with the SEC by such date shall have been caused by the action or failure to act of such Party and such action or failure to act constitutes a material breach by such Party of Section 6.1(a); and provided, further, that no Party shall terminate this Agreement pursuant to this Section 8.1(j) after the date on which the Registration Statement shall have been filed with the SEC in accordance with the terms and conditions of this Agreement;

(k)  by Ambros (at any time prior to obtaining the Required Ambros Stockholder Approval) and following compliance with all of the requirements set forth in the proviso to this Section 8.1(k), concurrently with Ambros entering into a definitive agreement for a Superior Offer (a “Permitted Alternative Agreement”) and after having paid or caused to be paid to Werewolf the Ambros Termination Fee pursuant to Section 8.3(b) (if Werewolf has provided written payment instructions therefor, and if not such amount shall have been paid as promptly as practicable thereafter); provided, however, that Ambros shall have complied with its obligations under Section 5.4 and Section 6.2 (including with respect to delivery of all required written notices); or

(l)  by Ambros, (i) if the approval of the listing of shares of Werewolf Common Stock (and shares of Werewolf Common Stock issuable upon exercise of the Pre-Funded Warrants) on Nasdaq shall (a) have been denied by Nasdaq or (b) not have been obtained and the Ambros Board has determined, in good faith and after consultation with its outside counsel, that such approval is not reasonably likely to be obtained or (ii) if Werewolf Common Stock ceases to be listed on Nasdaq; provided, however, that the right to terminate this Agreement under this Section 8.1(l) shall not be available to Ambros if Ambros’ action or failure to act has been a principal cause of the failure of such approval being obtained and such action or failure to act constitutes a material breach of this Agreement.

The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

8.2  Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2, Section 8.3, and Article IX shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 8.3 shall not relieve any Party of any liability for Fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3  Expenses; Termination Fees.

(a)  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, however, that Werewolf and Ambros shall share equally all fees and expenses incurred in relation to the printing and filing with the SEC of any filings with the SEC, including without limitation the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto, and paid to a financial printer or the SEC with respect to filing and registration fees.

(b)  If this Agreement is terminated (i) by Werewolf due to an Ambros Board Adverse Recommendation Change pursuant to Section 8.1(g) or (ii) by Ambros pursuant to Section 8.1(k), then Ambros shall pay or cause to be paid to Werewolf a non-refundable fee in an amount equal to $20,000,000, which shall be paid, with respect to clause (i) of this sentence, within two (2) Business Days of delivering notice of termination in accordance therewith, and with respect to clause (ii) of this sentence, concurrently with the termination of this Agreement (the “Ambros Termination Fee”) by wire transfer of immediately available funds to an account designated by Werewolf. If (A) this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(i), (B) an Acquisition Proposal with respect to Ambros shall have been publicly announced, disclosed or otherwise communicated to Ambros or the Ambros Board at any time after the date of this Agreement but prior to the termination of this Agreement (which shall not have been withdrawn) and (C) within twelve (12) months after the date of such termination, Ambros enters into a definitive agreement with respect to, or consummates, an Acquisition Transaction, then Ambros shall pay the Ambros Termination Fee upon the earlier of entering into such definitive agreement or the consummation of such Acquisition Transaction. The Ambros Termination Fee is non-refundable and shall not be credited against any other payment.

(c)  If this Agreement is terminated by Ambros pursuant to Section 8.1(f) , then Werewolf shall , within two (2) Business Days of delivering notice of termination in accordance therewith, pay Ambros the Werewolf Termination Fee. If (A) this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(e) or Section 8.1(h), (B) an Acquisition Proposal with respect to Werewolf shall have been publicly announced, disclosed or otherwise communicated to Werewolf or the Werewolf Board at any time after the date of this Agreement but prior to the termination of this Agreement (which shall not have been withdrawn) and (C) within twelve (12) months after the date of such termination, Werewolf enters into a definitive agreement with respect to, or consummates, an Acquisition Transaction, then Werewolf shall pay Ambros the Werewolf Termination Fee upon the earlier of entering into such definitive agreement or the consummation of such Acquisition Transaction. As used herein, the “Werewolf Termination Fee” means a non-refundable fee in an amount equal to $1,900,000 (together with the Ambros Termination Fee, the “Termination Fees”), payable by wire transfer of immediately available funds to an account designated by Ambros. The Werewolf Termination Fee is non-refundable and shall not be credited against any other payment.

(d)  If this Agreement is terminated by either Party pursuant to Section 8.1(j) under the circumstances described in Section 8.3(d) of the Ambros Disclosure Schedule, then Ambros shall reimburse Werewolf for up to $2,000,000 of reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees and disbursements of counsel) incurred in connection with the Contemplated Transactions by Werewolf during the period from and after the date hereof until such termination, which payment therefor shall be made by Ambros within ten (10) Business Days following the receipt of written notice of request therefor from Werewolf (attaching the documentation of such costs and expenses) following such termination in accordance therewith.

(e)  If either Party fails to pay when due the Termination Fee owed by it under this Section 8.3, then (i) such Party shall further reimburse the other Party for any additional reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by such Party of its rights under this Section 8.3 and (ii) the defaulting Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the United States “prime rate” as published in the Wall Street Journal or any successor thereto in effect on the date such overdue amount was originally required to be paid.

(f)  The Parties agree that, subject to Section 8.2, the payment of the Termination Fee set forth in this Section 8.3 shall be the sole and exclusive remedy of a Party following a termination of this Agreement by the other Party, it being understood that in no event shall the Party required to pay the individual fees or damages payable pursuant to this Section 8.3 be required to pay on more than one occasion. Subject to Section 8.2, following the termination of this Agreement under the circumstances described in this Section 8.3 and the payment of the fees set forth in this Section 8.3, (i) each Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the terminating Party or obtain any recovery, judgment or damages of any kind against the terminating Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of the terminating Party) in connection with or arising out of this Agreement or the termination thereof or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against the terminating Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 8.3(f) shall limit the rights of any Party under Section 9.10.

(g)  Each of the Parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the Contemplated Transactions, (ii) the Ambros Termination Fee represents a good faith, fair estimate of the damages that Werewolf and its Affiliates would suffer upon termination of the Agreement, (iii) the Werewolf Termination Fee represents a good faith, fair estimate of the damages that Ambros and its Affiliates would suffer upon termination of the Agreement, (iv) without these agreements, the Parties would not enter into this Agreement and (v) any amount payable pursuant to this Section 8.3 is not a penalty, but rather is liquidated damages which shall not require Werewolf or Ambros or any other Person to prove actual damages.

ARTICLE IX

GENERAL PROVISIONS

9.1  Non-Survival of Representations and Warranties. The representations and warranties and those covenants that by their terms terminate at the Effective Time of Ambros, Merger Sub and Werewolf contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

9.2  Amendment. This Agreement may be amended with the approval of the respective Ambros Board, the Werewolf Board, and the board of directors of Merger Sub at any time (whether before or after obtaining the Required Ambros Stockholder Approval and the Required Werewolf Stockholder Approval); provided, however, that after any such approval of this Agreement by a Party’s stockholders or members (including the Required Ambros Stockholder Approval and the Required Werewolf Stockholder Approval), no amendment shall be made which by Law requires further approval of such stockholders or members without the further approval of such stockholders or members. Prior to the Closing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of Ambros, Merger Sub and Werewolf.

9.3  Waiver.

(a)  Any provision hereof applicable to a Party may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)  No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4  Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5  Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 9.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

9.6  Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

9.7  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Werewolf or Merger Sub:

Werewolf Therapeutics, Inc.

303 Wyman Street, Suite 300

Waltham, MA 02451

Attention: Legal Department

Email: [***]

with a copy to (which shall not constitute notice):

Sidley Austin LLP

60 State Street

Boston, MA 02109

Attention: [***]

Email: [***]

if to Ambros:

Ambros Therapeutics, Inc.

18575 Jamboree Road, Suite 275-S

Irvine, California 92612

Attention: Legal Department

Email: [***]

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, NY 10001

Attention: [***]

Email: [***]

9.8  Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.9  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. For avoidance of doubt, the right to specific performance hereunder shall include the right of (i) a Party to cause the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement and (ii) Ambros to enforce Werewolf’s obligations under Section 6.3(e) notwithstanding the occurrence of a Werewolf Board Adverse Recommendation Change.

9.11 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

AMBROS THERAPEUTICS, INC.

By:	/s/ Joseph P. Hagan
Name: Joseph P. Hagan
Title: Chief Executive Officer

WEREWOLF THERAPEUTICS, INC.

By:	/s/ Daniel J. Hicklin
Name: Daniel J. Hicklin
Title: President and Chief Executive Officer

WAVE ATLANTIS MERGER SUB, INC.

By:	/s/ Daniel J. Hicklin
Name: Daniel J. Hicklin
Title: President

Exhibit A

Form of Werewolf Stockholder Support Agreement

Exhibit B

Form of Ambros Stockholder Support Agreement

Exhibit C

Form of Ambros Lock-Up Agreement

Exhibit D

Form of Ambros Stockholder Written Consent

Exhibit E

Form of Securities Purchase Agreement

Exhibit F

Form of CVR Agreement

Exhibit G

Form of Merger Pre-Funded Warrant

Schedule 1

Werewolf Supporting Stockholders

Schedule 2

Ambros Supporting Stockholders

Schedule 3

Legacy Assets